UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUIPP, INC.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

1,477,746 shares of common stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon 1,477,746 shares of common stock, including restricted shares, multiplied by $5.65 per share, which is the maximum consideration per share payable in the transaction. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003930 by the product of the amounts in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$8,349,265

5)	Total fee paid:

$329

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April __, 2008
To Our Shareholders:
     You are cordially invited to attend the special meeting of the shareholders of Quipp, Inc., a Florida corporation (“Quipp”), which will be held at our corporate headquarters at 4800 N.W. 157th Street, Miami, Florida 33014, on                     ,                      ___, 2008, at 9:00 a.m., local time.
     On March 26, 2008, we entered into a merger agreement providing for the acquisition of Quipp by Illinois Tool Works Inc., a Delaware corporation (“ITW”). If the acquisition is completed, you will be entitled to receive $4.30 to $5.65 in cash, without interest, for each share of Quipp common stock you own. The actual amount per share that you will receive will depend on the amount of Quipp’s cash and cash equivalents and specified indebtedness prior to consummation of the transaction. The Company will not proceed with the merger if the actual amount per share would be less than $4.30 per share. At the special meeting, you will be asked to approve the merger agreement and approve the merger of a wholly-owned subsidiary of ITW with and into Quipp. As a result of the merger, Quipp will become a wholly-owned subsidiary of ITW.
     Our Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, and has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the holders of Quipp common stock. Our Board of Directors unanimously recommends that Quipp’s shareholders vote “FOR” the approval of the merger agreement and approval of the merger.
     The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger.
     Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote. If you fail to vote on the approval of the merger agreement and the merger, the effect will be the same as a vote against the approval of the merger agreement and the merger.
     Please do not send your Quipp common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.
     Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we urge you to vote by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of the proxy cards.
     If you are a shareholder of record of Quipp, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
     We look forward to seeing you at the special meeting.

Sincerely,

Michael S. Kady
President, Chief Executive Officer and Secretary

                     __, 2008

QUIPP, INC.
4800 N.W. 157th Street
Miami, Florida 33014
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                      ___, 2008
     A special meeting of the shareholders of Quipp, Inc., a Florida corporation (“Quipp”), will be held at our corporate headquarters at 4800 N.W. 157th Street, Miami, Florida 33014, on                     ,                      ___, 2008, at 9:00 a.m, local time, for the following purposes:
1.	To consider and vote upon a proposal to approve: (a) the Agreement and Plan of Merger (the “merger agreement”), dated as of March 26, 2008, among Quipp, Illinois Tool Works Inc. (“ITW”) and Headliner Acquisition Corporation, a wholly-owned subsidiary of ITW (“MergerCo”), and (b) the merger of MergerCo with and into Quipp, with Quipp continuing as the surviving corporation, as a result of which, among other things, each share of common stock of Quipp outstanding immediately prior to the effective time of the merger (other than shares held by shareholders, if any, who validly perfect their rights of appraisal under Florida law) will be converted into the right to receive $4.30 to $5.65 in cash, without interest, with the actual amount per share to be determined pursuant to the terms of the merger agreement. Quipp will not proceed with the merger if the actual amount per share would be less than $4.30.

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger referred to in Item 1.

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     Our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger and the merger agreement and “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger.
     Your vote is important regardless of the number of shares of stock that you own. The approval of the merger agreement and the merger require the affirmative vote of the holders of a majority of the outstanding shares of Quipp common stock that are entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.
     Only holders of record of shares of Quipp common stock at the close of business on April 23, 2008, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting. All shareholders of record are cordially invited to attend the special meeting in person.
     We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid (if mailed in the United States) envelope provided so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote against the approval of the merger agreement and the approval of the merger.
     Shareholders who do not vote in favor of the approval of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares of Quipp common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Florida law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Michael S. Kady
President, Chief Executive Officer and Secretary

                     __, 2008

-i-

(continued)

-ii-

SUMMARY
     The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement and its appendices, including the “Cautionary Statement Regarding Forward Looking Statements.” Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where Shareholders Can Find More Information.”
     In this proxy statement, the terms “we,” “us,” “our,” “Quipp” and the “Company” refer to Quipp, Inc. and, where appropriate, its subsidiary, Quipp Systems, Inc. We sometimes refer to Quipp Systems, Inc. as “Quipp Systems.” We refer to Illinois Tool Works Inc. as “ITW”; Headliner Acquisition Corporation as “MergerCo”; Morgan, Lewis & Bockius LLP as “Morgan Lewis” and Ladenburg Thalmann & Co. Inc. as “Ladenburg.” We refer to the United States as “U.S.”
•	The Proposed Transaction (Page )
     The proposed transaction is the acquisition of Quipp by ITW under the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of March 26, 2008, among Quipp, ITW and MergerCo. We refer to the Agreement and Plan of Merger in this proxy statement as the “merger agreement.” A copy of the merger agreement (exclusive of disclosure schedules and exhibits) is attached as Appendix A to this proxy statement. The acquisition will be effected by the merger of MergerCo, a wholly-owned subsidiary of ITW, with and into Quipp, with Quipp being the surviving corporation as a wholly-owned subsidiary of ITW. We refer to the proposed merger of MergerCo into Quipp as the “merger.” At the effective time of the merger, each issued and outstanding share of our common stock, other than shares held by shareholders, if any, who validly perfect their rights of appraisal under the Florida Business Corporation Act, will be converted into the right to receive $4.30 to $5.65 in cash, without interest; the actual amount per share, which we refer to in this proxy statement as the “merger consideration,” will be determined in accordance with the terms of the merger agreement. The total merger consideration that is expected to be paid in the merger is approximately $6,350,000 to $8,350,000; the actual total merger consideration will be determined in accordance with the terms of the merger agreement. Quipp will not proceed with the merger if the actual amount per share would be less than $4.30.
     The parties currently expect to complete the merger in the spring or early summer of 2008, subject to satisfaction of the conditions described under “Terms of the Merger Agreement — Conditions to the Completion of the Merger” beginning on page      .
•	The Special Meeting (Page )
     Date, Time, Place and Purpose (Page      ). The special meeting will be held on                     ,                           , 2008, at 9:00 a.m, local time, at our corporate headquarters at 4800 N.W. 157th Street, Miami, Florida 33014. At the special meeting, you will be asked to consider and vote upon proposals to:
     (i) approve the merger agreement and the merger;
     (ii) adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and
     (iii) transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     Record Date and Voting (Page      ). Only shareholders who hold shares of our common stock at the close of business on April 23, 2008, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 1,477,746 shares of our common stock outstanding.
     Vote Required (Page      ). The approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

     Support Agreement (Page      ). As of April 23, 2008 the record date for the special meeting, our directors beneficially owned and are entitled to vote, in the aggregate, 171,434 shares of our common stock, exclusive of shares underlying stock options, representing approximately 12% of our outstanding shares. All outstanding stock options will be cancelled for no consideration if the merger occurs. On March 26, 2008, after we executed and delivered the merger agreement to ITW and MergerCo, an entity affiliated with one of our directors, together with each of our other directors, executed and delivered a support agreement to ITW and MergerCo under which the entity and the directors agreed to vote all of their shares of our common stock “FOR” the approval of the merger agreement and approval of the merger. See “Support Agreement” beginning on page      .
•	Treatment of Options and Restricted Stock (Page )
     There are currently outstanding options to purchase 45,000 shares of Quipp common stock, all of which have exercise prices above $5.65 per share. The holders of these options have agreed that these options be cancelled for no consideration at the effective time of the merger.
     The 5,000 shares of restricted stock outstanding will be converted into the right to receive the merger consideration.
•	Recommendation of Our Board of Directors (Page )
     Our Board of Directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the holders of Quipp common stock, and has adopted the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) recommends that our shareholders vote “FOR” approval of the merger agreement and the merger, and (iv) recommends that the holders of Quipp common stock vote “FOR” the approval of the meeting adjournment proposal, if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement and the merger at the time of the special meeting.
     For a discussion of the material factors considered by our Board of Directors in reaching their conclusions, see “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page      .
•	Opinion of Ladenburg (Page )
     In connection with the merger, our Board of Directors received a written opinion from Quipp’s financial advisor, Ladenburg, that as of March 26, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration provided for in the merger agreement was fair from a financial point of view to holders of shares of Quipp common stock. The written opinion of Ladenburg, dated March 26, 2008 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Ladenburg’s opinion was provided to our Board of Directors in its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.
     Other details of Quipp’s arrangement with Ladenburg are described under “The Merger — Opinion of Ladenburg” beginning on page      .
•	Interests of Our Executive Officers in the Merger (Page )
     In considering the recommendation of our Board of Directors, you should be aware that our executive officers have interests in the merger that are different from or in addition to your interests as a shareholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that our shareholders vote for approval of the merger agreement and the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.
•	Determination of Merger Consideration (Page )
     Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by persons, if any, who validly perfect their rights of appraisal under Florida law) will be converted into the right to receive $4.30 to $5.65 in cash, without interest (resulting in total expected payments of approximately $6,350,000 to $8,350,000). The merger consideration will be $5.65 per share if both:
•	our “Closing Cash,” which is our cash and cash equivalents on the third business day prior to the closing of the merger:
•	reduced by:
•	(i) any of our unpaid expenses relating to the merger agreement and (ii) any subsequent disbursements prior to the closing of the merger in excess of $50,000 in the aggregate, and
•	increased by:
•	the premium paid by Quipp to purchase six year “tail” insurance policies under the Company’s current officers and directors liability insurance policy and fiduciary liability insurance policy is at least $1,500,000; and

•	Company Indebtedness, as defined in the merger agreement, is no more than $150,000.
     The $5.65 per share amount is based on an aggregate purchase price of $8,350,000. To the extent that Closing Cash is less than $1,500,000, and/or to the extent that Company Indebtedness is more than $150,000, the aggregate purchase price will be reduced, provided that we will not proceed with the merger if the merger consideration would be less than $4.30 per share. Under the merger agreement, “Company Indebtedness” means all indebtedness of the Company and its subsidiary for borrowed money (excluding capital leases and excluding trade payables constituting current liabilities that either (i) are less than 60 days outstanding or (ii) have been disputed by the Company in good faith and the Company has advised ITW of such dispute prior to the time the trade payable has been outstanding for 60 days), together with all accrued interest thereon and applicable prepayment premiums, if any.
•	No Solicitation of Other Acquisition Proposals (Page )

In the merger agreement, we have agreed that we will not:
•	initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of any takeover proposal, as defined in the merger agreement, from any person or group;

•	participate or engage in any discussions or negotiations in connection with any takeover proposal or furnish or disclose any non-public information relating to the Company, or otherwise cooperate or assist any person in connection with a takeover proposal;

•	withdraw, modify or amend the recommendation of our Board of Directors that the shareholders approve the merger and the merger agreement

•	approve, endorse or recommend any takeover proposal or enter into any letter of intent or other agreement or arrangement relating to any takeover proposal; or

•	resolve, propose or agree to do any of the foregoing.
     Notwithstanding these restrictions, the merger agreement provides that if we receive an unsolicited takeover proposal from a third party before the shareholder vote that our Board of Directors determines is a superior proposal, as defined in the merger agreement, we may participate in discussions or negotiations regarding such third party’s takeover proposal and furnish non-public information relating to Quipp to the third party in connection with its takeover proposal, provided that we follow certain procedures set forth in the merger agreement, that we and such third party enter into a confidentiality agreement meeting certain requirements and that we provide advance notice to ITW in accordance with the merger agreement.
     If we receive a superior proposal, we may enter into an acquisition agreement with respect to the proposal, provided that our Board of Directors believes it is a superior proposal and follows certain procedures set forth in the merger agreement.
     See the definitions of “takeover proposal” and “superior proposal” on page      .

•	Conditions to the Completion of the Merger (Page )
     Our obligations and the obligations of ITW to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of, among others described in “Conditions to the Completion of the Merger” beginning on page      , the following conditions:
•	approval of the merger agreement and the merger by our shareholders;

•	absence of legal prohibitions on completion of the merger;

•	we shall have performed the obligations required to be performed by us at or prior to the effective time of the merger and, subject to certain exceptions, our representations and warranties shall be true and correct when made and as of the effective time of the merger, except where the failure to have performed the obligations or the failure of the representations and warranties to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a “material impact” on the Company, as defined in the merger agreement;

•	ITW shall have performed in all material respects the obligations required to be performed by it at or prior to the effective time of the merger and, subject to certain exceptions, ITW’s representations and warranties shall be true and correct when made and as of the effective time of the merger, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on ITW;

•	there shall not have occurred and be continuing as of the effective time any “Company material adverse effect,” as defined in the merger agreement, on the Company; and

•	absence of any action or proceeding by any governmental entity that seeks to prevent consummation of the merger.
•	How the Merger Agreement May Be Terminated (Page )
     Quipp and ITW may mutually agree to terminate the merger agreement at any time prior to the effective time upon the mutual written consent of the parties. Other circumstances under which the Company or ITW may terminate the merger agreement are described under “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page      . Under certain circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $225,000 to ITW.
•	U.S. Tax Considerations For Quipp’s Shareholders (Page )
     Generally, the merger will be taxable to our shareholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of Quipp common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.
•	Rights of Appraisal (Page )
     Under Florida law, if you take certain specific actions and refrain from taking other certain specific actions, you are entitled to appraisal rights in connection with the merger. You will have the right, under and in full compliance with Florida law, to have the fair value of your shares of Quipp common stock determined by the appropriate court of Dade County, Florida. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:
•	send a timely written demand to us at the address set forth on Page of this proxy statement for appraisal in compliance with Florida law, which demand must be delivered to us before the shareholder vote to approve the merger agreement and the merger set forth in this proxy statement; and

•	not vote, or cause or permit to be voted, any of your shares of our common stock in favor of the approval.
     Merely voting against the merger agreement will not protect your rights to an appraisal, which is subject to satisfying all of the steps required under Florida law. The Florida law requirements for exercising appraisal rights are described in further detail beginning on Page      . The relevant sections of Florida law regarding appraisal rights,

Sections 607.1301-607.1333 of the Florida Business Corporation Act, are attached as Appendix D to this proxy statement.
     If you vote to approve the merger agreement and the merger, you will waive your rights to seek appraisal of your shares of Quipp common stock under Florida law. This proxy statement constitutes our notice to our shareholders of the availability of appraisal rights in connection with the merger in compliance with the requirements Section 607.1320 of the Florida Business Corporation Act.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of Quipp common stock. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement, which you should read carefully. In addition, see “Where Shareholders Can Find Additional Information” beginning on page      .
Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Quipp by ITW pursuant to the merger agreement. Once the merger agreement has been approved by our shareholders and other closing conditions under the merger agreement have been satisfied or waived, MergerCo, a wholly-owned subsidiary of ITW, will merge with and into Quipp. Quipp will be the surviving corporation and become a wholly-owned subsidiary of ITW.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $4.30 to $5.65 in cash, without interest, less any required withholding taxes, for each share of Quipp common stock that you own. For example, if you own 100 shares of Quipp common stock, you will receive $430 to $565, in cash in exchange for your shares of Quipp common stock, less any required withholding taxes. You will receive $5.65 per share if both:
•	our “Closing Cash,” which is our cash and cash equivalents on the third business day prior to the closing of the merger:
•	reduced by:
•	(i) any of our unpaid expenses relating to the merger agreement and (ii) any subsequent disbursements prior to the closing of the merger in excess of $50,000 in the aggregate, and
•	increased by:
•	the premium paid by Quipp to purchase six year “tail” insurance policies under the Company’s current officers and directors liability insurance policy and fiduciary liability insurance policy is at least $1,500,000; and

•	Company Indebtedness, as defined in the merger agreement, is no more than $150,000.
     The $5.65 per share amount is based on an aggregate purchase price of $8,350,000. To the extent that Closing Cash is less than $1,500,000, and/or to the extent that Company Indebtedness is more than $150,000, the aggregate purchase price and the amount per share you will receive will be reduced, provided that we will not proceed with the merger if you would receive less than $4.30 per share.
     Under the merger agreement, “Company Indebtedness” means all indebtedness of Quipp and Quipp Systems for borrowed money (excluding capital leases and excluding trade payables constituting current liabilities that either (i) are less than 60 days outstanding or (ii) have been disputed by us in good faith if we have advised ITW of the dispute prior to the time the trade payable has been outstanding for 60 days), together with all accrued interest thereon and applicable prepayment premiums, if any. You will not be entitled to receive shares in the surviving corporation.
Q:	When and where is the special meeting?

A:	The special meeting of the our shareholders will be held at our corporate headquarters at 4800 N.W. 157th Street, Miami, Florida, 33014, on , , 2008, at 9:00 a.m, local time.

Q:	What matters am I entitled to vote on at the special meeting?

A:	You are entitled to vote:
•	“for” or “against” the approval of the merger agreement and the merger;

•	“for” or “against” the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and the merger; and

•	on such other business as may properly come before the special meeting or any adjournment or postponement thereof.
Q:	How does the Company’s Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors recommends that you vote:
•	“FOR” the proposal to approve the merger agreement and the merger; and

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.
     You should read “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on Page       for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the merger agreement. See also “The Merger—Interests of Quipp’s Executive Officers in the Merger” beginning on page      .
Q:	What vote of shareholders is required to approve the merger agreement?

A:	For us to complete the merger, shareholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of Quipp common stock entitled to vote at the special meeting must vote “FOR” the approval of the merger agreement and the merger.

Q:	What vote of shareholders is required to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on April 23, 2008, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, 1,477,746 shares of Quipp common stock, held by approximately 300 shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of Quipp common stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold one or more stock certificates for your Quipp common stock), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided.
     If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. If you do not instruct your broker, bank or other nominee regarding the voting of your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the approval of the merger agreement.
Q:	How do I vote in person at the special meeting?

A:	If you are a shareholder of record of the Company, which we refer to in this proxy statement as a “registered shareholder,” you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.
     If you hold your shares through a broker, bank or other nominee, which we refer to in this proxy statement as holding shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.
Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through a broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:
•	filing a notice of revocation, dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	voting in person at the special meeting.
     Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.
Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide voting instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. If you do not provide voting instructions, your shares will not be voted and this will have the same effect as a vote against the approval of the merger and the merger agreement.

Q:	Is it important for me to vote?

A:	Yes, since we cannot complete the merger without the affirmative vote of the majority of the holders of the shares of Quipp common stock that are entitled to vote at the special meeting, your failure to vote will have the same effect as a vote against the approval of the merger agreement and the merger.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes, but only if you comply with the requirements of Florida law. A copy of the applicable Florida statutory provisions is included as Appendix D to this proxy statement, and a summary of the provisions can be found under “Rights of Appraisal” beginning on page of this proxy statement. You will be entitled to appraisal rights only if you do not vote in favor of the merger and you comply fully with other requirements of Florida law, including submitting a notice of your intention to seek appraisal prior to the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Quipp common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration that will be provided to our shareholders in the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. We have engaged The Altman Group to assist in the solicitation of proxies for the special meeting, and we estimate that we will pay it a fee of approximately $8,500, and will reimburse it for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal shortly thereafter with instructions telling you how to send your share certificates to the paying agent in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange the Quipp stock certificates for the merger consideration that you are entitled to receive as a result of the merger. Do not send any stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger promptly after shareholder approval is obtained. However, in addition to obtaining shareholder approval, all of the conditions to the merger must have been satisfied or waived. In the event all of the conditions to the merger are not satisfied or waived if and when shareholder approval is obtained, completion of the merger may still occur, but would be delayed.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement, please contact The Altman Group, our proxy solicitor, at (866) 387-0393. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. Although we believe that the expectations underlying these forward looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties and other factors, including, among others:
•	the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to ITW of $225,000;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	our remedies against ITW with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations, and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the costs, fees, expenses and charges we have incurred, and may incur, related to the merger, whether or not the merger is completed.
     The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Shareholders also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Quipp
Quipp, Inc.
4800 N.W. 157th Street
Miami, Florida 33014
     Quipp, through its wholly owned subsidiary, Quipp Systems, designs, manufactures, sells and installs material handling equipment and systems that automate the post-press production process for newspaper publishers.
      ITW and MergerCo
     ITW is a diversified manufacturer of highly engineered components and industrial systems and consumables.
     Headliner Acquisition Corporation, a newly-formed Florida corporation, was formed by ITW for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. MergerCo is wholly-owned by ITW and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING
General Information
     The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of shareholders to be held on                 , 2008, at 9:00 a.m., local time, or at any adjournments or postponements of the special meeting. The special meeting will be held at our corporate headquarters at 4800 N.W. 157th Street, Miami, Florida, 33014. Quipp intends to mail this proxy statement and the accompanying proxy card on or about                 , 2008 to all shareholders entitled to vote at the special meeting.
     At the special meeting, shareholders will be asked to:
     1. Consider and vote upon a proposal to approve: (a) the merger agreement among Quipp, ITW and MergerCo and (b) the merger of MergerCo with and into Quipp, with Quipp continuing as the surviving corporation, as a result of which, among other things, each share of common stock of Quipp outstanding immediately prior to the effective time of the merger (other than shares held by ITW, Quipp or their subsidiaries or shareholders, if any, who validly perfect their rights of appraisal under Florida law) will be converted into the right to receive $4.30 to $5.65 in cash, without interest; the actual amount per share will be determined in accordance with the terms of the merger agreement.
     2. Consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.
     Quipp will not proceed with the merger if the actual amount per share to be received by shareholders would be less than $4.30.
     Quipp does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the holders of the proxies, if properly authorized, will have authority to vote on these matters in their discretion.
Record Date, Quorum and Voting Power
     Shareholders of record at the close of business on April 23, 2008 are entitled to notice of, and to vote at, the special meeting. On April 23, 2008, the outstanding voting securities consisted of 1,477,746 shares of Quipp common stock. Each share of Quipp common stock entitles its holder to one vote on all matters properly coming before the special meeting.
     A quorum of holders of our common stock must be present for the special meeting to be held. Holders of a majority of our common stock issued and outstanding and entitled to vote will constitute a quorum for the purpose of considering the proposal regarding approval of the merger agreement and the merger. The holders of a majority of the stock present in person or represented by proxy at the special meeting may adjourn the special meeting, whether or not a quorum is present.
Vote Required for Approval
     For us to complete the merger, holders of a majority of the outstanding shares of Quipp common stock entitled to vote at the special meeting must vote “FOR” the approval of the merger agreement and the merger. The proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies, requires the approval of holders of a majority of our common stock present in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.
     In order for your Quipp common stock to be included in the vote, if you are a registered shareholder (that is, if you hold one or more stock certificates for your Quipp common stock), you must submit your proxy and vote your shares by returning the enclosed proxy card, in the postage prepaid envelope provided.
     Abstentions [and broker non-votes], if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the approval of the merger agreement and the merger, brokers are prohibited from exercising discretionary authority in voting on behalf of beneficial owners who have not provided voting instructions. Because approval of the merger agreement and approval of the merger requires the affirmative vote of the majority of the shares of Quipp common stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” approval of the merger agreement and the merger.
Voting by Directors and Executive Officers
     As of April 23, 2008, the record date, our current directors and executive officers held and are entitled to vote, in the aggregate, 171,434 shares of Quipp common stock, exclusive of shares underlying stock options, representing approximately 12% of the outstanding Quipp common stock. All outstanding stock options will be cancelled for no consideration if the merger occurs. On March 26, 2008, after we executed and delivered the merger agreement to ITW and MergerCo, an entity affiliated with one of our directors, together with each of our other directors, executed and delivered a support agreement to ITW and MergerCo under which the entity and the directors agreed to vote all of their shares of our common stock “FOR” the approval of the merger agreement and approval of the merger.
Proxies; Revocation
     If you vote your shares of Quipp common stock by returning a signed proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement and the merger, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to permit further solicitation of proxies, and in accordance with the recommendations of our Board of Directors on any other matters properly brought before the special meeting for a vote.
     If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit voting instructions by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.
     You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are a registered shareholder, you may revoke or change your proxy before it is voted by:
•	filing a notice of revocation dated a later date than your proxy with the Company’s Corporate Secretary at 4800 N.W. 157th Street, Miami, Florida, 33014;

•	submitting a duly executed proxy bearing a later date;

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).
     Quipp does not expect that any matter other than the proposal to approve the merger agreement and the merger and, if necessary or appropriate, the proposal to adjourn or postpone the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named on the enclosed proxy card will have authority to vote the shares represented by duly executed proxies in their discretion.
     Please do NOT send in your share certificates with your proxy card. If the merger is completed, shareholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.
Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice if the new date, time and place is announced at the special meeting before any adjournment is taken, and any business may be transacted at the adjourned meeting that might have been transacted on the original date of the meeting. If a new record date for the adjourned meeting is or must be fixed under Florida law, then notice of the adjourned meeting must be given to registered holders of Quipp common stock as of the new record date. The holders of a majority, whether or not a quorum is present, of the common stock present at the special meeting in person or represented by proxy may adjourn the special meeting. Any signed proxies received by Quipp without instructions will be voted in favor of an adjournment in these circumstances. Quipp shareholders who have already sent in their proxies may revoke them prior to their use at the reconvened special meeting following such adjournment or postponement, in the manner described above. Broker non-votes, if any, will not have any effect on the vote for the adjournment or postponement of the special meeting, and abstentions, if any, will have the same effect as a vote “AGAINST” the adjournment or postponement of the special meeting.
The Proxy Solicitation
     The Board of Directors of Quipp is soliciting proxies in connection with the special meeting. ITW may also be deemed to be a participant in the solicitation. For information regarding an agreement among ITW, MergerCo, an entity affiliated with one of our directors, and each of our other directors, under which the entity and the directors have agreed, among other things, to vote or cause to be voted their shares of Quipp common stock in favor of approval of the merger agreement and the merger, see “Support Agreement” on page      .
Expenses of Proxy Solicitation
     The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Quipp. Additional solicitation may be made by telephone, facsimile, e-mail and in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. We have also engaged The Altman Group to assist in the solicitation of proxies for the meeting, and we estimate that we will pay it a fee of approximately $8,500, and will reimburse it for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.
Questions and Additional Information
     If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:
The Altman Group
1200 Wall Street W., 3rd Floor
Lyndhurst, NJ 07071
Banks and Brokers Call: (866) 387-0393
All Others Call Toll Free: (866) 387-0393

THE MERGER
Background of the Merger
     During 2005, we received communications from certain entities expressing an interest in the possible acquisition of Quipp. In part due to these communications, our Board of Directors decided, on February 3, 2006, to evaluate strategic alternatives to determine whether a strategic transaction, including a possible sale of Quipp, is feasible and desirable.
     On February 10, 2006, Quipp executed an engagement letter with Capitalink L.C., who we refer to as “Capitalink,” under which Capitalink would render certain financial advisory and investment banking services in connection with a potential strategic transaction, including a potential sale of Quipp.
     On February 22, 2006, several representatives of an entity (“Party A”) whose principals had prior newspaper industry experience met with Michael S. Kady, Quipp’s President and Chief Executive Officer, and a representative of Capitalink to discuss a potential acquisition of Quipp.
     In order to facilitate the effectiveness of the evaluation process, on February 27, 2006, Quipp’s Board of Directors, which we sometimes refer to as the “Board,” extended the expiration date of our shareholder rights plan from March 2, 2006 to September 4, 2007.
     On February 28, 2006, we publicly announced our Board of Directors’ determination to commence the strategic evaluation process, retain Capitalink and extend the shareholder rights plan.
     From April 2006 through October 2006, Capitalink contacted 59 potential acquirors of Quipp, including 53 financial parties and five strategic parties. Because Quipp had publicly announced the strategic evaluation process and experienced a lack of success in earlier efforts to attract strategic buyers, we initially instructed Capitalink to limit its contacts to five designated strategic buyers, including ITW.
     On April 14, 2006, Capitalink received two preliminary indications of interest from financial buyers to purchase the Company. One indicated an interest to acquire Quipp for an aggregate price of $12 million to $13 million, representing a price per share of $8.40 to $9.10; the other indicated an interest to purchase Quipp’s outstanding shares for $10.50 per share.
     On April 21, 2006, ITW executed a non-disclosure agreement, and Quipp subsequently provided to ITW financial and other materials. However, on May 12, 2006, ITW advised us that it had no interest in pursuing a transaction at that time.
     At a meeting on April 24, 2006, the Board determined not to pursue the two preliminary indications of interest received by Capitalink on April 14 because the proposed prices, which were below the market price of our common stock at that time, were considered inadequate. The Board instructed Capitalink to expand contacts with potential strategic buyers.
     During the Spring and Summer of 2006, we were engaged in negotiations regarding the potential acquisition of an entity engaged in the business of development and sale of system controls and inkjet software and hardware. We believed the acquisition could be beneficial because it would enhance Quipp’s expansion into businesses outside of the newspaper industry and provide operations that are more predictable from the standpoint of cash generation. We and the other party signed a letter of intent and engaged in negotiations regarding a definitive agreement. We retained an accounting firm to provide due diligence services and conduct an audit of the acquisition candidate. However, due to what was reported to us as issues among the acquisition candidate’s shareholders, negotiations ceased in the Fall of 2006.
     During the Summer of 2006, Quipp and Capitalink had several discussions with potential financial buyers; however, none of them provided a proposal to acquire Quipp.
     On July 6, 2006, one of our competitors (“Party B”) executed a non-disclosure agreement, and we subsequently provided information to Party B.

     On July 13, 2006, a representative of ITW contacted Quipp to reopen discussions regarding a potential transaction. However, following this discussion, we did not have additional substantive discussions with ITW until April 2007.
     On July 28, 2006, Mr. Kady visited Party B’s headquarters and discussed Quipp and a potential transaction.
     In October 2006, Ladenburg acquired Capitalink.
     Beginning in September 2006, Mr. Kady engaged in efforts to find parties that would be interested in financing a management buy-out to take our company private.
     On October 24, 2006, the Board determined that further exploration of strategic alternatives should be conducted under the auspices of a Board committee that did not include a management director. The Board established a Special Committee comprised of John D. Lori, who served as chairman, William A. Dambrackas and Robert C. Strandberg. The Committee was instructed to assess strategic alternatives for Quipp in consultation with Ladenburg, including, without limitation, a merger or consolidation of Quipp with, or a sale of assets of Quipp to, another entity. The Special Committee was also empowered to negotiate with strategic partners identified by the Special Committee with regard to terms and conditions of any proposed strategic transaction. Subsequently, following his election to the Board of Directors, David W. Wright served as a member of the Special Committee from November 14, 2006 until his resignation from the Board on September 10, 2007. Cristina H. Kepner, Quipp’s Chairman of the Board, later served on the Special Committee, beginning on October 16, 2007.
     From November 2006 through February 2007, Ladenburg engaged in a renewed marketing effort, contacting 13 of the parties that previously received information from the Company, including ITW, as well as nine additional parties, including Party A.
     On November 28, 2006, Mr. Kady and Mr. Lori met with representatives of Party B at Party B’s headquarters to provide additional information regarding Quipp and to discuss a potential acquisition transaction.
     On January 2, 2007, a public company that was a potential strategic buyer (“Party C”), executed a non-disclosure agreement.
     On January 25, 2007, Mr. Kady and a representative of Ladenburg traveled to the corporate headquarters of Party C to discuss the possible acquisition of Quipp by Party C.
     On February 23, 2007, Party A provided an indication of interest letter to the Company. The letter offered a price per share “constituting a premium to the current market price in the range of five percent,” subject to, among other things, a financing contingency.
     On March 2, 2007, Ladenburg contacted a representative of Party A to request that Party A provide a more definitive indication of the price per share it would be willing to pay.
     On March 8, 2007, we received an indication of interest letter from Party C to acquire Quipp for $11.5 million, assuming Quipp’s level of working capital at closing would be both normal and adequate to meet its ongoing obligations. The $11.5 million proposed purchase price was equivalent to $7.89 per share. On the same day, the Special Committee held a telephonic meeting with representatives of Ladenburg and our counsel, Morgan, Lewis & Bockius LLP, who we refer to as “Morgan Lewis,” at which the Special Committee determined that the consideration proposed by Party C was insufficient. The Special Committee instructed Ladenburg to propose an acceptable level of consideration, namely an amount approximately ten percent higher than the proposed consideration. In addition, the Special Committee instructed Ladenburg to approach Party A and indicate that it should provide a more conventional expression of interest letter, including a specific price term and more detailed information regarding the mechanics of the proposal, including the method of financing.
     On March 9, 2007, Mr. Kady advised the Special Committee that he could not find a private equity partner that would be interested in financing a management buy-out to take us private and, therefore, was abandoning his efforts.
     On March 12, 2007, Ladenburg proposed to a representative of Party C that Party C provide a revised indication of interest letter to Quipp, specifying consideration per share of $8.75.
     On March 14, 2007, Party C indicated to Ladenburg that it was not willing to change its initial offer.

     On March 15, 2007, Party A provided a new indication of interest letter, proposing to acquire Quipp for a “price per share of common stock constituting a premium to the average market price during the period prior to the signing of definitive agreements in the range of five percent . . .”.
     After consultation with members of the Special Committee, on March 21 and March 22, Ladenburg held discussions with an executive of Party C, initially suggesting that Quipp would agree to accept a purchase price of $8.25 per share. Party C countered with an offer of $8.10 per share, subject to reduction in the event Quipp pays its regular dividend.
     On March 23, 2007, the Board of Directors held a meeting by teleconference, at which representatives of Ladenburg and Morgan Lewis were present, to consider the two outstanding proposals. The Board deemed the offer from Party C to constitute a serious proposal, as it included a fixed price and no financing contingency. On the other hand, it viewed the proposal from Party A as less satisfactory in that it contained no fixed price and a financing contingency. Moreover, the offer of Party C provided a greater premium over the then-current market price than the offer from Party A. As a result, the Board instructed Morgan Lewis to continue negotiating Party C’s indication of interest letter to address certain collateral issues in the proposal of Party C, including Quipp’s request that Party C remove a working capital adjustment provision and revise the presumed number of outstanding shares to address an issuance resulting from the operation of an earn-out provision in connection with Quipp’s acquisition of Newstec, Inc. in 2005.
     On March 30, 2007, Party C revised its indication of interest letter to indicate a proposed price per share of $8.05, subject to reduction if Quipp pays its regular dividend. The indication of interest letter reflected the amount of outstanding shares after giving effect to the earn-out and eliminated the working capital adjustment.
     On March 30, 2007 a representative of Party A orally communicated to Mr. Lori Party A’s preliminary proposal to acquire the Company for a price of $7.35 per share, subject to a financing contingency.
     Later on March 30, 2007, Quipp’s Board held a meeting by teleconference, at which representatives of Ladenburg and Morgan Lewis were present, to consider the outstanding proposals. Ladenburg noted to the Board that Party C’s proposed price reflected an adjustment from the $8.10 per share previously proposed by Party C due to the increased number of shares outstanding. In addition, as a result of the Board’s declaration of the regular $.05 quarterly dividend on March 23, 2007, the effective proposed purchase price was $8.00 per share. Nevertheless, the Board viewed Party C’s proposal to be clearly superior to Party A’s proposal. Accordingly, the Board of Directors authorized the Company to execute a letter agreement with Party C. The terms of the indication of interest letter provided that Quipp would negotiate exclusively with Party C until July 29, 2007.
     On April 5, 2007, Party B provided a letter indicating an interest in acquiring portions of our business, excluding our inserter business, based on two times “recurring EBITDA excluding non-recurring events plus a negotiated earn-out structure.” Quipp did not respond to this offer due to the exclusivity provisions of the indication of interest letter with Party C.
     On April 9, 2007, Ladenburg received a letter of intent from a financial buyer (“Party D”) indicating an interest in purchasing Quipp for “current market price plus a 10% purchase premium, payable in cash, but subject to adjustments based on due diligence.” Due to the exclusivity agreements in the indication of interest letter executed with Party C, Quipp did not engage in negotiations with Party D. Quipp advised Party D that it was not in a position to discuss the letter of intent or the proposed transaction at that time.
     On April 25, 2007, ITW contacted Ladenburg, but due to the exclusivity provisions of the indication of interest letter with Party C, Ladenburg declined to engage in discussions.
     Throughout April and May of 2007, Quipp and Party C engaged in negotiations of a definitive agreement and plan of merger, and Quipp provided extensive due diligence materials to Party C. In addition, in anticipation of the completion of the agreement and plan of merger, Quipp sought competing bids from three investment banking firms with regard to the rendering of a fairness opinion. Based on the substantially lower fee offered by Ladenburg, Quipp and Ladenburg amended the February 10, 2006 engagement letter with Capitalink to include terms that would be applicable if Ladenburg were requested to provide a fairness opinion in connection with a proposed transaction. However, on May 15, 2007, Party C advised Quipp that it was ceasing its discussions regarding a possible acquisition of Quipp, indicating that there was insufficient support on its board of directors for the transaction.

     In light of Party C’s termination of negotiations, Quipp determined to contact the parties that had recently expressed an interest in acquiring Quipp during the pendency of the exclusivity period, including Party A, Party B, Party D and ITW.
     On May 24, 2007, Mr. Kady met with a representative of ITW at ITW headquarters in Glenview, Illinois to discuss a possible transaction.
     On June 6, 2007, Mr. Kady met with representatives of ITW at Quipp headquarters in Miami. During this meeting, the ITW representatives advised Mr. Kady that ITW would be providing a letter indicating ITW’s interest in acquiring Quipp.
     In early June 2007, Mr. Lori contacted a representative of Party B. During the discussion, Party B expressed an interest in acquiring Quipp, but requested a great deal of manufacturing information. Quipp previously had provided considerable non-public information to Party B. At a meeting by teleconference on June 7, 2007, several Board members expressed concerns regarding the provision of extensive additional information to Party B. Therefore, the Board determined to advise Party B that while Quipp would entertain a proposal, it would provide no further information.
     In early June 2007, Mr. Lori contacted Party A and advised that if Party A wished to propose a transaction, it should provide, in writing, a specific price and detailed information as to how it would finance the transaction.
     From June 12, 2007 through June 28, 2007, Ladenburg had discussions with a representative of Party D to negotiate the terms of a non-disclosure agreement and to discuss the possibility of a transaction.
     On June 15, 2007, ITW provided a letter of interest to Quipp, including a preliminary purchase price estimate in the range of $9,500,000 to $11,500,000 in cash. ITW stated that it would be a good strategic fit with Quipp, because it had specific businesses that focus on the newspaper and commercial printing industries, and it manufactures strapping equipment that interfaces with products manufactured and supplied by Quipp and its competitors. The letter also noted that approval of ITW’s chief executive officer would be required before a transaction could be consummated.
     On June 25, Mr. Kady met with executives of another competitor to discuss a potential interest in exploring the acquisition of Quipp (“Party E”). Because Party E had not signed a non-disclosure agreement, Mr. Kady did not provide confidential information, but addressed materials in Quipp’s public filings.
     On June 28, 2007, the Company received a non-disclosure agreement from Party D.
     On July 16, 2007, ITW provided a revised letter of interest to Quipp, including an exclusivity provision that would prohibit Quipp from conducting any negotiations with any other entity relating to the possible sale of Quipp until September 30, 2007.
     On July 17, 2007, an officer of Party E advised Quipp that it saw no advantage in integrating Quipp’s inserters with its inserter product line, but was interested in Quipp’s other equipment. The Party E officer stated that after he presented an acquisition strategy to Party E’s board, he would advise Quipp of proposed next steps.
     On July 23, 2007, Mr. Kady sent a communication to a representative of ITW stating that the Board’s reaction to ITW’s revised letter of intent was generally positive. However, Mr. Kady suggested that the exclusivity period should be valid only until August 31, 2007 and that, following receipt of an amended letter of interest at the end of August, Quipp’s Board would decide whether to extend the exclusivity period to the end of September. Mr. Kady stated that the suggested process would insure that both Quipp and ITW are putting forth the necessary effort to arrive quickly at a mutually acceptable decision.
     On July 23, 2007, Party E provided a revised indication of interest letter that did not change the substance of Party E’s earlier proposal.
     On July 31, 2007, a representative of ITW telephoned Mr. Kady, advising him that ITW would be providing a revised letter of interest. The representative reaffirmed ITW’s interest in moving forward.
     On August 1, 2007, ITW provided a revised letter of interest. The letter of interest provided for an exclusivity period ending on September 7, 2007, but noted that the period may be extended by mutual written agreement of both parties based on progress made through that date.
     On August 2, 2007, Quipp executed the revised letter of interest.

     On August 6, 2007, due to the exclusivity provisions in the ITW letter of interest, Ladenburg responded to an information request of Party D by advising that Quipp was unable to continue discussions or provide confidential information to Party D.
     On August 10, 2007, Party A provided a revised indication of interest letter offering to acquire Quipp at a price per share of $5.75 without a financing contingency, but conditioned upon, among other things, employment agreements to be executed with key management personnel to be identified.
     On August 13, 2007, Ladenburg contacted a representative of Party A and advised him that Quipp was not in a position to discuss Party A’s indication of interest.
     On August 16, 2007, representatives of ITW visited Quipp’s headquarters and met with Mr. Kady, Mr. Strandberg and a representative of Ladenburg, who provided information regarding Quipp. The representatives of ITW requested that certain additional information be forwarded to ITW.
     On August 20, 2007, Mr. Kady spoke with a representative of ITW and advised him that Quipp had received an offer to purchase the Company after signing the ITW letter of interest. He also noted to the representative of ITW that he expected the Board to insist that Quipp seek other alternatives if significant progress in the discussions with ITW could not be shown by the September 7 expiration date. The representative of ITW reiterated ITW’s intent to move forward and indicated that he would seek to schedule a trip to Quipp during the week of August 20, 2007. However, the meeting did not occur.
     At a meeting of the Board of Directors of Quipp on August 29, 2007, Mr. Kady raised the possibility of the purchase of all outstanding shares of the Company by an employee stock ownership plan, which we refer to below as the “ESOP.” The consensus of the Board was that an ESOP might be a potential alternative that could maximize shareholder value and that further exploration of this alternative was appropriate.
     On August 31, 2007, Quipp extended the expiration date of its shareholder rights plan from September 4, 2007 to March 4, 2008. In a September 4, 2007 press release announcing the extension, Quipp stated that it was the intention of the Board of Directors to redeem the rights if Quipp’s strategic alternatives evaluation concludes prior to the plan’s expiration date.
     On September 7, 2007, the exclusivity arrangement under the ITW letter of interest expired.
     On September 10, 2007, Party A provided a revised indication of interest letter, which did not change the fundamental economic terms of its proposed transaction. Party A noted that it may choose to involve an institutional investment partner at the time of signing any binding agreements. Party A’s letter also called for a 45 day exclusivity period during which Quipp would not negotiate with any other party.
     On September 11, 2007, Ladenburg contacted a representative of Party A, stating that in advance of any substantive due diligence discussions, it was providing a non-disclosure agreement that Quipp had circulated to all interested parties.
     On September 12, 2007, Mr. Lori had a discussion with a representative of Party A. The representative indicated that Party A would be willing to sign the non-disclosure agreement but that Party A would modify the provision of the agreement providing a ban on Party A’s acquisition of shares of Quipp stock and certain other activities from a two year period to six months.
     On September 13, 2007, Mr. Lori had a telephone conversation with a representative of Party A. During the conversation, Mr. Lori indicated that Quipp would not enter into an exclusivity arrangement with Party A, but would be willing to continue negotiations with regard to a possible transaction.
     At its September 14, 2007 teleconference meeting, at which representatives of Morgan Lewis were present, the Board of Directors approved the establishment of an ESOP Feasibility Committee consisting of Mr. Kady, Eric Bello, Quipp’s Chief Financial Officer, and Norma Quintero, Quipp’s Director of Human Resources, to examine the feasibility of establishing and implementing an ESOP. The ESOP Feasibility Committee was authorized to hire such advisors as it deemed necessary and appropriate, subject to prior Board approval of the adoption of an ESOP or the appointment of a trustee for the ESOP.
     On September 17, 2007, the principal executive officer of Party A sent an e-mail to Mr. Lori which he stated that Party A agreed to initiate a due diligence review on a non-exclusive basis and execute a non-disclosure agreement with a one-year restriction on the purchase of Quipp stock and certain other activities. The Party A representative also expressed a willingness to raise Party A’s proposed offer from $5.75 per share, contingent on its findings in the due diligence proceedings.
     On September 17 and 18, 2007, the other members of the Special Committee indicated to Mr. Lori their agreement with a determination to accept a non-disclosure agreement from Party A that included a one-year standstill provision. The revised non-disclosure agreement was accepted on September 18, 2007.
     On September 19, 2007, the ESOP Feasibility Committee engaged an appraiser to determine a preliminary range of fair market values for Quipp common stock in connection with the committee’s investigation of the feasibility of creating an ESOP.
     On September 23, 2007, Party D sent a communication to Ladenburg indicating its willingness to offer $6.00 per share for all outstanding Quipp shares pending due diligence and “no material changes to the financials dated June 30, 2007.”
     In late September and early October of 2007, following the execution of the engagement letter with the ESOP appraiser, the ESOP Feasibility Committee provided the appraiser with due diligence information and engaged in discussions with three banks regarding possible financing of an ESOP acquisition of Quipp.
     On September 25, 2007, Mr. Kady met with representatives of Party E. At that time, Party E still had not signed a non-disclosure agreement, and conversations were limited to public information. The representative of Party E stated that he thought an offer could be made prior to October 25, 2007, when Party E’s board next met. However, based on the tenor of discussions, it appeared that Party E’s offer would not encompass the acquisition of the inserter portion of Quipp’s business.
     On October 3, 2007, the appraiser retained by the ESOP Feasibility Committee provided a preliminary valuation range, assuming Quipp operated as a private company, of $7.05 to $7.60 per share.
     During a meeting of the Board of Directors by teleconference on October 4, 2007, Mr. Kady informed the Board that one of the banks contacted by the ESOP Feasibility Committee provided the most comprehensive package and made a preliminary proposal that he believed would support a competitive price. He noted that the bank was seeking further information regarding Quipp.
     On October 12, 2007, representatives of Party A visited the Company’s premises, met with Mr. Kady, Mr. Bello and a representative of Ladenburg and provided a due diligence information request list.
     At an October 16, 2007 meeting of the Board at which representatives of Ladenburg and Morgan Lewis were present, the Board authorized Quipp to negotiate and enter into an engagement letter with a trust company (the “Trust Company”) under which the Trust Company would serve as trustee of the ESOP, if the Trust Company and Quipp agreed to terms of, and closed, a potential transaction by which Quipp would be acquired by the ESOP.
     On October 19, 2007, Quipp signed an engagement letter with the Trust Company.
     On October 22, 2007, Party D indicated that it did not wish to pursue a transaction with the Company any further.
     On October 23, 2007, counsel for the Trust Company requested due diligence materials relating to Quipp, which subsequently were provided.
     On October 24, 2007, the Company received a term sheet from a bank with respect to possible funding of the ESOP transaction. The proposal was based on an assumed price of $6.00 per share.
     On October 26, 2007, representatives of ITW met with Mr. Kady and a representative of Ladenburg to discuss ITW’s interest in a possible acquisition of Quipp.
     In early November 2007, Quipp and Party E engaged in negotiations regarding the terms of a nondisclosure agreement.
     On or about November 7, 2007, a representative of ITW advised Mr. Kady that he had discussed a possible transaction with others at ITW, who were favorably inclined to proceed, subject to review by certain ITW personnel. The representative of ITW advised Mr. Kady that, due to conflicting commitments, ITW representatives would be unable to contact Quipp until after the Thanksgiving holiday.

     On November 15, 2007, the Trust Company, on behalf of participants in the proposed ESOP, submitted a preliminary proposal letter for the ESOP to acquire Quipp at a price of $6.00 per share in cash.
     On November 19, 2007, the Special Committee held a meeting by teleconference, at which representatives of Ladenburg and Morgan Lewis were present to consider the proposal by the Trust Company. The Committee determined that it should advise counsel for the Trust Company that the proposed price was too low and that the Trust Company should reconsider its proposal. The Special Committee asked Morgan Lewis to contact the Trust Company’s counsel in this regard. In addition, Ladenburg noted that it had received a verbal offer from Party A that constituted a $0.90 decrease from the $5.75 amount previously offered by Party A, due to the estimated payments to certain Quipp executives under the change of control arrangements with those executives, which called for such payments if the executives were terminated within 12 months following the change of control.
     On November 19 and 20, 2007, Morgan Lewis engaged in a telephonic discussions with counsel for the Trust Company. After advising the Trust Company that the $6.00 price proposed by the Trust Company was too low, the parties discussed price terms, and counsel for the Trust Company ultimately indicated the Trust Company’s willingness to proceed with a transaction price of $6.75 per share.
     On November 29, 2007, Party E executed a nondisclosure agreement. Quipp had some concern about entering negotiations with Party E because Party E was a competitor and its communications with Quipp had been sporadic over an extended period of time. In addition, Party E expressed an interest in purchasing only a portion of Quipp’s assets, and the Company was reticent to give a competitor additional information unless it was committed to pursuing an acquisition transaction on a timely basis. Therefore, on December 5, 2007, Ladenburg advised Party E of Quipp’s request that before Quipp send any confidential materials, Party E confirm that it is willing to commit its resources to a potential transaction on a very accelerated timeframe. Ladenburg advised Party E that it was working with a number of other parties and expected that the process would be concluded in the next few weeks.
     On December 5, 2007, Ladenburg engaged in discussions with representatives of the bank that had provided a term sheet for financing the proposed ESOP transaction. The bank advised Ladenburg that it was reconsidering the terms upon which it would be willing to provide financing in connection with the transaction.
     On December 6, 2007 a representative of Party E telephoned a representative of Ladenburg and expressed a willingness to quickly address a proposed transaction, but only with respect to a portion of Quipp’s business. On December 13, the representative of Ladenburg telephoned and advised the Party E representative that Quipp was interested only in selling its entire organization.
     On December 10, 2007, ITW provided an indication of interest letter proposing a purchase of Quipp for $8,200,000 less any assumed debt and any of Quipp’s expenses arising out of a transaction. Quipp found the letter to be unclear as to whether expenses of the transaction would include potential change of control payments to Quipp personnel.
     On December 12, 2007, the bank that had provided a term sheet with regard to financing the proposed ESOP transaction advised Ladenburg that it would not provide all of the financing necessary for the proposed ESOP transaction, but would consider a financing secured by Quipp’s real estate. Ladenburg and the bank discussed the possibility of the bank financing the entire ESOP transaction at a lower valuation.
     On December 14, 2007, Ladenburg provided an e-mail communication to a representative of ITW asking for clarification with regard to potential reductions in the $8.2 million proposed purchase price.
     On December 18, 2007, a representative of ITW responded to Ladenburg by e-mail, stating that in the event actions by ITW would trigger change of control payments under our change of control arrangements, the purchase price would be reduced accordingly. He also stated that Quipp’s $150,000 indebtedness under industrial revenue bonds would not reduce the purchase price.
     On December 27, 2007, the bank that had provided a term sheet with regard to financing the proposed ESOP transaction advised Ladenburg that it would not be providing the financing. Over the next several weeks, the ESOP Feasibility Committee sought alternative sources of financing.
     On December 27, 2007, Ladenburg sent a communication to ITW and Party A indicating that Quipp was in the final stages of its process, expected to move forward exclusively with a single party, and requested that the parties reevaluate their current offers and submit a revised offer by 5:00 p.m. on January 4, 2008.

     On December 31, 2007, Ladenburg contacted Mr. Kady in his capacity as a member of the ESOP Feasibility Committee, indicating that the Company was seeking final offers from the remaining parties in the bidding process and that if an ESOP transaction were to be pursued, a financing commitment would have to be obtained. Also on December 31, 2007, Ladenburg provided an e-mail communication to Mr. Kady asking that the ESOP Feasibility Committee provide an indication of the proposed price to be paid to Quipp by the ESOP and related transaction information by the 5:00 p.m. January 4, 2008 deadline.
     On January 4, 2008, Ladenburg received a revised indication of interest letter from Party A to purchase our outstanding shares for a price of $3.85 per share.
     On January 4, 2008, the Trust Company provided an e-mail to Ladenburg stating that, in its capacity as trustee of the proposed ESOP, it was still very interested in engaging in a transaction to purchase Quipp on behalf of its employees. However, before it would definitively determine an offer and finalize the financing to support the offer, it would need to analyze Quipp’s preliminary financial results for the fourth quarter of 2007.
     On January 4, 2008, Ladenburg held discussions with a representative of ITW regarding ITW’s revised offer, and the representative of ITW advised Ladenburg that ITW was waiting on certain requested information from Quipp.
     On January 8, 2008, ITW, having received additional information from Quipp, provided a revised non-binding proposal to purchase all of Quipp’s outstanding equity securities for $8.5 million less any assumed debt, with the expectation that Quipp would have a minimum of $1.5 million in cash after we pay our expenses arising out of the transaction.
     On January 11, 2008, a representative of Ladenburg had a telephone conversation with a representative of Party E, asking whether Party E would consider an acquisition of all of Quipp’s assets. Party E declined.
     Later on January 11, 2008, the Board of Directors held a telephonic meeting to receive an update on the potential sale process. Representatives of Ladenburg and Morgan Lewis participated. Ladenburg updated the Board regarding terms of the proposals that had been submitted, including a revised indication of interest from ITW based on a purchase price of $8.5 million less any assumed debt, resulting in a proposed offer of approximately $5.65 per share and assuming a minimum of $1.5 million in cash would remain on Quipp’s balance sheet. Ladenburg also noted that the ESOP Feasibility Committee was unable to obtain financing at the prior potential bid price of $6.75 per share, or even at the reduced price of $6.00 per share. Mr. Kady indicated that he received a preliminary term sheet from a bank for an ESOP financing that would support a price of $5.00 per share. The Board then discussed the terms of the ITW Letter as compared to the alternative proposals. The Board determined that the ITW Letter clearly provided the best alternative for the Company’s shareholders and adopted a resolution to enter in a letter of intent with ITW, but instructed Morgan Lewis to seek, among other things, to have removed a provision relating to an escrow fund to pay dissenting shareholders and shorten the exclusivity period from a period ending March 31, 2008 to a period ending approximately one month earlier. In addition, the Board instructed Morgan Lewis to engage in negotiations with ITW’s counsel regarding the terms of a definitive merger agreement with ITW following execution of the letter of intent.
     Over the next several weeks, representatives of ITW and the Company engaged in extensive discussions regarding the terms of the proposal letter. Among other things, the letter was revised to delete any reference to an escrow fund to pay dissenting shareholders and instead provided for a termination payment of $225,000 to ITW if holders of more than five percent of our outstanding common stock exercised of dissenters’ rights. The letter also was amended to provide for the delivery of the support agreement and shorten the exclusivity period to March 1, 2008.
     On January 22, 2008, the Company and ITW executed the letter of intent including an exclusivity period through March 1, 2008.
     On February 11, 2008, ITW’s counsel, Katten Muchin Rosenman LLP, who we refer to as “Katten,” distributed initial drafts of the merger agreement, the support agreement and the stock option cancellation and custody agreements to Morgan Lewis.
     During the weeks of February 11, 2008 and February 18, 2008, numerous discussions were held between Messrs. Kady and Lori, Ladenburg and Morgan Lewis related to the merger agreement, the related disclosure schedules and the support agreement. These discussions included details of the structure of the transaction, the scope of representations, warranties and covenants contained in the merger agreement, the conditions under which the parties would be obligated to close the merger, our Board of Directors’ ability to consider alternative transactions, and the amount of the termination fee that we would be obligated to pay to ITW in the event that Quipp were to accept a superior proposal.
     On February 15, 2008, the Company received a revised indication of interest in a potential transaction from Party B that did not specify a proposed price.
     On February 23, 2008, Morgan Lewis distributed to Katten comments to the draft merger agreement proposed by ITW.
     On February 28, 2008, Morgan Lewis distributed an initial draft of Quipp’s disclosure schedules to the proposed merger agreement.
     Between February 28, 2008 and March 14, 2008, representatives of Quipp, Ladenburg and Morgan Lewis continued discussions with representatives of ITW and Katten concerning outstanding issues under the merger agreement, the related disclosure schedules, the support agreement and the stock option cancellation and custody agreements. These discussions included details of the scope of representations, warranties and covenants contained in the merger agreement, the conditions to the parties’ obligations to close the merger, and the Board’s ability to consider alternative transactions. Drafts of these documents were exchanged between Morgan Lewis and Katten.
     On March 4, 2008, the Company and ITW amended the letter of intent to extend the exclusivity period through March 14, 2008.
     On March 10, 2008, a telephonic meeting of the Board of Directors was held at which representatives from Morgan Lewis and Ladenburg were present. At this meeting, the representatives from Ladenburg and Morgan Lewis advised the Board of Directors on the status of the Company’s discussions with ITW. Representatives of Morgan Lewis advised the Board of Directors regarding the legal standards applicable to its decision-making process and reviewed in detail the provisions of the merger agreement, the support agreement and the stock option cancellation and custody agreements in their then-current draft form. Representatives from Ladenburg discussed with the Board Ladenburg’s preliminary views on valuation based on the proposal from ITW at the time. The Board of Directors engaged in extensive discussions concerning the potential benefits and considerations of the proposed merger transaction to us, our shareholders, and our employees. The Board also discussed setting a minimum per share merger consideration, below which price the Company will not proceed with the merger.
     On March 14, 2008, the Company and ITW amended the letter of intent to extend the exclusivity period through March 21, 2008.
     On March 14, 2008, March 17, 2008 and March 18, 2008, representatives of Quipp and Morgan Lewis had discussions and negotiations with representatives of ITW and Katten concerning all outstanding issues under the merger agreement, the support agreement and the stock option cancellation and custody agreements.
     On March 17, 2008, Messrs. Kady and Lori and representatives of Morgan Lewis and Ladenburg held a teleconference regarding the merger agreement. As a result of discussions regarding the potential range of the merger consideration, Messrs. Kady and Lori agreed to recommend to the other Board members that, as a condition of closing, the merger consideration should be at least $4.30 per share. All other members of the Board communicated their concurrence by e-mail on March 17, 2008.
     On March 19, 2008, the Company and ITW amended the letter of intent to extend the exclusivity period through March 28, 2008.
     On the evening of March 26, 2008, a telephonic meeting of the Board of Directors was held at which representatives from Morgan Lewis and Ladenburg were present. At this meeting, Mr. Kady and representatives from Ladenburg and Morgan Lewis advised the Board of Directors on the status of Quipp’s discussions with ITW. During the meeting, representatives of Ladenburg updated the Board on the events that had occurred since the meeting of the Board on March 10, 2008. Representatives of Morgan Lewis reviewed with the Board the updated, final terms of the proposed merger agreement, the support agreement and the stock option cancellation and custody agreements and further discussed the Board’s fiduciary duties. Also at this meeting, representatives of Ladenburg reviewed with the Board Ladenburg’s financial analysis of the merger consideration, and upon the request of the Board rendered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 26, 2008, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be offered to Quipp’s shareholders was fair, from a financial point of view, to Quipp’s shareholders. A copy of Ladenburg’s written opinion dated March 26, 2008, describing the assumptions made, matters considered and review undertaken by Ladenburg, is attached to the proxy statement as Appendix B. By unanimous vote, the Board approved and adopted the merger agreement and the merger and resolved to recommend that Quipp’s shareholders approve the merger agreement.
     In the evening of March 26, 2008, the Company, MergerCo and ITW executed the merger agreement. On the morning of March 27, 2008, Quipp issued a press release announcing the merger.
Reasons for the Merger; Recommendation of Our Board of Directors
     On March 26, 2008, our Board of Directors unanimously adopted resolutions:
•	determining that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of our shareholders;

•	approving and adopting, and recommending to the shareholders, the merger agreement and the merger; and

•	recommending that our shareholders vote “FOR” approval of the merger agreement and the merger, and any proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting. See “— Background of the Merger” beginning on page ___ for additional information on the recommendation of our Board of Directors.
     Our Board of Directors believes that the merger agreement and the merger are fair to our shareholders. In reaching these conclusions, our Board of Directors consulted with our management and our legal and financial advisors, and considered our short-term and long-term interests and prospects of the Company and our shareholders. In reaching the foregoing determinations, our Board of Directors considered the following material factors that it believed supported its determinations:
•	the fact that the merger consideration of $4.30 to $5.65 per share in cash represented a premium of 43%-88% above the closing price of our common stock on March 26, 2008, the last trading day before the public announcement of the merger agreement;

•	the fact that the merger consideration of $4.30 to $5.65 per share in cash represented a 11%-46% premium above the average closing price for the 90 trading days prior to March 26, 2008, the day the merger agreement was executed;

•	the fact that the merger consideration to be received by our shareholders in the merger will consist entirely of cash;

•	Ladenburg’s financial presentation to our Board of Directors, including Ladenburg’s opinion, dated March 26, 2008, to our Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration provided for in the merger agreement;

•	the fact that the merger consideration of $4.30 to $5.65 was the highest pending offer;

•	the fact that our negotiation with ITW was conducted in the context of a competitive process;

•	the judgment of our Board of Directors, after consultation with management and our advisors, that continuing discussions with Party A or the Trust Company, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from ITW;

•	the judgment of our Board of Directors that maintaining Quipp’s status as a public company is not beneficial to Quipp or its shareholders due to the limited liquidity in the market for Quipp common stock and the expense of complying with applicable regulations;

•	the fact that consolidation in the newspaper post-press equipment industry has resulted in increasing competition against larger, well-financed entities so that a strategic acquisition by ITW should enhance Quipp’s ability to compete;

•	the terms and conditions of the merger agreement, which our Board of Directors believed would not prevent a competing offer for the Company to surface subsequent to the execution of the merger agreement. Our Board of Directors considered in particular:
•	the conditions to the closing of the merger, including the fact that the obligations of ITW and MergerCo under the merger agreement are not subject to a financing condition or the receipt of third party approvals or consents (other than any required governmental approvals) and the exceptions to the events and other effects that would constitute a “material impact” on the Company, as defined in the merger agreement;

•	the structure of the transaction as a one-step-merger requiring approval by our shareholders, which would result in detailed public disclosure and a relatively lengthy period of time during which an unsolicited superior proposal could be brought forth, as compared to a possible two-step process involving a tender offer, prior to completion of the merger;

•	our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited takeover proposal, if our Board of Directors determines, after consulting with its financial and legal advisors, that such proposal would result in a transaction that, if consummated, is more favorable to our shareholders than the merger;

•	our right to terminate the merger agreement in order to accept a superior proposal (as defined in the merger agreement), subject to certain conditions and payment of a termination fee to ITW;

•	the termination fee of $225,000, which is less than 4% of the minimum equity value of the transaction (if the merger consideration were to be $4.30 per share) and the other termination fee provisions of the merger agreement; and

•	the fact that our shareholders will be entitled to rights of appraisal under Florida law.
     Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:
•	the fact that, following the merger, our shareholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•	certain of our executive officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our shareholders;

•	the conditions to the closing of the merger;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our shareholders entitled to receive such merger consideration;

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent Quipp from undertaking business opportunities that may arise pending the completion of the merger; and

•	the possible disruption to our business that might result from the announcement of the merger and the resulting distraction of the attention of our management.
     The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive but, we believe, includes all material factors considered by our Board of Directors. Based on the factors outlined above, our Board of Directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of our shareholders.
     Our Board of Directors believes that the merger is fair to and in the best interests of our shareholders. Our Board of Directors recommends that you vote “FOR” approval of the merger agreement and the merger.

Opinion of Ladenburg
     Ladenburg made a presentation to our Board of Directors on March 26, 2008 and subsequently delivered its written opinion to our Board of Directors. The opinion stated that, as of March 26, 2008, based upon and subject to the assumptions made, matters considered, and limitations on Ladenburg’s review as set forth in the opinion, the merger consideration is fair, from a financial point of view, to Quipp’s shareholders.
     The full text of Ladenburg’s written opinion dated as of March 26, 2008, which sets forth the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Ladenburg in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. We urge you to read the opinion carefully and in its entirety. The summary of the Ladenburg opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
     The Ladenburg opinion is for the use and benefit of our Board of Directors in connection with its consideration of the merger and is not intended to be, and does not constitute, a recommendation to you as to how you should vote or proceed with respect to the merger or any other matter. Ladenburg was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the merger, and other alternatives to the merger that might exist for us. Ladenburg does not express any opinion as to the underlying valuation or future performance of Quipp or the price at which our securities might trade at any time in the future.
     Ladenburg’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, March 26, 2008. Accordingly, although subsequent developments may affect its opinion, Ladenburg has not assumed any obligation to update, review or reaffirm its opinion.
     In arriving at its opinion, Ladenburg took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Ladenburg:
•	Reviewed the merger agreement.

•	Reviewed publicly available financial information and other data with respect to Quipp that it deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2006 and the Proxy Statement on Schedule 14A filed October 31, 2007.

•	Reviewed non-public information and other data with respect to Quipp, including the draft Annual Report on Form 10-K for the year ended December 31, 2007, financial projections for the four years ending December 31, 2011, and other internal financial information and management reports.

•	Reviewed Quipp’s current shareholder ownership and capitalization.

•	Considered the historical financial results and present financial condition of Quipp.

•	Reviewed and compared the trading of, and the trading market for Quipp’s common stock, the common stock of comparable companies, and two general market indices.

•	Reviewed and analyzed the range of the merger consideration.

•	Reviewed and analyzed Quipp’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Quipp.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to that of Quipp.

•	Reviewed and analyzed the premiums paid in certain other transactions.

•	Reviewed the discount/premium implied by the merger over Quipp’s stock price for various periods.

•	Reviewed and discussed with representatives of Quipp management certain financial and operating information furnished by them, including financial projections and analyses with respect to Quipp’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.
     In arriving at its opinion, Ladenburg relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Ladenburg without assuming any responsibility for any independent verification of any such information. Further, Ladenburg relied upon the assurances of Quipp’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the forecasts of future financial performance prepared by or reviewed with Quipp’s management, Ladenburg assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments. The projections were solely used in connection with the rendering of Ladenburg’s fairness opinion, and investors should not place reliance upon such projections, as they are not necessarily an indication of what Quipp’s revenues and profit margins will be in the future. The projections are not to be interpreted as projections of future performance (or “guidance”) by Quipp. Ladenburg did not evaluate the solvency or fair value of Quipp under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Ladenburg did not make or obtain any evaluations or appraisals of Quipp’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, Ladenburg did not attempt to confirm whether Quipp had good title to its assets.
     Ladenburg assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Ladenburg assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the shareholders of Quipp in any material respect.
     In connection with rendering its opinion, Ladenburg performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Ladenburg was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Ladenburg did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger consideration to Quipp’s shareholders. Further, the summary of Ladenburg’s analyses described below is not a complete description of the analyses underlying Ladenburg’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ladenburg made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Ladenburg may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Ladenburg’s view of the value of Quipp’s assets. The estimates contained in Ladenburg’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Ladenburg’s analyses and estimates are inherently subject to substantial uncertainty. Ladenburg believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete or incorrect view of the process underlying the analyses performed by Ladenburg in connection with the preparation of its opinion.
     The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Ladenburg’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create an incomplete or incorrect view of the financial analyses performed by Ladenburg.
     The analyses performed were prepared solely as part of Ladenburg’s analysis of the fairness, from a financial point of view, of the merger consideration to our shareholders, and were provided to our Board of Directors in connection with the delivery of Ladenburg’s opinion. The opinion of Ladenburg was just one of the several factors taken into account by our Board of Directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.
Stock Performance Review
     Ladenburg reviewed the daily closing market price and trading volume of Quipp’s common stock for the 24 month and 12 month periods ended March 20, 2008, respectively. Ladenburg noted the following:
•	Over the past two years, Quipp’s stock price has declined steadily from its high of approximately $10.91 on March 20, 2006 to $3.00 on March 20, 2008, representing a 72.5% decrease.

•	The trading of Quipp’s stock experienced limited liquidity with a mean and median trading volume of 2,158 and 200, respectively, for the 24 month period ending March 20, 2008.
Merger Consideration Analysis
     The maximum merger consideration is $5.65 in cash, based on an aggregate merger consideration of $8,350,000, 1,477,746 shares outstanding and all Quipp options being cancelled. Further, the $5.65 merger consideration assumes a minimum Closing Cash balance of $1,500,000 and Closing Indebtedness of no greater than $150,000.
     The merger consideration would be decreased if the Closing Cash balance is less than $1,500,000 or the Closing Indebtedness is greater than $150,000; however, Quipp is not required to effect the merger if the adjusted merger consideration would be less than $4.30.
     For the purposes of its analysis, Ladenburg utilized a merger consideration of $5.30, based on an estimated Closing Cash balance of $1,000,000 and a Closing Indebtedness of $163,000, or a closing net cash of approximately $837,000.
     Ladenburg noted that the minimum merger consideration of $4.30 would imply that closing net debt (Closing Indebtedness minus Closing Cash) equals $646,000.
Valuation Overview
     Ladenburg generated an indicated valuation range for Quipp based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below. Ladenburg weighted the three approaches equally and arrived at an indicated per share equity value range of approximately $3.70 to approximately $5.07. Ladenburg noted that the merger consideration’s estimated indicated value of $5.30 is higher than Quipp’s indicated equity value range.
     Assuming a closing net debt of $646,000 (as implied by the minimum merger consideration noted above), Ladenburg determined that the indicated per share equity value would range from approximately $2.68 to approximately $4.03. Ladenburg noted that the minimum merger consideration of $4.30 is higher than this indicated equity value range. Other than the closing net debt, Ladenburg did not adjust the assumptions (multiples, discount rates, etc.) utilized in determining this indicated equity value range.
Discounted Cash Flow Analysis
     A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.
     While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.
     Ladenburg utilized the forecasts provided by Quipp management, which project low future growth in revenues from fiscal year or FY 2007 to FY2011 from approximately $24.6 million to $29.0 million, respectively. This represents a compound average growth rate of approximately 4.1% over the period. Based on discussions with customers, Quipp’s management expects the market for post-press equipment to recover in 2009, following depressed demand in 2007 and 2008.

     The projections also forecast an improvement in EBITDA from FY2007 to FY2011, from approximately negative $0.3 million to $1.2 million, respectively. This represents an improvement in Quipp’s EBITDA margin from negative 1.2% to 4.2%. For purposes of Ladenburg’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for non-cash stock compensation expenses and one-time charges.
     In order to arrive at a present value, Ladenburg utilized discount rates ranging from 18.5% to 20.5%. This was based on an estimated weighted average cost of capital of 19.3% (based on Quipp’s estimated weighted average cost of debt of 5.4% and 21.7% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premiums.
     Ladenburg presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as long term perpetual growth rates.
     Utilizing terminal revenue multiples of between 0.25x and 0.35x, terminal EBITDA multiples of between 6.0x and 7.0x and long term perpetual growth rates of between 3.0% and 4.0%, Ladenburg calculated a range of indicated enterprise values and then added net cash of approximately $837,000 (which includes approximately $1 million in cash less approximately $163,000 in interest bearing debt) to derive a per share range of equity values of approximately $3.60 to approximately $4.30, based on 1,477,746 shares outstanding. For purposes of Ladenburg’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.
     Assuming a closing net debt of $646,000 (as implied by the minimum merger consideration noted above), Ladenburg determined that the indicated per share equity value under a discounted cash flow analysis would range from approximately $2.61 to approximately $3.28. Other than the closing net debt, Ladenburg did not adjust the assumptions (multiples, discount rates, etc.) utilized in determining this indicated equity value range.
Comparable Company Analysis
     A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Quipp with respect to business and revenue model, operating sector, size and target customer base.
     Ladenburg identified the following eight companies that it deemed comparable to Quipp with respect to their industry sector and operating model. All of the comparable companies manufacture equipment used in the newspaper and/or publishing industry. Three of the eight comparable companies are located in the United States, and therefore have similar exposure to the domestic newspaper and/or publishing industry as Quipp. The comparable companies are as follows:
•	Heidelberger Druckmaschinen AG

•	Koenig & Bauer AG

•	Tokyo Kikai Seisakusho Ltd.

•	Baldwin Technology Co. Inc.

•	Glunz & Jensen A/S

•	Nipson Digital Printing Systems plc

•	Delphax Technologies Inc.

•	Paragon Technologies Inc.
     Except for Paragon Technologies, all the comparable companies are substantially larger than Quipp both in terms of revenue and enterprise value, with latest twelve months, or LTM, revenue ranging from approximately $21.5 million to approximately $5.9 billion, compared with approximately $24.6 million for Quipp. Based on publicly available information as of March 20, 2008, the enterprise value for the comparable companies ranged from approximately $2.6 million to approximately $2.8 billion, compared with approximately $3.6 million for Quipp.
     Ladenburg noted that a majority of the comparable companies are more profitable than Quipp, with LTM EBITDA margins ranging from approximately negative 12.5% to approximately 10.6%, compared with approximately negative 1.2% for Quipp.

     Except for Delphax Technologies and Nipson Digital Printing Systems, all the comparable companies have higher revenue growth than Quipp, with 2007 revenue growth ranging from approximately negative 14.6% to approximately 20.6%, compared with approximately negative 6.8% for Quipp.
     Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits and EBITDA were normalized to exclude unusual and extraordinary expenses and income.
     Ladenburg generated a number of multiples worth noting with respect to the comparable companies:

Enterprise Value Multiple of	Mean	Median	High	Low	Quipp

2007 revenue	0.39x	0.28x	0.76x	0.12x	0.15x
2008 revenue	0.30x	0.26x	0.47x	0.17x	0.15x
2009 revenue	0.31x	0.31x	0.46x	0.17x	0.13x
     Ladenburg also reviewed the historical multiples generated for the comparable companies, and noted that the mean enterprise value to LTM revenue multiple over the last ten years was 0.58x.
     Ladenburg selected an appropriate multiple range for Quipp by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Ladenburg expects Quipp’s valuation multiples to be below the mean of the comparable companies due to its lower EBITDA margins, lower revenue growth and smaller size.
     Based on the above factors, Ladenburg applied the following multiples to Quipp’s respective statistics:
•	2007 revenue multiples of 0.20x to 0.30x

•	2008 revenue multiples of 0.18x to 0.28x

•	2009 revenue multiples of 0.15x to 0.25x
     and calculated a range of enterprise values for Quipp by weighting the above indications equally and then added net cash of approximately $837,000 to derive a per share range of equity values of approximately $3.60 to approximately $5.30.
     None of the comparable companies have characteristics identical to Quipp. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.
     Assuming a closing net debt of $646,000 (as implied by the minimum merger consideration noted above), Ladenburg determined that the indicated per share equity value under a comparable company analysis would range from approximately $2.54 to approximately $4.23. Other than the closing net debt, Ladenburg did not adjust the assumptions (multiples, discount rates, etc.) utilized in determining this indicated equity value range.
Comparable Transaction Analysis
     A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Quipp. The comparable transaction analysis generally provides the widest range of values due to the varying importance of an acquisition to a buyer (e.g., a strategic buyer typically is willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (e.g., competitiveness among potential buyers).
     Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Ladenburg located nine transactions announced since the beginning of 2005 involving target companies manufacturing either material handling equipment or any type of equipment used in the newspaper or publishing industry and for which detailed transaction and financial information was available.

Target	Acquiror

Jervis B Webb Company	Daifuku Co. Ltd. (TSE:6383)

MTH Automation AB	Goodtech ASA (OB:GOD)

Lasermax Roll Systems AB	BOWE SYSTECH Int. GmbH

Dauphin Graphic Machines, Inc.	Manugraph India, Ltd. (BSE:505324)

Oxy-Dry Corporation	Baldwin Technology Co. Inc. (AMEX:BLD)

Man Roland Druckmaschinen AC	Allianz Capital, Partners GmbH

K&F International, Inc.	Glunz & Jensen A/S (CPSE:GJ)

Newstec, Inc.	Quipp Inc. (NasdaqCM:QUIP)

Ermanco, Inc.	TGW Transportgerate GmbH
     Based on the information disclosed with respect to the targets in each of the comparable transactions, Ladenburg calculated and compared the enterprise values as a multiple of LTM revenue.
     Ladenburg noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean	Median	High	Low
LTM revenue	0.43x	0.36x	0.80x	0.23x
     Ladenburg expects Quipp to be valued below the mean of the comparable transactions multiples due to its lower profitability and smaller size.
     Based on the above factors, Ladenburg applied revenue multiples of 0.20x to 0.30x to Quipp’s 2007 revenue, and calculated a range of enterprise values for Quipp and then added net cash of approximately $837 thousand to derive a per share range of equity values of between $3.90 and $5.60.
     Assuming a closing net debt of $646,000 (as implied by the minimum merger consideration noted above), Ladenburg determined that the indicated per share equity value under a comparable transaction analysis would range from approximately $2.88 to approximately $4.57. Other than the closing net debt, Ladenburg did not adjust the assumptions (multiples, discount rates, etc.) utilized in determining this indicated equity value range.
     None of the target companies in the comparable transactions have characteristics identical to Quipp. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.
Premiums Paid Analysis
     The premiums paid analysis involves the examination of the acquisition premiums derived in transactions where a controlling interest of a public company was acquired and the comparison of the observed premiums to the premium implied by the merger consideration in the transaction. Ladenburg reviewed the one-day, five-day and 30 day premiums for all controlling interest transactions where:
•	The transaction was announced on or after January 1, 2005;

•	The transaction value was less than or equal to $50 million;

•	The acquiring party previously had less than 50% shareholding in the target company; and

•	The target company was based in the United States.

     Ladenburg reviewed 126 transactions that met these criteria and calculated the mean and median of the acquisition premiums. They were 27.8% and 26.5%, respectively, for the one-day premium, 27.6% and 26.0%, respectively, for the five-day premium, and 32.3% and 31.5%, respectively, for the 30-day premium.
     In addition, Ladenburg calculated the mean one-day premium for each year in the data set. This calculated mean was 31.6%, 29.4% and 18.3%, in 2005, 2006 and 2007, respectively. Ladenburg noted the declining mean during the reviewed period.
     Ladenburg determined an indicated per share equity value range of approximately $4.68 to approximately $4.72 for Quipp, based on a range of premiums derived from the premiums paid analysis.
     In addition, Ladenburg reviewed the premium/discount implied by a range of merger consideration with respect to the stock price of Quipp for various periods. The merger consideration represents a one-day premium of approximately 76.8%, assuming a $5.30 stock price, and 43.3%, assuming a $4.30 stock price, in both cases significantly higher than the premiums observed in the premiums paid analysis.
     None of the target companies in the acquisition premiums analysis have characteristics identical to Quipp. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the acquisition premiums analysis and other factors that could affect the respective acquisition values.
General
     Based on the information and analyses set forth above, Ladenburg delivered its written opinion to our Board of Directors, which stated that, as of March 26, 2008, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the merger consideration is fair, from a financial point of view, to our shareholders. Ladenburg is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. We determined to use the services of Ladenburg because it is a recognized investment banking firm that has substantial experience in similar matters. Ladenburg has received a non-contingent fee of $55,000 in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable expenses, including attorneys’ fees. In addition, we have agreed to indemnify Ladenburg and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement.
     Ladenburg currently is acting, and its affiliate previously acted, as financial advisor to Quipp with respect to the merger. Ladenburg will receive a fee of approximately $122,500, contingent upon the successful completion of the merger. Ladenburg was engaged by Quipp to advise, and did advise, as to different strategic alternatives with respect to Quipp, including maintaining the status quo, growing through acquisition, declaring a special dividend or pursuing a sale of Quipp. Furthermore, Ladenburg’s affiliate previously provided advisory services to Quipp in connection with Quipp’s acquisition of Newstec, Inc. in August 2005 and received compensation for such services.
     Pursuant to Ladenburg’s policies and procedures, its opinion was required to be, and was, approved by a fairness committee. Ladenburg’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of Quipp’s officers, directors or employees, or class of such persons, relative to the compensation to Quipp’s shareholders.
     In the ordinary course of business, Ladenburg, certain of Ladenburg’s affiliates, as well as investment funds in which Ladenburg or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Quipp, any other party that may be involved in the merger and their respective affiliates for its own account and for the accounts of its customers.
Certain Effects of the Merger
     Conversion of Outstanding Quipp Common Stock
     If the merger agreement is approved by our shareholders and the other conditions to the completion of the merger are either satisfied or waived, MergerCo will be merged with and into Quipp, with Quipp continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of our common stock, other than shares held by shareholders who validly perfect their rights of appraisal under Florida law, will be converted into the right to receive the merger consideration. Our shareholders will be required to surrender their shares upon the completion of the merger in exchange for a cash payment equal to the merger consideration. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration expected to be paid is approximately $6,350,000 to $8,350,000.
      Effect on Listing; Registration and Status of Quipp Common Stock
     Our common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is traded on the Nasdaq Capital Market under the symbol “QUIP.” As a result of the Merger, Quipp will be a privately-held company, with no public market for its common stock. After the merger, our common stock will cease to be traded on the Nasdaq Capital Market, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination and the delisting of Quipp’s common stock from the Nasdaq Capital Market will make certain provisions of the Exchange Act inapplicable to Quipp as a stand-alone company, such as:
•	the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting;

•	the short-swing profit recovery provisions of Section 16(b); and

•	the liability provisions of the Exchange Act and the corporate governance requirements under Nasdaq rules and regulations and the certification and reporting provisions under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of Quipp provide certifications regarding disclosures in periodic reports and that annual reports contain management’s report on the effectiveness of the company’s internal control over financial reporting).
     In addition, Quipp will no longer be required to file periodic reports with the SEC after the effective time of the merger.
Considerations Relating to the Proposed Merger
     Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to Quipp’s public filings for information regarding risks relating to Quipp’s business, including those disclosed in the section entitled “Risk Factors” in Quipp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
      Failure to complete the merger could negatively impact the market price of Quipp common stock.
     If the merger is not completed for any reason, Quipp will be subject to a number of material risks, including the following:
•	the market price of Quipp’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed, if not further;

•	unless the failure to complete the merger is a result of a willful failure of ITW or MergerCo, costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of Quipp and the potential disruption to its employees and its relationships with customers, suppliers and distributors during the period before the completion of the merger may make it difficult for Quipp to regain its financial and market positions if the merger does not occur.
     If the merger is not approved by our shareholders at the special meeting, Quipp, ITW and MergerCo will not be permitted under Florida law to complete the merger, and each of Quipp, ITW and MergerCo will have the right to terminate the merger agreement. Upon such termination, Quipp may be required to pay ITW a termination fee. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page       of this proxy statement.

     Further, if the merger is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.
Unless the merger agreement is terminated, Quipp will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.
     Unless and until the merger agreement is terminated, subject to specified exceptions, Quipp is restricted from initiating, soliciting or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than ITW. In addition, Quipp will not be able to enter into an alternative transaction at a more favorable price, unless and until the merger agreement is terminated, which may result in Quipp incurring potentially significant liability to ITW. See “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” beginning on page ___ of this proxy statement and “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page ___ of this proxy statement.
     Uncertainties associated with the merger may cause Quipp to lose key personnel.
     Our current and prospective employees may be uncertain about their future roles and relationships with Quipp following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.
Interests of Quipp’s Executive Officers in the Merger
     In considering the recommendation of our Board of Directors, you should be aware that Quipp’s executive officers may be deemed to have interests in the transaction that are different from or in addition to the interests of Quipp shareholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby and in determining to recommend that our shareholders’ vote for approval of the merger agreement and approval of the merger.
     Severance Payments and Benefits Under Change of Control Agreements and Employment Agreements
     Consummation of the merger will constitute a change in control under certain change of control agreements and employment agreements between Quipp and certain of its executive officers.
     The employment agreement of Michael S. Kady, our President and Chief Executive Officer, provides that, in the event his employment is terminated by Quipp without “cause” (as defined in the agreement), or in the event of a “constructive termination without cause,” and Mr. Kady provides Quipp with a general release as specified in the agreement, he will be entitled to receive, in addition to any earned but unpaid compensation, an amount equal to the greater of his annual base salary or his base salary for the balance of the then existing term of the agreement, payable in accordance with Quipp’s normal payroll practices. However, if such termination or constructive termination without cause occurs during the period commencing 90 days prior to a “change of control” and ending 12 months following the change of control, Mr. Kady will receive a lump sum payment in an amount equal to the greater of two times his annual base salary or his base salary for the balance of the then existing term of the agreement. The employment agreement also provides that in the event of a change of control, the term of Mr. Kady’s agreement will be extended until 24 months following the month in which the change of control occurs. The merger will constitute a “change of control.”
     In addition, for a period of 12 months following any termination without cause or constructive termination without cause, Quipp will reimburse Mr. Kady for the cost of COBRA health insurance continuation coverage under Quipp’s health plan. Mr. Kady also will be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs.
     The employment agreement of John F. Connors III, Quipp’s Vice President of Corporate Development, provides that, in the event Mr. Connors’ employment is terminated by Quipp without cause (as defined in the agreement) and Mr. Connors provides Quipp with a general release as specified in the agreement, he will be entitled to receive, in addition to any earned but unpaid compensation, an amount equal to his base salary for the balance of the then existing term of the agreement, payable in accordance with Quipp’s normal payroll practices. Such amounts also will be payable to Mr. Connors if he terminates his employment as a result of a significant diminution in his duties and responsibilities from those initially contemplated in the agreement or a material breach of the agreement by the Company. Mr. Connors’ employment agreement terminates in August 2008.
     In December 2000, Quipp and Quipp Systems entered into change of control agreements with several officers of Quipp Systems, including Christer A. Sjogren, Quipp Systems’ Executive Vice President, David Switalski, Quipp Systems’ Vice President of Operations, Angel Arrabal, Quipp Systems’ Vice President of Sales and Marketing, and Mohammed Jamil, Quipp Systems’ Vice President of Customer Service. Under each change of control agreement, if the executive officer is terminated for any reason other than “cause” (as defined in the agreement) or suffers a “constructive termination without cause” during the period commencing 90 days prior to a change of control and ending 12 months following the change of control, the executive officer will receive an amount equal to two times his base salary. In addition, for a period of 12 months following an executive’s termination or constructive termination, Quipp will reimburse the executive officer for the cost of COBRA health insurance continuation coverage under Quipp’s health plan and will continue to provide any automobile or automobile allowance made available to the executive officer prior to the change of control. The executive will also be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs.
     On October 28, 2005, Quipp and Quipp Systems entered into a change of control agreement with Eric Bello, Quipp’s Vice President of Finance and Chief Financial Officer. Under the change of control agreement, if Mr. Bello is terminated for any reason other than “cause” (as defined in the agreement) or suffers a “constructive termination without cause” during the period commencing 90 days prior to a change of control and ending 12 months following the change of control, and Mr. Bello provides Quipp with a general release as specified in the agreement, Mr. Bello will receive a lump sum payment equal to two times his base salary. In addition, for a period of 12 months following such termination or constructive termination, Quipp will reimburse Mr. Bello for the cost of COBRA health insurance continuation coverage under Quipp’s health plan. Mr. Bello also will be entitled to receive any benefits accrued and due under all of Quipp’s applicable benefit plans and programs.
     Under Mr. Kady’s and Mr. Connors’ employment agreements, “cause” generally is defined as meaning (i) the executive’s indictment or conviction for a felony or a crime involving fraud, misrepresentation or moral turpitude; (ii) the executive’s fraud, dishonesty, theft or misappropriation in connection with his duties; or (iii) gross negligence or willful misconduct in the performance of his duties, unless cured within 30 days after his receipt of written notice thereof.
     Under each change of control agreement, “cause” generally is defined as a finding by Quipp that the executive has (i) performed his duties in a grossly negligent manner and does not remedy the breach within 30 days after receiving written notice specifying the details thereof, (ii) been engaged in disloyalty to the company or (iii) violated the agreement’s confidentiality and noncompetition provisions.
     Under Mr. Kady’s employment agreement and the change of control agreements described above, a “change of control” is defined generally as meaning the acquisition by a person of securities having more than 20 percent of the voting power of Quipp’s outstanding securities; a sale or other disposition of substantially all of Quipp’s assets; any transaction as a result of which Quipp’s shareholders do not beneficially own at least 80 percent of the voting power of the surviving company in the election of directors; or a change in the composition of Quipp’s Board of Directors as a result of which “incumbent board members” (as defined in the agreement) constitute less than a majority of the Board of Directors. However, the Board of Directors may determine that one or more of these events do not constitute a change of control, provided that a majority of the Board of Directors consists of incumbent board members. A “constructive termination without cause” means an executive’s resignation following a material reduction in his compensation, a significant diminution in his duties and responsibilities, assignment of duties and responsibilities that are materially and adversely inconsistent with the duties and responsibilities he held on the date of the agreement, or the required relocation of the executive out of the greater Miami, Florida area, in each case except as is due to cause or disability.
Potential Termination Payments Under Employment and Change of Control Agreements
The following table shows potential payments to the named executive officers upon specified events of termination of employment following a change of control, assuming a June 1, 2008 termination date. In connection with the amounts shown in the table:

•	Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $5.65 maximum merger consideration.

•	COBRA benefits are equal to the costs Quipp currently would incur to maintain such benefits for the applicable period.

	Change of Control
Name	and Specified Termination Event
Michael S. Kady	$505,541	(1)
Eric Bello	$243,500	(2)
Angel Arrabal	$205,900	(3)
John F. Connors III	$50,000	(4)
Mohammed Jamil	$230,040	(5)
Christer Sjogren	$279,691	(6)
David Switalski	$261,400	(7)

(1)	Includes a lump sum payment of $466,000, COBRA reimbursement of $11,291 and vesting of restricted stock with a value of $28,250, based on the $5.65 maximum merger consideration. The vesting of restricted stock will occur upon a change of control, regardless of whether a termination event also occurs.

(2)	Includes a lump sum payment of $234,200 and COBRA reimbursement of $9,300.

(3)	Includes a lump sum payment of $190,600 and COBRA reimbursement of $15,300.

(4)	Payable in three equal monthly installments through August 2008, the date Mr. Connors’ employment agreement expires.

(5)	Includes a lump sum payment of $215,400 and COBRA reimbursement of $14,640.

(6)	Includes a lump sum payment of $268,400 and COBRA reimbursement of $11,291.

(7)	Includes a lump sum payment of $261,400.
      Indemnification of Executive Officers and Directors
     The merger agreement contains provisions relating to the indemnification of and insurance for Quipp’s directors and officers. Under the merger agreement, ITW has agreed that for six years after the effective time of the merger, it will cause Quipp to indemnify and hold harmless Quipp’s present and former officers and directors for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under the Florida Business Corporation Act or provided under Quipp’s articles of incorporation and bylaws (in each case, as in effect as of the date of the merger agreement).
      Directors’ and Officers’ Insurance
     Pursuant to the merger agreement, Quipp will purchase non-cancelable “tail” coverage insurance policies under Quipp’s current officers’ and directors’ liability and fiduciary liability insurance policies (providing coverage comparable to that currently provided by such insurance), which tail policies will be effective for a period from the effective time of the merger through and including the date six years from the effective time of the merger in respect of acts or omission occurring prior to the effective time of the merger.
     If ITW or Quipp (i) consolidates with or merges into any other person and is not the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of ITW or Quipp, as the case may be, will assume the obligations described above.
     The foregoing summary of the indemnification of executive officers and directors and directors’ and executive officers’ insurance is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A.
Regulatory Matters
      U.S. and Foreign Governmental Regulation
     The merger may be subject to certain regulatory requirements of municipal, state, federal and foreign governmental and self-regulatory agencies and authorities. Together with ITW, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals, and the merger agreement is approved by our shareholders, conditions may be placed on the merger that could cause us to abandon it.
Material U.S. Federal Income Tax Consequences
     The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.
     This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, controlled foreign corporations, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who own 5% or more of all our common stock, holders who acquired our common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code.
     This discussion does not address the U.S. federal income tax consequences to any holder of our common stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. Federal estate or gift tax consequences of the merger, or the tax consequences of the merger under state, local or foreign tax laws.
     If a partnership or other passthrough entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger.
     This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Quipp common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.
     Exchange of Common Stock for Cash. Generally, the merger will be taxable to the holders of our common stock for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss if our common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the merger. If the holder has held our common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a holder acquired different blocks of Quipp common stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of Quipp common stock.
     Information Reporting and Backup Withholding. Generally, holders of Quipp common stock will be subject to information reporting on the cash received in the merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Quipp common stock is entitled in connection with the merger unless (1) such holder provides on a Form W-9 (or appropriate substitute form) a tax identification number; (2) certifies that such holder is (a) a U.S. person, (b) the tax identification number is correct, and (c) no backup withholding is otherwise required; and (3) otherwise complies with such backup withholding rules. Each holder of Quipp common stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. Backup withholding is not an additional tax. Any amount withheld from a payment to a holder of Quipp common stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.
     HOLDERS OF QUIPP COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
Rights of Appraisal
     We have concluded that our shareholders are entitled to appraisal rights, and the right to receive payment of the “fair value” of their shares of Quipp common stock in connection with the consummation of the merger upon compliance with the requirements of the Florida Business Corporation Act, or “FBCA.”
     The following summary of appraisal rights under the FBCA is qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the FBCA, a copy of which is attached as Appendix D to this proxy statement.
     To the extent you own any shares of Quipp common stock, failure to strictly follow the procedures summarized herein and set forth completely in Appendix D may result in the loss, termination or waiver of your appraisal rights. We urge each shareholder to read Appendix D in its entirety and, if such shareholder deems appropriate, to consult with its legal advisor.
     In order to exercise its appraisal rights, a holder of common stock must:
•	deliver to us at our headquarters, before the vote on the merger agreement is taken at the special meeting, written notice of the holder’s intent to demand payment if the merger is effectuated (“Notice of Demand”), and

•	not vote (or cause or permit to be voted) any of the holder’s shares of common stock in favor of approval of the merger agreement.
     Please note that a holder of common stock will forfeit the holder’s appraisal rights if (i) the holder does not file the Notice of Demand as provided above or (ii) the holder votes any of the holder’s shares of common stock in favor of approval of the merger agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute the Notice of Demand. The Notice of Demand must be in addition to and separate from any proxy or vote. Further, if a holder signs, dates and mails the proxy card for the holder’s common stock without indicating how the holder wishes to vote, the holder’s shares will be voted in accordance with the recommendation of the board of directors in favor of the approval of the merger agreement, and the holder will thereby lose the holder’s right to assert appraisal rights.
     If the merger agreement is approved at the special meeting and the merger is effectuated, we will deliver a written appraisal notice (“Appraisal Notice”) to all record holders of our common stock who did not vote (or cause or permit to be voted) any of his or her shares of common stock in favor of the merger and who timely filed with us a Notice of Demand, no earlier than the date the merger becomes effective and no later than 10 days after such date. The Appraisal Notice will be accompanied by a form (the “Appraisal Form”) that specifies the date on which the merger became effective and requests that each of the dissenting holders of shares of common stock state the following information:
•	the shareholder’s name and address;

•	the number, classes and series of shares as to which the shareholder asserts appraisal rights;

•	that the shareholder did not vote for the transaction;

•	whether the shareholder accepts our offer to pay our estimate of fair value; and

•	if our offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated fair value plus interest.
     Additionally, the Appraisal Form will provide the information as to where it must be sent, where certificates for common stock must be deposited and the date by which the Appraisal Form and those certificates must be deposited (which may not be fewer than 40 nor more than 60 days after the date the Appraisal Notice and Appraisal Form are sent). Please note that a dissenting holder of common stock will waive the right to demand appraisal with respect to the dissenting holder’s shares of common stock unless the Appraisal Form is received by us by such specified date.
     The Appraisal Notice will also include (1) our estimate of the fair value of the shares of common stock and an offer to pay such fair value to each dissenting holder of common stock entitled to appraisal rights under the FBCA, and (2) the date by which written notice of a dissenting shareholder who wishes to withdraw from the appraisal process must be received by us (which date must be within 20 days after the date the Appraisal Form and common stock certificates must be returned to us). The Appraisal Notice will be accompanied by our financial statements consisting of a balance sheet, an income statement and cash flow statement for the most recent fiscal year ended and the latest available interim financial statements, if any. A dissenting holder of shares of common stock may request in writing that we provide to it, within 10 days after the date the Appraisal Form and the common stock certificates must be returned to us, the number of dissenting holders of common stock who return the Appraisal Forms by the specified date and the total number of shares of common stock owned by such dissenting shareholders. The Appraisal Notice also will be accompanied by a copy of Sections 607.1301 through 607.1333 of the FBCA.
     If a dissenting holder of shares of common stock does not execute and return the Appraisal Form to us and deposit the dissenting holder’s share certificates for common stock on a timely basis as provided above, the dissenting holder will not be entitled to payment under the FBCA. Once the dissenting holder properly returns the executed Appraisal Form with the dissenting holder’s common stock certificates, that dissenting holder loses all rights as a holder of common stock unless the dissenting holder withdraws from the appraisal process by notifying us in writing as provided in the Appraisal Notice. A holder of common stock who has duly executed and returned the Appraisal Form to us with the dissenting holder’s common stock certificates may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying us in writing by the date set forth in the Appraisal Notice. A holder of common stock who fails to so withdraw from the appraisal process may not thereafter withdraw without our written consent.
     If a dissenting holder of shares of common stock accepts our offer to purchase the dissenting holder’s shares of common stock at our estimated fair value, we will honor the dissenting holder’s request for payment within 90 days after we receive the duly executed Appraisal Form from the dissenting holder. Once the payment is made, the dissenting holder will cease to have any interest in the shares of common stock held by the dissenting holder prior to the appraisal process.
     If a dissenting holder of shares of common stock is dissatisfied with our offer to pay our estimated fair value for the dissenting holder’s shares of common stock, the dissenting holder must notify us on the Appraisal Form of the dissenting holder’s own estimate of the fair value of the dissenting holder’s common stock and demand payment of that amount plus interest. If a dissenting holder of common stock fails to so notify us in writing and on a timely basis, the dissenting holder will waive its right to demand payment of its own estimate of fair value plus interest and will only be entitled to the payment offered by us.
     If a dissenting holder makes demand for payment as described in the immediately preceding paragraph which remains unsettled and we do not commence a proceeding within 60 days after receiving the demand for payment and petition the court to determine the fair value of the shares and accrued interest, any shareholder who has made such a demand for payment may commence such a proceeding in the name of Quipp. All shareholders whose demands remain unsettled will be made parties to the proceeding. Each dissenting holder made a party to the proceeding is entitled to judgment for the amount of the fair value of such dissenting holder’s shares, plus interest, as found by the court.
     Shareholders considering asserting appraisal rights should note that the fair value of their shares determined under Sections 607.1301 through 607.1333 of the FBCA could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not assert appraisal rights. The court in an appraisal proceeding will determine all costs of the proceeding, including the compensation and expenses of appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith. The court in an appraisal proceeding may also assess the expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (i) against us and in favor of any or all shareholders demanding appraisal if the court finds that we did not substantially comply with Sections 607.1320 and 607.1322 of the FBCA, or (ii) against either us or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.
     Notwithstanding the above-described appraisal rights, we may not make any payment to a shareholder seeking appraisal rights if, after giving effect to such payment:
•	we would not be able to pay our debts as they become due in the usual course of business; or

•	our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the payment.
In such event, a dissenting holder of shares of common stock may, at its option
•	withdraw his or her notice of intent to assert appraisal rights; or

•	retain his or her status as a claimant against us and, if we are liquidated, be subordinated to the rights of our creditors, but have rights superior to the shareholders not asserting appraisal rights, and if we are not liquidated, retain his or her right to be paid for the shares of common stock, which right we will be obliged to satisfy when we are solvent.
     A dissenting holder of common stock must exercise these options by written notice filed with us within 30 days after we have given written notice that the payment for shares of common stock cannot be made because of these insolvency restrictions. If the dissenting holder fails to exercise his or her option, the dissenting holder will be deemed to have withdrawn his or her Notice of Demand.
     The appraisal rights provisions of the FBCA are included as Appendix D to this proxy statement. We urge each holder of shares of common stock to read the attached provisions of the FBCA if it wishes to exercise its appraisal rights with respect to the merger.

TERMS OF THE MERGER AGREEMENT
     The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.
     The merger agreement contains representations and warranties Quipp and ITW made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General; The Merger
     At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the FBCA, MergerCo will merge with and into Quipp and the separate corporate existence of MergerCo will end. Quipp will be the surviving corporation in the merger and will continue to be a Florida corporation after the merger, wholly owned by ITW. The articles of incorporation and bylaws of Quipp will be the articles of incorporation and bylaws of the surviving corporation.
     The directors of MergerCo will, from and after the effective time of the merger, be the initial directors of Quipp, as the surviving corporation. The officers of MergerCo at the effective time of the merger will, from and after the effective time of the merger, be the initial officers of Quipp, as the surviving corporation, until successors are duly elected or appointed and qualified in accordance with applicable law.
When the Merger Becomes Effective
     Quipp and MergerCo will file articles of merger with the Florida Secretary of State no later than the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Quipp and ITW agree to another date. The merger will become effective at the time the articles of merger are duly filed with the Florida Secretary of State or at such other later date and time as Quipp and ITW agree and specify in the articles of merger.
     If our shareholders approve the merger agreement, the Company and ITW intend to complete the merger as soon as practicable thereafter. The merger is expected to be completed during the Company’s second fiscal quarter of 2008. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.
Consideration to be Received Pursuant to the Merger; Cancellation of Stock Options
     Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by persons, if any, who validly perfect their rights of appraisal under Florida law) will be converted into the right to receive $4.30 to $5.65 in cash, without interest (resulting in total expected payments of approximately $6,350,000 to $8,350,000). The merger consideration will be $5.65 per share if both:

•	our “Closing Cash,” which is our cash and cash equivalents on the third business day prior to the closing of the merger:
•	reduced by:
•	(i) any of our unpaid expenses relating to the merger agreement and (ii) any subsequent disbursements prior to the closing of the merger in excess of $50,000 in the aggregate, and
•	increased by:
•	the premium paid by Quipp to purchase six year “tail” insurance policies under the Company’s current officers and directors liability insurance policy and fiduciary liability insurance policy is at least $1,500,000; and

•	Company Indebtedness, as defined in the merger agreement, is no more than $150,000.
     The $5.65 per share amount is based on an aggregate purchase price of $8,350,000. To the extent that Closing Cash is less than $1,500,000, and/or to the extent that Company Indebtedness is more than $150,000, the aggregate purchase price will be reduced, provided that we will not proceed with the merger if the merger consideration would be less than $4.30 per share. Under the merger agreement, “Company Indebtedness” means all indebtedness of the Company and its subsidiary for borrowed money (excluding capital leases and excluding trade payables constituting current liabilities that either (i) are less than 60 days outstanding or (ii) have been disputed by the Company in good faith and the Company has advised ITW of such dispute prior to the time the trade payable has been outstanding for 60 days), together with all accrued interest thereon and applicable prepayment premiums, if any.
     There are currently outstanding options to purchase 45,000 shares of Quipp common stock, all of which have exercise prices above $5.65 per share. The holders of these options have agreed to the cancellation of these options for no consideration at the effective time of the merger.
     Each share of MergerCo common stock will be converted into and become one share of common stock of Quipp, as the surviving corporation.
Payment for Quipp Common Stock in the Merger
     Prior to the effective time of the merger, ITW will deposit with Computershare Inc. and Computershare Trust Company, N.A., who we collectively refer to as the “paying agent,” for the benefit of the holders of Quipp common stock, sufficient cash to pay the aggregate merger consideration under the merger agreement. After the effective time of the merger, there will be no further transfers of Quipp common stock in the stock transfer books of Quipp, and if any certificates are presented to the paying agent, they will be cancelled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of Quipp.
     Promptly after the effective time of the merger, the paying agent will mail to each record holder of Quipp common stock a letter of transmittal and instructions for use in effecting the surrender of the holder’s Quipp common stock certificates in exchange for the merger consideration. You should not send in your Quipp common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Quipp (as the surviving corporation), post a bond in a reasonable amount as Quipp directs as indemnity against any claim that may be made against Quipp with respect to such certificate.
     The paying agent will pay you your merger consideration after you have properly surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Quipp (as the surviving corporation), ITW or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes as required under federal, state, local or foreign tax law.
     If payment is to be made to a person other than the person in whose name your common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.
     Any portion of the merger consideration made available to the paying agent that remains unclaimed by our shareholders six months after the effective time of the merger will be delivered to ITW, and any shareholders who have not properly surrendered their stock certificates will thereafter look only to ITW for payment of the merger consideration in the amount due to them under the merger agreement. Neither ITW, Quipp or the paying agent will be liable to any former shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Representations and Warranties
     The merger agreement contains representations and warranties of Quipp, ITW and MergerCo, negotiated between the parties and made as of specific dates solely for purposes of the merger agreement. The representations and warranties are qualified by information in confidential disclosure schedules provided by Quipp to ITW and MergerCo in connection with the signing of the merger agreement, and may be subject to important limitations and qualifications as set forth in the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Quipp on one hand and ITW and MergerCo on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Quipp, ITW or MergerCo.
     The merger agreement contains a number of representations and warranties made by the Company, ITW and MergerCo that relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the merger agreement;

•	governmental authorization necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;
The Company’s representations and warranties relate to, among other things:
•	disclosure documents relating to the merger agreement;

•	our capital structure;

•	corporate existence, good standing and qualification of Quipp Systems to conduct business;

•	compliance with applicable laws;

•	SEC filings and the absence of material misstatements or omissions from such filings;

•	our financial reports and internal controls;

•	the absence of certain changes and actions since December 31, 2007;

•	indebtedness and the absence of undisclosed liabilities;

•	absence of certain governmental proceedings and orders;

•	our material contracts and performance of obligations thereunder;

•	our largest suppliers and customers;

•	employee benefit plans, labor relations and employee matters;

•	tax matters;

•	environmental matters;

•	intellectual property rights;

•	real and personal property;

•	our insurance;

•	certain suppliers and customers;

•	inapplicability of state anti-takeover statutes to the merger agreement and the merger;

•	interested party transactions;

•	absence of certain improper payments;

•	fees payable to financial advisors in connection with the merger;

•	our inventory;

•	our bank and brokerage accounts;

•	our product warranties;

•	government contracts; and

•	the receipt of a fairness opinion from our financial advisor.
     ITW and MergerCo also make representations and warranties relating to ITW’s ability to pay the aggregate merger consideration, the information supplied for this proxy statement, lack of any operations of MergerCo other than in connection with the transactions contemplated by the merger agreement and lack of ownership of Quipp common stock.
     Some of our representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to the Company, any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of facts, circumstances, developments, changes and effects is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any effect resulting from:
•	changes in U.S. general economic conditions or changes affecting the securities or financial markets in general;

•	a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, subject to certain exceptions;

•	any adverse change, effect, occurrence, state of facts or development attributable to or resulting from the identity of ITW;

•	any action taken at the written request of ITW;

•	any change in the market price or trading volume of securities of Quipp in and of itself;

•	general changes in the industries in which Quipp and its subsidiary operate, except to the extent such changes or developments have a disproportionate or unique impact on Quipp and its subsidiary, taken as a whole, relative to other participants in such industries;

•	any failure by Quipp to meet any internal projections or forecasts for any period beginning on or after the date of the merger agreement (but not the event, state of facts, circumstance, development, change or effect underlying such failure); or

•	any changes in generally accepted accounting principles (“GAAP”) or laws after the date of the agreement.
The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement.
Conduct of Business Pending the Merger
      Interim Operations of Quipp
     We have agreed to restrictions on us and our subsidiary until either the effective time of the merger or the termination of the merger agreement. In general, we have agreed to conduct our business in the ordinary course consistent with past practice and to use all reasonable efforts to maintain and preserve intact our business organization, including the services of our key employees and the goodwill of our customers, franchisees, lenders, distributors, suppliers, regulators and other persons with whom we have material business relationships. We have also agreed to certain restrictions on our and our subsidiary’s activities that are subject to exceptions described in the merger agreement.
     We have agreed not to, and to cause our subsidiary not to:
•	propose or adopt any changes to our organizational documents;

•	make, declare, set aside, or pay any dividend or distribution on any shares of our or its capital stock, other than dividends paid by a wholly owned subsidiary to its parent corporation in the ordinary course of business;

•	(i) adjust, split, combine or reclassify or otherwise amend the terms of our or its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of our or its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of our or its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of our or its capital stock, any voting debt or any securities or other rights convertible or exchangeable into or exercisable for any shares of our or its capital stock, any voting debt or such securities or rights (which term, for purposes of the merger agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), other than pursuant to the exercise of stock options outstanding as of the date of the agreement, in all cases in accordance with the terms of the applicable award or company benefit plan as in effect on the date of the agreement, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of our or its capital stock or such securities or other rights, except in each case as permitted under the agreement, or (v) register for sale, resale or other transfer any shares under the Securities Act on behalf of the Company or any other person;

•	(i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of our or its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) grant any severance or termination pay to any of our or its past or present directors or officers, (iii) enter into any new employment or severance agreement with any of our or its past or present directors, officers or employees, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any company benefit plan, as defined in the merger agreement, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a company benefit plan if it were in existence as of the date of this agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to company benefit plans, except as required by applicable law or by GAAP, or (vii) grant any equity or equity-based awards to directors, officers or employees;

•	merge or consolidate Quipp or Quipp Systems with any person;

•	sell, lease or otherwise dispose of any assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or by property transfer, other than sales of inventory in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, mortgage or pledge any material assets (tangible or intangible), or create, assume or suffer to exist any liens thereupon, other than liens permitted under the merger agreement;

•	make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a joint venture) or make any purchases of any property or assets from any person (other than a wholly owned subsidiary of the Company), in all such cases other than acquisitions or purchases in the ordinary course of business operations consistent with past practice;

•	enter into, renew, extend, amend or terminate any contract or contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated contracts, would reasonably be expected to have a material adverse effect;

•	other than borrowings permitted under the merger agreement, incur, assume, guarantee or prepay any indebtedness or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	authorize or make any capital expenditure, other than capital expenditures during the period from the date of the merger agreement through December 31, 2008 as would not, in the aggregate, cause the total amount of the Company’s capital expenditures for fiscal 2008 to exceed the capital expenditures provided for in the Company’s projections for the full fiscal year 2008 that were provided to ITW;

•	change financial accounting policies or procedures, other than as required by law or GAAP, or write up, write down or write off the book value of any assets of Quipp or Quipp Systems, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by law or GAAP;

•	waive, release, assign, settle or compromise any legal action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 with respect to any individual case or series of related cases, or $100,000 in the aggregate, in any case without the imposition of any restrictions on the business and operations of Quipp or Quipp Systems;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Quipp or Quipp Systems;

•	settle or compromise any tax claim, audit or assessment relating to Quipp or Quipp Systems, make or change any tax election or file any amendment to a tax return, change any annual tax accounting period or adopt or change any tax accounting method, enter into any closing agreement, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Quipp or Quipp Systems, or take any other similar action relating to the filing of any tax return of the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of Quipp or Quipp Systems for any period after the closing date or decreasing any tax attribute of Quipp or Quipp Systems existing on the closing date;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) specified transactions with related parties; or

•	agree or commit to do any of the foregoing.
      Special Meeting of Quipp’s Shareholders; Board of Director’s Recommendation
     Our Board of Directors has agreed to recommend the approval of the merger agreement and the merger by our shareholders and to call a special meeting for this purpose. Our Board of Directors, however, can withdraw or modify its recommendation with respect to the approval of the merger agreement and the merger if certain conditions and circumstances are satisfied as discussed below under “— Restrictions on Solicitations” on page
      Restrictions on Solicitations
     We have agreed that prior to the effective time of the merger we and our officers and directors will not, and will cause our representatives not to, directly or indirectly:
•	initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any takeover proposal from any third person or group;

•	participate or engage in any discussions or negotiations with, furnish or disclose any non-public information relating to us or Quipp Systems or otherwise cooperate with or assist any third party in connection with a takeover proposal;

•	withdraw, modify or amend the recommendation of our Board of Directors;

•	approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a takeover proposal; or

•	resolve, propose or agree to do any of the foregoing.
     We are required to notify ITW within one business day upon receipt of any takeover proposal, any request for non-public information relating to us or Quipp Systems other than requests in the ordinary course of business and unrelated to a takeover proposal, and any inquiry or request for discussions or negotiations regarding a takeover proposal, as well as to keep ITW informed on the status of any takeover proposal, indication, inquiry or request. In addition, we are required to notify ITW of the identity of such third party and furnish to ITW a copy of the takeover proposal, indication, inquiry or request.
     Notwithstanding the restrictions on solicitation set forth above, at any time prior to the approval of the merger agreement by our shareholders, we may, subject to our Board of Directors’ determination that the failure to take any of the following actions would be inconsistent with its fiduciary duties to our shareholders under applicable law:
•	engage in discussions or negotiations with a third party that has made a written takeover proposal that our Board of Directors reasonably believes (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal, as defined in the merger agreement but only after entering into a confidentiality agreement with terms no less favorable in the aggregate to Quipp than those contained in a specified confidentiality agreement between Quipp and ITW, which we refer to as an “acceptable confidentiality agreement;”

•	furnish or disclose to such third party non-public information relating to Quipp or Quipp Systems provided that Quipp has caused such third party to enter into an acceptable confidentiality agreement and Quipp concurrently discloses such information (to the extent that it has not been previously provided or made available to ITW) to ITW;

•	withdraw, modify or amend in a manner adverse to ITW the recommendation of our Board of Directors with respect to the merger agreement or the merger, or recommend, adopt or approve or publicly propose to recommend, adopt or approve the superior proposal; and

•	terminate the merger agreement to enter into a definitive transaction agreement with respect to the superior proposal, but only after giving ITW five business days (three business days in the event of each subsequent material revision to the takeover proposal) following notice of Quipp’s intention to terminate the merger agreement to propose revisions to the merger agreement and, after such revisions, if any, are proposed, the takeover proposal remains a superior proposal.
     Under the merger agreement, “takeover proposal” means any proposal or offer from any person or group of persons other than ITW or its affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of Quipp and Quipp Systems, taken as a whole, (ii) 15% or more of the equity interest in Quipp (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Quipp (or Quipp Systems).
     “Superior proposal” means any bona fide written takeover proposal that our Board of Directors determines in good faith (after consultation with its outside advisors) to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such takeover proposal and the merger and other transactions contemplated by the merger agreement deemed relevant by our Board of Directors, and (ii) the anticipated timing, conditions and prospects for completion of such takeover proposal) to our shareholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by ITW to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement), except that the reference to “15%” in the definition of “takeover proposal” will be deemed to be a reference to “50%.”
Other Covenants
      Indemnification and Insurance
     Under the merger agreement, ITW has agreed that for a period of six years following the effective time of the merger, ITW will cause Quipp to indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the FBCA or provided under our articles of incorporation and bylaws in effect as of the date of execution of the merger agreement. Quipp will purchase non-cancelable “tail” coverage insurance policies under Quipp’s current officers’ and directors’ liability and fiduciary liability insurance policies (providing coverage comparable to that provided by such insurance on the date of execution of the merger agreement), which tail policies will be effective for a period from the effective time of the merger through and including the date six years from the effective time of the merger in respect of acts or omissions occurring prior to the effective time of the merger.
     If ITW or Quipp (i) consolidates with or merges into any other person and is not the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of ITW or Quipp, as the case may be, will assume the obligations described above.

     Reasonable Best Efforts Covenant
     ITW and the Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.
      Other Foreign and Certain Other Regulatory Matters
     The merger may be subject to certain regulatory requirements of municipal, state, federal and foreign governmental and self-regulatory agencies and authorities. Together with ITW, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.
      Certain Other Covenants
     The merger agreement contains additional covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, access to information, fees and expenses, resignations of the directors and officers of Quipp and Quipp Systems designated by ITW, our reasonable efforts to obtain a landlord estoppel, public announcements, cooperation of the parties in the delisting of Quipp from the NASDAQ Stock Market and mutual notification of particular events.
Conditions to the Completion of the Merger
      Mutual Closing Conditions
     The obligations of each of ITW and Quipp to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:
•	approval of the merger agreement by our shareholders;

•	resolution of any SEC staff comments regarding the proxy statement, the merger or documents related thereto (in the case of ITW and MergerCo, free of any condition, limitation, requirement or order that would have a material adverse effect); and

•	absence of legal prohibitions on consummation of the merger and other transactions contemplated by the merger agreement.
      Additional Closing Conditions for the Benefit of ITW and MergerCo
     The obligation of ITW and MergerCo to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:
•	the truth and correctness of the representations and warranties of the Company contained in the merger agreement, except with respect to certain representations and warranties, where the failure to be so true and correct individually or in the aggregate has not had and would not be reasonably expected to have a material impact (this exception generally does not apply to the Company’s representations regarding its authority to enter into the merger agreement, the enforceability of the merger agreement, the Company’s capitalization, the vote required to approve the merger agreement and the merger, and/or the absence of any material adverse effect);

•	the Company shall have performed all obligations, and complied with the agreements and covenants required to be performed by or complied with by it on or prior to the effective time of the merger, except where the failure to so perform or comply individually or in the aggregate has not had and would not be reasonably expected to have a material impact (this exception does not apply to the Company’s covenant regarding limitations or indebtedness);

•	there will have been no Company material adverse effect;

•	the dissenting shareholders (if any) at and as of the closing date shall collectively hold no more than five percent of the issued and outstanding shares of Quipp common stock as of such time;

•	all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental entity required to be obtained or made prior to closing by the parties to the merger agreement or their respective subsidiaries in connection with the merger agreement or the merger and the transactions contemplated by the merger agreement shall have been obtained or made;

•	the Company shall have delivered to ITW certain certificates signed by the chief executive officer or chief financial officer of Quipp (and in some cases, both officers) relating to, among other things, absence of a Company material adverse effect, Closing Cash and Closing Indebtedness;

•	the resignations of directors and officers of the Company requested by ITW prior to the closing shall have been obtained and delivered to ITW;

•	the stock option cancellation and custody agreements previously delivered to ITW will remain in full force and effect;

•	ITW shall have received a copy of the fairness opinion delivered to the Company by Ladenburg;

•	ITW shall have received a copy of the “tail” insurance policies purchased by Quipp as described on page ___of this proxy statement; and

•	ITW shall have received an agreement terminating the standstill agreement among the Company, JDL Partners, LLP, John D. Lori and other persons.
     Under the merger agreement, “material impact” means (i) any adverse change in the condition (financial or otherwise) of the assets, liabilities, indebtedness, earnings, obligations or business of Quipp and Quipp Systems that has an aggregate value of at least $500,000 and (ii) a material impairment of the ability of ITW or Quipp to consummate the transactions contemplated by the merger agreement, or the ability of Quipp to operate its business after the closing of the merger in the manner operated on the date of execution of the merger agreement.
      Additional Closing Conditions for the Benefit of the Company
     Our obligation to complete the merger is subject to the satisfaction or waiver at or before the closing date of the merger of the following additional conditions: that the representations and warranties of ITW and MergerCo shall be true and correct in all material respects when made and as of the effective time of the merger; ITW and MergerCo shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by them at or prior to the effective time of the merger; we shall have received a certificate signed by the chief executive officer or chief financial officer of ITW to the foregoing effect; and after taking into account adjustments to the merger consideration under the merger agreement, the merger consideration will not be less than $4.30.
Termination of the Merger Agreement
     The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by our shareholders, in any of the following ways:
(a)	by mutual written consent of ITW and Quipp,

(b)	by either ITW or Quipp if:
•	the merger has not been consummated on or before June 30, 2008, provided that neither ITW nor Quipp can terminate the merger agreement for this reason if its failure to fulfill any of its obligations under the merger agreement has been a principal cause of, or resulted in, the failure to consummate the merger by that date;

•	our shareholders fail to approve the merger agreement; or

•	any law or governmental entity or any final and nonappealable order of a governmental entity prohibits consummation of the merger.
(c)	by ITW if:
•	(i) our Board of Directors withdraws, modifies or amends its recommendation with respect to the merger agreement in any manner adverse to ITW, (ii) our Board of Directors approves, endorses or recommends any takeover proposal other than the merger, or (iii) our Board of Directors resolves or publicly announces its intention to do any of the foregoing;

•	at any time after the shareholders meeting (including any adjournment or postponement thereof), the dissenting shareholders collectively hold greater than five percent (5%) of the issued and outstanding shares of Quipp common stock;

•	Quipp (i) materially breaches its obligations relating to the no solicitation provisions of the merger agreement (as discussed under “— Conduct of Business Pending the Merger — Restrictions on Solicitations,” on page ___), recommending approval of the merger by Quipp shareholders (subject to the exceptions discussed under “— Conduct of Business Pending the Merger — Special Meeting of Quipp’s Shareholders; Board’s Recommendation,” on page ___) or calling a shareholders’ meeting and submitting the merger to its shareholders, or (ii) (A) materially breaches its obligations relating to the filing of Quipp’s proxy statement and (B) such breach is not cured within 10 business days after the Quipp’s receipt of written notice asserting such breach or failure from ITW; or

•	provided that neither ITW or MergerCo is in material breach of its obligations under the merger agreement, any breach or failure of any representation, warranty or covenant of Quipp set forth in the merger agreement that would cause the condition to closing relating to representations and warranties, and performance of covenants not to be satisfied and incapable of being satisfied by June 30, 2008.
(d)	by Quipp if:
•	our Board of Directors authorizes the Company to enter into an agreement concerning a superior proposal and the Company (1) gives ITW written notice of its intention to terminate the agreement and provides ITW with five business days following such notice (three business days in the event of each subsequent material revision to such takeover proposal) during which to make an offer at least as favorable to the shareholders of Quipp, and ITW does not make such an offer, and (2) pays the applicable termination fee; or

•	provided that Quipp is not in breach of its obligations under the merger agreement, any breach or failure of any representation, warranty or covenant of ITW or MergerCo set forth in the merger agreement that would cause the condition to closing relating to representations and warranties, and performance of covenants not to be satisfied and incapable of being satisfied by June 30, 2008.
     If the merger agreement is terminated under the provisions described above, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to confidentiality and termination fees and expenses, governing law, jurisdiction and waiver of jury trial, among others, will continue in effect notwithstanding termination of the merger agreement.
Termination Fees Payable by Quipp
     We have agreed to pay ITW a fee of $225,000 if any of the following payment events occur:
•	Termination of the merger agreement by: (A) the Company because we have entered into an agreement with respect to a superior proposal and ITW does not, within five business days (three business days in the event of each subsequent material revision to such takeover proposal), make an offer at least as favorable to the shareholders of Quipp or (B) ITW pursuant to the termination provisions contained in merger agreement as described on page ___of this proxy statement. Payment of the termination fee for any of these payment events must be made in advance of or concurrently with such termination.
Termination Fees Payable by ITW
     ITW has agreed to pay us $50,000 if we terminate the merger agreement under the termination provisions contained in the merger agreement as described in the second paragraph of clause (d) on page       of this proxy statement.

Amendments; Waivers
     The merger agreement may be amended by the parties at any time prior to the effective time of the merger, whether before or after shareholder approval of the merger agreement, so long as (a) no amendment that requires further shareholder approval under applicable laws after shareholder approval of the merger agreement will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of ITW and Quipp. The merger agreement may not be amended except by an instrument in writing signed by each of the parties. At any time prior to the effective time of the merger, ITW, on the one hand, and Quipp, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement, or (c) unless prohibited by applicable laws, waive compliance with any of the covenants or conditions contained in the merger agreement.
SUPPORT AGREEMENT
     In connection with the execution of the merger agreement, an entity affiliated with a director, and each of our other directors, entered into a support agreement with ITW and MergerCo. The following description summarizes the material provisions of the support agreement and is qualified in its entirety by reference to the complete text of the support agreement, which is included in this proxy statement as Appendix C.
     The directors and the entity that are parties to the support agreement have agreed to vote shares of our common stock that they hold (together representing approximately 12% of the outstanding shares of our common stock as of the record date) as well as shares acquired between the date of execution of the support agreement and the expiration of the support agreement, in favor of the approval of the merger agreement, approval of the transactions contemplated by the merger agreement, including the merger and approval of any other matter to facilitate the transactions contemplated by the merger agreement.
     Each of these shareholders also agreed to vote these shares of common stock held by that stockholder against the following actions:
•	any takeover proposal as described in “The Merger Agreement — No Solicitation,” and any transaction contemplated by such takeover proposal;

•	against any proposal made in opposition to, or in competition or inconsistent with, the merger or the merger agreement, including the adoption thereof or the consummation thereof;

•	against any extraordinary dividend, distribution or recapitalization by us or change in our capital structure (other than pursuant to or as explicitly permitted by the merger agreement); and

•	against any action or agreement that would reasonably be expected to prevent or delay the merger or result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled.
     In connection with the support agreement, except as permitted under the support agreement or the merger agreement, the shareholders further agreed, among other things:
•	not to (i) transfer or offer to transfer any shares of our common stock; (ii) tender any shares into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such shareholder freely to exercise all voting rights with respect to the shares;

•	to waive any rights of appraisal or dissent with respect to the merger;

•	not to take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the performance by such shareholder of his or her obligations under the support agreement;

•	not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a takeover proposal, (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to Quipp or Quipp Systems to, or otherwise cooperate with or assist, any person in connection with a takeover proposal, (iii) approve, endorse or recommend any takeover proposal, (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a takeover proposal, or (v) resolve, propose or agree to do any of the foregoing;

•	if, prior to the expiration time of the support agreement, the shareholder receives a proposal with respect to the sale of the shareholder’s shares in connection with a takeover proposal, then such shareholder shall notify ITW and MergerCo, providing specified information, promptly upon receipt of (i) any takeover proposal, (ii) any request for non-public information relating to Quipp or Quipp Systems other than requests for information in the ordinary course of business and unrelated to a takeover proposal, or (iii) any inquiry or request for discussions or negotiations regarding any takeover proposal.
     In addition, each of the shareholder parties granted a proxy to ITW to vote their respective shares in favor of the approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement, and in the manner contemplated by the other voting agreements of the shareholder described above.
     The support agreement generally terminates on the earliest to occur of (i) the effective time of the merger; (ii) the termination of the merger agreement in accordance with its terms; and (iii) the written agreement of the ITW and MergerCo to terminate the support agreement.
     The support agreement relates to the shareholders’ actions in their capacity as shareholders and does not restrict or limit any action taken by a shareholder solely in his or her capacity as an officer or director of Quipp.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS
     Except as described under “The Merger — Background of the Merger” beginning on page ___of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Quipp’s securities, election of Quipp’s directors or sale or other transfer of a material amount of Quipp’s assets (i) between Quipp or any of its affiliates, on the one hand, and Quipp, ITW, MergerCo, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Quipp or (iii) between Quipp and its affiliates, on the one hand, and any person not affiliated with Quipp who would have a direct interest in such matters, on the other hand.
MARKETS AND MARKET PRICE
     Our common stock trades on the Nasdaq Capital Market under the symbol “QUIP.” As of                 , 2008, there were 1,477,746 shares of common stock outstanding, held by approximately            shareholders of record.
     The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the Nasdaq Capital Market (since May 29, 2007) and the Nasdaq Global Market (prior to May 29, 2007).

	High		Low

2006
First Quarter		$12.31		$10.18
Second Quarter		$11.08		$8.71
Third Quarter		$9.09		$7.42
Fourth Quarter		$8.09		$7.06

2007
First Quarter		$8.14		$6.37
Second Quarter		$8.50		$5.80
Third Quarter		$7.48		$4.30
Fourth Quarter		$5.72		$3.06

2008
First Quarter		$7.00		$3.00
Second Quarter (through April , 2008)	$	[ ]	$	[ ]
     On March 26, 2008, the last trading day before Quipp publicly announced the execution of the merger agreement, there were no reported transactions in Quipp common Stock. On March 17, 2006, the last day upon which transactions were reported, the high and low sale prices for Quipp common stock as reported on the Nasdaq Capital Market were $3.00 and $2.06 per share, respectively, and the closing sale price on that date was $3.00. On                 , 2008, the last trading day before this proxy statement was printed, the closing price for our common stock on the Nasdaq Capital Market was $     .
     Shareholders should obtain a current market quotation for Quipp common stock before making any decision with respect to the merger.

     We currently intend to retain earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the near future. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the completion of the merger. After the merger, Quipp will be a privately-held company.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth information regarding beneficial ownership of Quipp common stock as of April 9, 2008 by (i) each shareholder we believe to own beneficially more than five percent of outstanding Quipp common stock, (ii) each director, (iii) each person listed in the summary compensation table included in Quipp’s proxy statement for its 2007 annual meeting of shareholders and (iv) all our directors and executive officers as a group.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)
William A. Dambrackas(2)	5,000	*
Lawrence J. Gibson(2)	5,000	*
Michael S. Kady (3)	23,160	1.6%
Cristina H. Kepner(4)	26,174	1.8%
John D. Lori (2)(5)	147,000	9.9%
Arthur J. Rawl(2)	5,100	*
Robert C. Strandberg(2)	—	*
Angel Arrabal	10	*
Eric Bello	25	*
John Connors III	23,986	1.6%
Mohammed Jamil	35	*
Christer A. Sjogren	858	*
David Switalski	15	*
Aegis Financial Corp.(6)	97,350	6.6%
Boston Avenue Capital, LLC.(7)	114,516	7.7%
Farnam Street Partners, L.P. (8)	145,479	9.8%
Kenneth G. Langone (9)	79,607	5.4%
Pyramid Trading Limited Partnership (10)	162,838	11.0%
David W. Wright (11)	145,000	9.8%
All directors and executive officers as a group(12)	241,363	15.9%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 1,477,746 shares of common stock outstanding on April 9, 2008. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently, or within 60 days of April 9, 2008, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 5,000 shares underlying options. The options will be canceled in connection with the merger.

(3)	Includes 10,000 shares underlying options and 5,000 shares of restricted stock. The options will be canceled in connection with the merger.

(4)	Includes 10,000 shares underlying options. The options will be canceled in connection with the merger.

(5)	Consists of 142,000 shares held jointly by JDL Partners, LP (“JDL”), JDL Capital, LLC (“JDL Capital”) and John D. Lori (collectively, the “JDL Reporting Persons”). JDL is a Delaware private investment partnership whose general partner is JDL Capital. JDL Capital is a Delaware investment management firm that serves as the general partner of JDL. Mr. Lori is the managing member of JDL Capital. JDL Capital and Mr. Lori disclaim beneficial ownership of the shares held by JDL, except to the extent of any pecuniary interest therein. The address of the JDL Reporting Persons is 106 Seventh Street, Suite 205, Garden City, New York 11530. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on July 26, 2005 and Amendment No. 4 to the Schedule 13D, filed with the Securities and Exchange Commission on December 14, 2005 by JDL, JDL Capital and Mr. Lori and information provided to Quipp by JDL Capital.

(6)	Based on information filed by Aegis Financial Corporation (“Aegis” ), Scott L. Barbee and William S. Berno, it appears that Messrs. Barbee and Berno have shared voting and dispositive power with respect to 94,550 shares held by Aegis. Mr. Barbee also has sole voting power with regard to an additional 2,000 shares, and Mr. Berno also has sole voting and dispositive power with respect to an additional 800 shares; these shares are not held by Aegis. The address of Aegis is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201-4798. The information in this note is derived from a Schedule 13G filed with the Securities and Exchange Commission on December 31, 2007 by Aegis, Mr. Berno and Mr. Barbee.

(7)	The general manager of Boston Avenue Partners, LLC (“Boston Avenue”) is Value Fund Advisors, LLC (“VFA”), and the manager of VFA is Charles M. Gillman. The address of Boston Avenue, VFA and Mr. Gillman is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. The information in this note is derived from Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission by Boston Avenue, VFA and Mr. Gillman on June 6, 2007.

(8)	The General Partner of Farnam Street Partners, L.P. (“Farnam”) is Farnam Street Capital, Inc. (“Farnam Street Capital”). Raymond E. Cabillot is Chief Executive Officer and Chief Financial Officer of Farnam Street Capital and Peter O. Haeg is President and Secretary of Farnam Street Capital. Messrs. Cabillot and Haeg have shared beneficial ownership with regard to the shares held by Farnam. The address of Farnam, Farnam Street Capital and Messrs. Cabillot and Haeg is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55426. The information in this note is derived from Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on December 5, 2007 by Farnam, Farnam Street Capital and Messrs. Cabillot and Haeg.

(9)	Includes 33,891 shares held by Invemed Associates LLC. Mr. Langone is the Chairman of the Board and President of Invemed Associates LLC and principal owner of its corporate parent. The address of Mr. Langone is Invemed Associates LLC, 375 Park Avenue, New York, New York 10152. The information in this note is derived from Amendment No. 9 to a Schedule 13D filed with the Securities and Exchange Commission on August 21, 2001 by Mr. Langone.

(10)	Pyramid Trading Limited Partnership has shared beneficial ownership with regard to all 162,838 shares with Oakmont Investments, LLC and Mr. Daniel Asher. Oakmont Investments, LLC is the general partner of Pyramid Trading Limited Partnership, and Mr. Asher is Manager of Oakmont Investments, LLC. The address of Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher is 440 S. LaSalle Street, Suite 700, Chicago, IL 60605. The information in this note is derived from a Schedule 13D filed with the Securities and Exchange Commission on July 3, 2000 and Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on May 8, 2001 by Pyramid Trading Limited Partnership, Oakmont Investments, LLC and Mr. Asher.

(11)	Consists of 100,000 shares beneficially owned directly by Henry Partners, L.P. (“Henry Partners”) and 45,000 shares beneficially owned directly by Matthew Partners L.P. (“Matthew Partners”) and in each case indirectly owned by Henry Investment Trust, L.P. (“HIT”), which is the general partner of Henry Partners and Matthew Partners, and by David W. Wright, President and Managing Member of Canine Partners, LLC, the general partner of HIT. The foregoing information is derived from a Schedule 13D filed with the Securities and Exchange Commission on November 20, 2006 and from Amendment No. 2 to the Schedule 13D filed with the

Securities and Exchange Commission on September 12, 2007 by Henry Partners, Matthew Partners, HIT and Mr. Wright.

(12)	Includes 45,000 shares underlying options and 5,000 shares with restricted stock. The stock options will be canceled in connection with the merger.
FUTURE SHAREHOLDER PROPOSALS
     If the merger is completed, there will be no public participation in any future meetings of Quipp shareholders. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed, Quipp will inform its shareholders, by press release or other means determined reasonable by Quipp, of the date by which shareholder proposals must be received by Quipp for inclusion in the proxy materials relating to Quipp’s 2008 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
     Quipp files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Quipp. Shareholders may read and copy any reports, statements or other information filed by Quipp at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Quipp’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.
     ITW and MergerCo have supplied, and Quipp has not independently verified, the information in this proxy statement relating to ITW and MergerCo.
     Shareholders should not rely on information other than that contained in this proxy statement. Quipp has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                 , 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Quipp will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
by and among
ILLINOIS TOOL WORKS INC.,
HEADLINER ACQUISITION CORPORATION
and
QUIPP, INC.
Dated as of March 26, 2008

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 26, 2008 by and among Illinois Tool Works Inc., a Delaware corporation (“Parent”), Headliner Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Parent (“MergerCo”), and Quipp, Inc., a Florida corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A attached hereto.
RECITALS
     WHEREAS, the parties intend that Parent acquire all the outstanding shares of the Company’s capital stock pursuant to the Merger described below in Article I, as a result of which the Company will become a wholly owned subsidiary of Parent;
     WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval of this Agreement by the shareholders of the Company;
     WHEREAS, the Board of Directors of MergerCo has unanimously approved this Agreement and declared it advisable for MergerCo to enter into this Agreement;
     WHEREAS, Parent, as the sole stockholder of MergerCo, has adopted and approved this Agreement and approved the Merger;
     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
I. THE MERGER
     1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable terms of the FBCA, at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and (c) the Company will continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
     1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe, Chicago, Illinois 60661, at 9:00 a.m. local time on a date selected by Parent, but not later than the second Business Day following the day (the “Satisfaction Date”) on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Department of State of the State of Florida in accordance with Sections 607.0120 and 607.1105 of the FBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Department of State of the State of Florida, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the FBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

     1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the FBCA.
     1.5 Organizational Documents. At the Effective Time,
          (a) the Company Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and
          (b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     1.6 Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of MergerCo immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of MergerCo immediately prior to the Effective Time, until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent and the Surviving Corporation shall cause the directors and officers of the Surviving Corporation immediately after the Effective time, each to hold office as a director, officer or limited liability company manager, as the case may be, of each Subsidiary of the Surviving Corporation in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective organizational documents of such Subsidiary.
II. EFFECT OF THE MERGER ON CAPITAL STOCK
     2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:
          (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by MergerCo, Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
          (b) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) (other than (i) Shares to be cancelled in accordance with Section 2.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)), will be converted into the right to receive in cash, without interest, an amount per Share (the “Per Share Merger Consideration”) equal to $5.65; provided, however, that the Per Share Merger Consideration is subject to adjustment as set forth in Sections 2.4 and 2.6.
          (c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, other than Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest, in accordance with Section 2.2.
          (d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
     2.2 Surrender of Certificates and Book-Entry Shares.
          (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Per Share Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.2(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. On or prior to the Closing Date, Parent will deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the Shares, cash necessary for the payment of the Per Share Merger Consideration pursuant to Section 2.1(b) (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to Parent.
          (b) Payment Procedures. The Company shall prepare a transmittal form (the “Letter of Transmittal”) which shall have been approved by Parent prior to distribution to any holder of Shares, advising such holders of the procedure for surrendering to the Paying Agent Certificates and Book-Entry Shares in exchange for the Per Share Merger Consideration payable with respect to each such Share. The Letter of Transmittal shall provide, among other things, that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as reasonably may be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will be cancelled forthwith. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Company Stock Rights any amounts required to be deducted and withheld with respect to such payments under the Code, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of Company Stock Rights, as the case may be, in respect of which such deduction and withholding was made.
          (d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed with respect to shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time and no further transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time shall be made other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Per Share Merger Consideration as provided in this Article II.
          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares six months after the Effective Time will be delivered to Parent, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II thereafter will look only to Parent for payment of his, her or its claims for Per Share Merger Consideration. Notwithstanding the foregoing, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration pursuant to this Agreement.
     2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the FBCA, any Shares outstanding immediately prior to the Effective Time that are held by a Person who has neither voted in favor of the approval of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares (the “Dissenting Shares”) and otherwise properly perfected and not withdrawn or lost his, her or its rights in accordance with Section 607.1321 of the FBCA will not be converted into, or represent the right to receive, the Per Share Merger Consideration (with each such Person being referred to herein as a “Dissenting Shareholder”). Such Dissenting Shareholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Sections 607.1302 and 607.1324 of the FBCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 607.1323 of the FBCA will thereupon be deemed to have been converted into, and represent the right to receive, the Per Share Merger Consideration in the manner provided in this Article II and will no longer be Excluded Shares. The Company will give Parent prompt notice within one Business Day after receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments or documents received by the Company relating to shareholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.
     2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
     2.5 Treatment of Company Stock Rights.
          (a) At the Effective Time, each outstanding and unexercised option, warrant, right, call, convertible security, right to subscribe, conversion right or other agreement or commitment to which the Company is a party or which is binding upon the Company providing for the issuance or transfer by the Company of additional shares of capital stock of the Company, whether vested or unvested (collectively, the “Company Stock Rights”), automatically shall be canceled and extinguished and no payment shall be made in respect thereof.
          (b) Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by Section 2.5(a), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation including, but not limited to, terminating all Company Stock Award Plans.
     2.6 Adjustment to Per Share Merger Consideration. Each of Parent, MergerCo and the Company agrees and acknowledges that the Per Share Merger Consideration was calculated such that the aggregate Per Share Merger Consideration payable to all holders of Shares (other than Shares to be canceled in accordance with Section 2.1(a)) (the “Purchase Price”) would equal $8,350,000 (i.e. $8,500,000 minus the Estimated Closing Indebtedness). In the event that, immediately prior to the Closing, the Company is unable to demonstrate to the reasonable satisfaction of Parent that:
          (a) the Closing Cash is at least $1,500,000, then the Purchase Price shall be reduced by the amount by which $1,500,000 exceeds the Closing Cash; and/or
          (b) the Closing Indebtedness is less than or equal to the Estimated Closing Indebtedness, then the Purchase Price shall be reduced by the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness; and in the case of a reduction of the Purchase Price pursuant to Section 2.6(a) and/or Section 2.6(b), the Per Share Merger Consideration shall be reduced accordingly.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Notwithstanding any other provision of this Agreement, the amendment or modification of the Company Disclosure Letter by the Company after the time Parent has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of the Company pursuant to Article V or the conditions to be satisfied pursuant to Section 6.2.
     Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo concurrently with the execution of this Agreement (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty or covenant of the Company contained herein together with any other representation and warranty or covenant where its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and MergerCo as follows:
     3.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and as it will be conducted through the Effective Time. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of its Company Organizational Documents.
     3.2 Corporate Authorization; Enforceability.
          (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement, including the Merger. The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement (collectively with the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the Requisite Company Vote and the filing of the Articles of Merger.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.
     3.3 Capitalization.
          (a) The Company’s authorized capital stock consists solely of 8,000,000 shares of Common Stock. As of the close of business on March 25, 2008 (the “Measurement Date”), 1,477,746 shares of Common Stock were issued and outstanding, including 5,000 shares of restricted Common Stock. As of the Measurement Date, no shares of Common Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of shares issuable upon the exercise of outstanding Company Stock Rights. As of the Measurement Date, Stock Options to purchase 45,000 shares of Common Stock were issued and outstanding and no other Company Stock Rights were issued and outstanding. Section 3.3(a)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, and with respect to each Stock Option: (i) the name of the holder of the Stock Option, (ii) the number of shares of Common Stock subject to the Stock Option, (iii) the exercise price, (iv) the date on which the Stock Option was granted or issued, (v) the name of the Company Benefit Plan under which the Stock Option was issued and whether the Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (vi) whether or not the Stock Option will be canceled and extinguished, by its terms, at or immediately prior to the Effective Time, and (vii) the date on which the Stock Option expires. Except as specifically set forth in Section 3.3(a)(ii) of the Company Disclosure Letter, all Stock Options shall, by virtue of the Merger and without any action on the part of Parent, the Company or any holder of any Stock Option, terminate and be canceled and extinguished and no payment shall be made in respect thereof. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into or exchangeable for securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding (collectively, the “Voting Debt”). Other than the Stock Options, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock or Voting Debt of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments or arrangements that provide any right to receive value or benefits similar to such capital stock, securities or other rights or that are based upon the book value, income or other attribute of the Company). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries.
          (b) All Shares are, and all shares of Common Stock reserved for issuance upon the exercise of Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to any pre-emptive rights.
          (c) Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Stock Options, capital stock of any Subsidiary of the Company, Voting Debt, other voting securities, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock or Voting Debt of the Company or any Subsidiary of the Company or such securities or other rights.
          (d) Except as set forth in Section 3.3(d) of the Company Disclosure Letter, since December 31, 2007 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary of the Company has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
          (e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.14(a) of the Company Disclosure Letter. The Company has provided to Parent correct and complete copies of all Company Stock Award Plans under which awards are currently outstanding and all forms of options and other equity based awards (including award agreements) issued and outstanding under such Company Stock Award Plans.
          (f) Neither the Company nor any Subsidiary of the Company has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make investments in any Person other than (i) any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice or (ii) pursuant to Disclosed Contracts.
     3.4 Subsidiaries and Company Joint Ventures. Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries and all Company Joint Ventures. The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each of the Company’s Subsidiaries. All equity interests of the Subsidiaries and the Company Joint Ventures held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or another Subsidiary of the Company are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than any Permitted Liens or restrictions contained in the Joint Venture Agreements related thereto. The Company has provided Parent with true, complete and correct copies of the Company Organizational Documents and the joint venture agreements of the Company Joint Ventures. Other than the Subsidiaries and the Company Joint Ventures listed in Section 3.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. Section 3.4 of the Company Disclosure Letter sets forth for each Subsidiary of the Company and Company Joint Venture: (i) its name and the jurisdiction of its organization, (ii) the number of shares of authorized capital stock or each class of its capital stock (or comparable information for membership interests, partnership interests or other equity interests), (iii) the number of issued and outstanding shares of each class of its capital stock (or comparable information for membership interests, partnership interests or other equity interests), (iv) the number of shares of its capital stock (or other equity interests) held in treasury, (v) its directors, officers, managers, or general partners, as the case may be, and (vi) all the jurisdictions in which it is qualified to do business as a foreign entity, and such Subsidiary of the Company or Company Joint Venture is in good standing in each of such jurisdictions.
     3.5 Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, supranational, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”) other than: (i) the filing and recordation of the Articles of Merger with the Department of State of the State of Florida; (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the approval of this Agreement (the “Company Shareholders Meeting”); (iii) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Stock Market (the “NASDAQ”); and (iv) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5(iv) of the Company Disclosure Letter.
     3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:
          (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) any of the Company Organizational Documents or (ii) any of the organizational or governing documents of any Company Joint Venture;
          (b) assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made (i) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound or affected; (ii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Disclosed Contract; (iii) except as set forth on Section 3.6(b) of the Company Disclosure Letter, require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (iv) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contract; (v) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens; or (vi) contravene or conflict with, or result in any violation or breach of, any permit, license, accreditation, consent, certificate, approval, exemption, Order, franchise, permission, agreement, qualification, authorization or registration (each, a “Permit”) of the Company or any of its Subsidiaries or any Law applicable to the Company or any of its Subsidiaries.
     3.7 Compliance with Law and Permits.
          (a) Permits. Each of the Company and its Subsidiaries is in possession of all material Permits necessary to own, lease and operate their respective properties and assets or to carry on their respective businesses as now being conducted in compliance with applicable Laws, which Permits are listed in Section 3.7(a) of the Company Disclosure Letter, and all such Permits are in full force and effect. No suspension or cancellation of any of the Permits so listed is pending or, to the Knowledge of the Company, threatened. Each of the Company and its Subsidiaries is in material compliance with each of the Permits listed in Section 3.7(a) of the Company Disclosure Letter.

          (b) Compliance with Law. Since 2002, except as disclosed on Section 3.7(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has not violated in any material respect and is in material compliance with all applicable Laws and all Orders relating to the business or operations of the Company or any of its Subsidiaries, including Laws relating to the import and export of all products used, distributed, sold, resold, licensed or sublicensed in connection with the business of the Company and its Subsidiaries. Since 2002, none of the Company and its Subsidiaries has received any written notice to the effect that it is not in material compliance with any Law. Each of the Company and its Subsidiaries has filed in a timely manner all reports, documents and other materials it was required to file under applicable Laws other than filings that have not had and will not have a Company Material Adverse Effect.
     3.8 Voting.
          (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and approve the Merger and the other transactions contemplated thereby.
          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Support Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.
     3.9 Financial Reports and SEC Documents; Accounts Receivable. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other applicable securities statutes, regulations, policies and rules since December 31, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2005, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing (except as and to the extent such Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents included all certifications required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”). The Company has not received any written comments from the SEC staff that are not resolved. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, there have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, principal financial officer, the Company Board or any committee (or any chair of any such committee) thereof.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated assets, liabilities and financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules), except and to the extent any Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, fairly presents in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not expected to be material in amount or effect). To the Company’s Knowledge, the reserves shown on the Interim Financial Statements will be sufficient to satisfy in full the contingent obligations and liabilities of the Company and its Subsidiaries as of the date thereof.
          (c) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules), and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules), have, except and to the extent any Company SEC Document has been specifically modified or superseded in any subsequent Company SEC Document filed and publicly available at least one Business Day prior to the date of this Agreement, in each case been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (d) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has timely filed and made publicly available on the SEC’s EDGAR system no less than one Business Day prior to the date of this Agreement, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of Sarbanes Oxley with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by the Company in the reports filed with the SEC (x) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (y) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Except as set forth on Section 3.9(d) of the Company Disclosure Letter, the Company maintains internal control over financial reporting as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act; as of December 31, 2007, such internal control over financial reporting is effective (and, for the avoidance of doubt, does not contain any material weaknesses).
          (e) Except as set forth on Section 3.9(e) of the Company Disclosure Letter, to the Company’s Knowledge, (x) from December 31, 2005 through the date of this Agreement, none of the Company or any of its Subsidiaries, or any director, officer or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (y) since December 31, 2005 through the date of this Agreement, no attorney representing the Company or any of its Subsidiaries has reported “evidence of a material violation” (as defined in Rule 2 of the Standards of Professional Conduct for Attorneys appearing and practicing before the Securities and Exchange Commission in the representation of an issuer) relating to periods after December 31, 2005, by the Company (or any of its Subsidiaries) or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.
          (f) Section 3.9(f) of the Company Disclosure Letter sets forth a list, as of a recent date as set forth therein, of all accounts receivable of the Company and its Subsidiaries. All such accounts receivable arose from bona fide transactions in the ordinary course of business. None of such accounts receivable is subject to any counterclaims or setoffs for which adequate reserves have not been established in accordance with GAAP. All such accounts receivable, net of the reserve for doubtful accounts, are collectible in the ordinary course of business within 180 days of the invoice date.
     3.10 Company Indebtedness; Undisclosed Liabilities.
          (a) All Company Indebtedness and the amount thereof, by item, is described in Section 3.10 of the Company Disclosure Letter.
          (b) Except (i) as and to the extent disclosed or reserved against on the Interim Financial Statements or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice (none of which relates in any material respect to any breach of Contract, breach of warranty, tort, infringement or violation of any Law or any Order), neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Company Joint Venture has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

     3.11 Absence of Certain Changes.
          (a) Except as disclosed in Section 3.11(a) of the Company Disclosure Letter, since December 31, 2007, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (b) Except as disclosed in Section 3.11(b) of the Company Disclosure Letter, since December 31, 2007, the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i)—(ii), (c)(iv)—(v), (d), (e), (f) (except with respect to dispositions of assets having an aggregate value not in excess of $50,000 for all such dispositions), (h), (k), (l), (m), (n), (o) or (q) or (ii) agreement or commitment to do any of the foregoing.
     3.12 Litigation. There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before any Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company, nor any executive officer or director of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business.
     3.13 Contracts.
          (a) Except as set forth in Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (ii) which is a Company Joint Venture Agreement; (iii) which constitutes a contract or commitment relating to Company Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000; or (iv) which contains any provision that would restrict or limit, in any material respect, the conduct of business of the Company, any Subsidiary of the Company or any of their respective Affiliates (or any Affiliate of any such Affiliate thereof) after the Effective Time. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.13(a) has been filed in the Company SEC Documents. Each Contract listed in Section 3.13(a) of the Company Disclosure Letter is referred to herein as a “Disclosed Contract” and correct and complete copies thereof have been provided to Parent by the Company.
          (b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Company Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Company Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Company Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended), (ii) the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not reasonably be expected to have a Company Material Adverse Effect.
     3.14 Benefit Plans.
          (a) Section 3.14(a) of the Company Disclosure Letter contains a correct and complete list of each Company Benefit Plan. For purposes of each Company Benefit Plan, no entity is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.

          (b) With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (i) all plan texts, amendments through the Closing Date, agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions, all summaries of material modifications, and summaries of all material employee communications concerning the extent of the benefits provided under a Company Benefit Plan since December 31, 2006; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications to or from any Governmental Entity given or received since December 31, 2005. There is no present intention of the Company that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan at any time within the 12 months immediately following the date of this Agreement.
          (c) Since December 31, 2006, there has not been any amendment or change in interpretation relating to any Company Benefit Plan that would materially increase the cost of such Company Benefit Plan.
          (d) Neither the Company nor any member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) has at any time participated in or made contributions to or had any other liability with respect to a plan that is (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement, or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
          (e) Except as set forth in Section 3.14(e) of the Company Disclosure Letter, each Company Benefit Plan intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS, or has a favorable determination letter pending or has time remaining in which to file an application for such determination from the IRS, with respect to such qualification, and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan has been and is established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. Each Company Benefit Plan has been and is operated in material respects in accordance with its terms and has been operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (i) Tax, penalty or fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.
          (f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, there are no (i) Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health coverage continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and its Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Documents, to the extent required by GAAP, except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.
          (g) Except as set forth in Section 3.14(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

          (h) None of the Company or any of its Subsidiaries or any Company Benefit Plan, or, to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material Liability to the Company or its Subsidiaries, taken as a whole. With respect to any Company Benefit Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims or appeals for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in each case such as would not reasonably be expected to have a Company Material Adverse Effect.
          (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
          (j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and, effective January 1, 2008, in compliance with the final regulations issued under Section 409A of the Code or (ii) is grandfathered from the application of Section 409A of the Code and has not been “materially modified” (within the meaning of the final regulations under Section 409A of the Code) at any time after October 3, 2004. With respect to each Stock Option: (i) each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option; (ii) no term of exercise of a Stock Option has been extended after the grant date of such Stock Option in violation of Section 409A of the Code; and (iii) the grantee cannot otherwise defer recognition of income after the Stock Option exercise date or, in the case of a qualifying disposition of an incentive stock option, upon the sale of the stock received at the time of Stock Option exercise.
          (k) Every outstanding Stock Option issued by the Company (i) has an exercise price equal to or greater than the fair market value per share of the Common Stock on the date of grant of such Stock Option, (ii) was issued in compliance with the terms of the plan under which it was issued and in compliance with applicable laws, rules and regulations, including the rules and regulations of the NASDAQ, and (iii) has been accounted for in accordance with GAAP and otherwise been disclosed accurately and completely and in accordance with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Item 402 of Regulation S-K, and the Company has paid, or properly reserved for, all taxes payable with respect to each such Stock Option (including the issuance and exercise thereof), and has not deducted any amounts from its taxable income that it is not entitled to deduct with respect to any such Stock Option (including the issuance and exercise thereof).
          (l) With respect to all periods from January 1, 2002 to the Effective Date, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and COBRA (or any similar applicable state law) have been satisfied in all material respects with respect to each Company Benefit Plan.
          (m) Each Company Benefit Plan may be amended, terminated, modified or otherwise revised by the Company or the Surviving Corporation, on and after the Effective Date, without further liability to the Company or the Surviving Corporation, except for liability for benefits payable under the terms of such Company Benefit Plan.
          (n) To the Knowledge of the Company, after due inquiry, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Company Benefit Plan.
     3.15 Labor Relations.
          (a) No employees of the Company or any of its Subsidiaries are covered by collective bargaining or similar agreements of the Company or its Subsidiaries.
          (b) There is no labor strike or similar dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
          (c) There is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board.

          (d) Since January 1, 2006, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that would reasonably be expected to require notification under the WARN Act or any similar foreign, state or local law or regulation.
          (e) Section 3.15 of the Company Disclosure Letter contains a true, complete and correct list of:
               (i) the employees (other than directors and senior executives) employed by the Company or any of the Company’s Subsidiaries: (a) who individually earned in excess of $100,000 in base salary for the year ended December 31, 2007, or (b) who individually are expected to earn in excess of $100,000 in base salary for the year ending December 31, 2008, and the rate of all current base compensation payable by the Company and the Company’s Subsidiaries to each such employee, together with their actual bonus for the year ended December 31, 2007 and their target bonus for the year ended December 31, 2008;
               (ii) the directors and senior executives of the Company and the Company’s Subsidiaries, including compensation (current and previous year); and
               (iii) all agreements containing obligations regarding severance, change of control or similar payments to which the Company or any Subsidiary thereof is party (copies of which have been made available to Parent prior to the date hereof).
          (f) To the Company’s Knowledge, there is no pending application for certification of a collective bargaining agent involving the Company or any of the Company’s Subsidiaries.
          (g) All employees have been properly classified, and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services. The Company has not, and none of the Company’s Subsidiaries has, leased employees in the United States within the meaning of Section 414(N) of the Code without regard to subsection (2)(b) thereof.
          (h) For each employee of the Company or any of its Subsidiaries on a leave of absence, Section 3.15 of the Company Disclosure Letter indicates the nature of the leave of absence and (to the extent known), the employee’s anticipated date of return to active employment.
     3.16 Taxes. Except as disclosed on Section 3.16 of the Company Disclosure Letter:
          (a) The Company and its Subsidiaries have properly prepared and timely filed all income and material Tax Returns they were required to have filed, and all such Tax Returns are correct and complete in all material respects;
          (b) The Company or its Subsidiaries have fully and timely paid, or are contesting in good faith by appropriate proceedings, all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods ending on or before September 30, 2007 on the Interim Financial Statements to the extent required by GAAP;
          (c) There are no outstanding agreements extending or waiving, or have the effect of extending or waiving, the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending;
          (d) No audit or other proceeding by any Governmental Entity is ongoing, pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries;
          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it has or will have any obligation to make any payments on account of indemnification for Taxes on or after the Closing Date;
          (f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

          (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made by either the Company or any of its Subsidiaries on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code and any applicable regulation promulgated thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date;
          (h) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to a disclosure obligation as a “reportable transaction” as defined in Code regulation Section 1.6011-4(b);
          (i) The Company has provided to Parent correct and complete copies of (A) all material Tax Returns (including all schedules or attachments thereto and any amendments thereof) filed by the Company or any of its Subsidiaries for Tax years ending in 2005 and thereafter and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries relating to Taxes;
          (j) No claim has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;
          (k) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries;
          (l) All Taxes required to be withheld or paid by the Company and its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been timely paid to the proper Governmental Entity or set aside in accounts for such purpose and the Company and its Subsidiaries have each complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any such employee, independent contractor, creditor, stockholder, or other third party;
          (m) Except with respect to any Affiliated Group of which the Company is the common parent identified in Section 3.16 of the Company Disclosure Letter, the Company (i) has not been a member of any Affiliated Group, (ii) does not have any liability for Taxes of any Person as a transferee or successor, by contract, or otherwise, or (iii) has not been a member of any partnership, limited liability company, joint venture or any other entity treated as a partnership for federal income tax purposes;
          (n) To the Knowledge of the Company, the Company and its Subsidiaries have disclosed on their federal income and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state Tax Law.
     3.17 Environmental Compliance. Since January 1, 2003, except to the extent identified on any environmental assessments conducted by or on behalf of Parent:
          (a) neither the Company nor any of its Subsidiaries has generated, treated, stored or Released, and has not authorized anyone else to generate, treat, store or Release, any Hazardous Material in violation of any Environmental Health and Safety Laws;
          (b) there has not been any generation, treatment, storage or Release of any Hazardous Material in connection with the business of the Company or any of its Subsidiaries or the use of any real property or facility leased or owned by the Company or any of its Subsidiaries, which has created any liability under any Environmental Health and Safety Law or which would require reporting to or notification of any Governmental Entity;
          (c) no asbestos which is friable or polychlorinated biphenyls or underground storage tank is contained in or located at, in or under any facility leased or owned by the Company or any of its Subsidiaries;
          (d) any Hazardous Material generated, treated, stored or Released by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries has been and is being generated, treated, stored or Released in all material respects in compliance with Environmental Health and Safety Law;
          (e) the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable requirements under Environmental Health and Safety Laws, and possess, and at all times have possessed and been in compliance with, all permits and certificates required under Environmental Health and Safety Laws, and have filed all notices or applications, required thereby;
          (f) neither the Company nor its Subsidiaries have been subject to, and have not received any notice (written or oral) of, any private, administrative or judicial Order or Legal Action or any notice (written or oral) of any intended private, administrative, or judicial Order or Legal Action relating to any violation of Environmental Health and Safety Laws or the presence or alleged presence of Hazardous Materials in, under, upon, or migrating to or from any real or immovable property now or previously owned or used by the Company or its Subsidiaries or any offsite location, and to the Knowledge of the Company there is no reasonable basis in fact or law for any such notice or action; and there are no pending or threatened Orders or Legal Actions (or notices of potential Orders or Legal Actions) from any Governmental Entity or any other Person regarding any matter relating to Environmental Health and Safety Laws; and
          (g) the Company and its Subsidiaries have provided Parent with copies of all final engineering or environmental studies in their possession or control with respect to the Company, the Subsidiaries, and all properties at which the Company or any of its Subsidiaries has conducted business, including the Owned Real Property; and Section 3.17 of the Company Disclosure Letter sets forth and describes all material response actions, investigations, removal actions, remedial actions, compliance and/or corrective actions currently or previously conducted at the Owned Real Property or leased property (“Environmental Actions”), including, without limitation, (i) Environmental Actions that have received closure, no further action status or other similar final approval from a Governmental Entity (“Regulatory Closure”), and (ii) Environmental Actions that have not received Regulatory Closure.
     3.18 Intellectual Property Rights. Section 3.18 of the Company Disclosure Letter contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications, material unregistered trademarks and service marks, domain names, copyright registrations and applications, and material software products or functionality, in each case owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries for use in their businesses. Section 3.18 of the Company Disclosure Letter shall set forth with respect to each item listed therein, to the extent applicable, the jurisdiction where registered, the name of the registered owner, the date of registration or application, the name of the registration body where the registration or application was made and the registration or application number. All of the Intellectual Property purported to be owned by the Company or any of its Subsidiaries (“Owned Intellectual Property”) and which is registered (“Registered Intellectual Property”) is in full force and effect, none of the Registered Intellectual Property has been canceled, abandoned, adjudicated invalid, or otherwise terminated and all renewal and maintenance fees in respect of such Registered Intellectual Property (if applicable) have been duly paid. Except as identified in Sections 3.18(a)-(j) of the Company Disclosure Letter (with each such subsection of Section 3.18 of the Company Disclosure Letter corresponding to subsections (a)-(j) below):
          (a) the Company and each of its Subsidiaries owns all right, title and interest, or is licensed in writing to use in the matter and extent it is being used (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and neither the Company nor any of its Subsidiaries has received any written notice or other communication, or otherwise has Knowledge of any information that would render or indicate that such Intellectual Property is or may be invalid or unenforceable;
          (b) neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person;
          (c) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries;
          (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person;

          (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries;
          (f) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries, in each case subject to reasonable and appropriate confidentiality efforts under the circumstances;
          (g) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party (“Company Licenses”), neither the Company nor any of its Subsidiaries uses or pays any compensation, fees or royalties with respect to, and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for, any third party Intellectual Property (“Third Party Licenses”). Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, and any third party is in breach of any Company Licenses or Third Party Licenses;
          (h) neither the Company nor any of its Subsidiaries is obligated to pay any continuing fees, royalties or other compensation or consideration to any third party with respect to any Owned Intellectual Property, and all Owned Intellectual Property was developed, created and designed by employees of the Company or one of its Subsidiaries acting within the scope of their employment or by consultants or contractors who have assigned all of their rights in and to such Owned Intellectual Property to the Company or any of its Subsidiaries pursuant to agreements listed in Section 3.18(h) of the Company Disclosure Letter;
          (i) the Company Products do not contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, BSD License, Apache or Open LDAP Public License), and no government funding or university or college facilities were used in the development of any of the Company’s products or other Owned Intellectual Property; and
          (j) the Company and its Subsidiaries have not suffered any failures, errors or breakdowns in their computer systems within the past 12 months which have caused any substantial disruption or interruption in the business of the Company or any of its Subsidiaries.
     3.19 Real and Personal Property.
          (a) Owned Real Property. The Company owns that certain parcel of land and improvements thereon located at 4800 N.W. 157th Street, Miami, Florida (the “Owned Real Property”). Neither the Company nor any of the Company’s Subsidiaries owns a fee interest in any real property other than the Owned Real Property, and neither the Company nor any of the Company’s Subsidiaries owns any other interest in real property except for the leasehold interests that are the subject of the Real Estate Leases. Except as set forth on Section 3.19(a) of the Company Disclosure Letter, the Company has fee simple title to the Owned Real Property, free and clear of all Liens. The Owned Real Property is not subject to any covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations or other matters or limitations that do or would reasonably be expected to materially detract from the Company’s ability to use the Owned Real Property. With respect to the Owned Real Property:
               (i) there is no condemnation proceeding, eminent domain proceeding or compulsory acquisition order, as applicable, pending or threatened against the Owned Real Property;
               (ii) all buildings, structures and appurtenances situated on the Owned Real Property are in a state of good maintenance and repair (normal wear and tear excepted), are adequate and suitable for the purposes for which they are presently used and, with respect to each, the Company or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of the Company or such Subsidiary in the ordinary course;
               (iii) the Owned Real Property is not subject to any lease, sublease or other agreement granting any third party the right to occupy or use any part of the Owned Real Property;

               (iv) the current use of the buildings, structures and improvements located on the Owned Real Property, and the construction of the improvements, are in compliance in all material respects with all applicable federal, state or local statutes, Laws, codes, Orders or requirements (including, without limitation, any building, zoning, fire or Environmental Health and Safety Laws), and no written notice of a violation of such Laws, codes, Orders or requirements or of any covenant, condition, easement or restriction affecting the Owned Real Property or relating to its use or occupancy has been given nor, to the Company’s Knowledge, does any such violation exist;
               (v) all applicable and required licenses, permits, building permits and occupancy permits with respect to the Owned Real Property have been duly obtained by the Company or its Subsidiaries and are in full force and effect;
               (vi) the Owned Real Property is occupied under valid and current certificates of occupancy, and other entitlements or the like, and the Merger will not require the issuance of any new or amended certificates of occupancy, entitlements or the like; there are no facts known to the Company which would prevent the Owned Real Property from being occupied after the Closing in substantially the same manner as before the Closing;
               (vii) there are no outstanding variances or special use permits affecting the Owned Real Property or its uses and none of the Owned Real Property constitutes an existing non-conforming use under the applicable zoning code;
               (viii) no buildings, structures or improvements located on the Owned Real Property encroach on to any adjoining land owned by third parties and there is no encroachment on to the Owned Real Property by buildings, structures or improvements situated on adjoining premises;
               (ix) to the Company’s Knowledge, the Owned Real Property has, and will have as of Closing, water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, ingress and egress to and from public streets and, without limitation, other required public utilities, all of which are adequate for the current use of the Owned Real Property. To the Company’s Knowledge, all utility lines and facilities are serviced and maintained by the appropriate entity. To the Company’s Knowledge, all utilities enter the Owned Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements;
               (x) the Company has no Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against the Owned Real Property, and there are no special assessments;
               (xi) the Owned Real Property is freely accessible directly from all public streets on which it abuts, or uses adjoining private land to access the same in accordance with valid public easements. To the Company’s Knowledge, there is no condition that would result in the termination of such access; and
               (xii) the Company has no Knowledge of any boundary or water drainage disputes with the owners of any premises adjacent to the Owned Real Property or of any such dispute involving former owners of the Owned Real Property.
          (b) Leased Real Property. Section 3.19(b) of the Company Disclosure Letter sets forth a true and complete list of each lease (each a “Real Estate Lease”) under which the Company or any of its Subsidiaries is a lessee or lessor of real property. With respect to each parcel that is the subject of a Real Estate Lease, Section 3.19(b) of the Company Disclosure Letter sets forth the location, landlord’s name and address, purpose, square footage, lease expiration date, and the approximate number of employees working at such location. The Company has made available to Parent a true and complete copy of each Real Estate Lease. The Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession under each Real Estate Lease to which it is a party-lessee and there is not, with respect to any Real Estate Lease, any material event of default, or event which with notice or lapse of time or both would constitute a material event of default, existing on the part of the Company or such Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto. None of the rights of the Company or any applicable Subsidiary of the Company under any Real Estate Lease will be subject to termination, default, acceleration or modification, and no consent or approval of any third party is required under any Real Estate Lease, as a result of the consummation of the Merger. No Person other than the Company and its employees has the right of use or occupancy of any portion of the real property owned or leased by the Company or any of its Subsidiaries.

          (c) Personal Property. Section 3.19(c) sets forth a true and complete list of each lease (each a “Personal Property Lease”) under which the Company or any of its Subsidiaries is a lessee or lessor of personal property that provides for payments of more than $50,000 per year, has a term exceeding one year and may not be canceled upon 90 or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). The Company has made available to Parent a true and complete copy of each Personal Property Lease. The Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the personal property that is the subject of each Personal Property Lease, and there is not, with respect to any Personal Property Lease, any material event of default, or event which with notice or lapse of time or both would constitute a material event of default, existing on the part of the Company or such Subsidiary or, to the Knowledge of the Company, on the part of any other party thereto. None of the rights of the Company or any applicable Subsidiary of the Company under any Personal Property Lease will be subject to termination or modification, and no consent or approval of any third party is required under any Personal Property Lease, as a result of the consummation of the Merger. Except for Permitted Liens, the Company or its Subsidiaries have good title to all of the material personal property reflected as being owned by it in the Interim Financial Statements (except for personal property sold or otherwise disposed of in the ordinary course of business). The personal property owned or leased by the Company and its Subsidiaries, taken as a whole, is adequate and in a condition sufficient to permit the Company and its Subsidiaries to conduct its business in all material respects in the same manner as it is being conducted as of the date of this Agreement, subject to ordinary wear and tear and routine maintenance. Except as disclosed on Section 3.19(c) of the Company Disclosure Letter, all of the personal property owned or leased by the Company or its Subsidiaries is located at the Owned Real Property or on the real estate that is the subject of a Real Estate Lease. All of the personal property located at the Owned Real Property or on the real estate that is the subject of the Real Estate Leases is owned or leased by the Company or one of the Company’s Subsidiaries.
     3.20 Insurance.
          (a) Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries, indicating the type of coverage, the amount and duration of the coverage, the name of insurance carrier or underwriter and any pending claims thereunder. All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its respective material obligations under any such insurance policy.
          (b) Section 3.20 of the Company Disclosure Letter contains all claims for insurance losses in excess of $25,000 per occurrence, filed by the Company or any of its Subsidiaries since January 1, 2006. The Company has not, and none of its Subsidiaries has, received written notice that it failed to give any notice or present any pending claim thereunder in due and timely fashion and, none of the Company nor any of its Subsidiaries is in default with respect to any such policies. To the Company’s Knowledge, there has been no occurrence that may result in a claim in excess of $25,000 against or by the Company or any of its Subsidiaries with respect to which such claim has not been asserted. Reserves, if any, required by GAAP to be included in the Interim Financial Statements with respect to any self-insured claims pending and any such claims which may be reasonably expected based upon the prior experience of the Company and its Subsidiaries were included in accordance with such principles.
     3.21 Agreements with Suppliers and Customers.
          (a) Set forth in Section 3.21(a) of the Company Disclosure Letter is a list of the 10 largest suppliers of goods or services to the Company and its Subsidiaries (based upon aggregate payments by the Company to such Persons for the 12 months ended December 31, 2007) and the aggregate amount of payments made by the Company and its Subsidiaries to such Person for such period. To the Company’s Knowledge, no such supplier intends to discontinue or materially and adversely modify its relationship with the Company and its Subsidiaries, whether by reason of the Merger or otherwise.
          (b) Set forth in Section 3.21(b) of the Company Disclosure Letter is a list of the 10 largest customers of the Company and its Subsidiaries for the 12 months ended December 31, 2007, based on and listing the gross sales (rounded to the nearest $1,000) for such period. To the Company’s Knowledge, no such customer intends to cease or materially and adversely modify its relationship with, the Company and its Subsidiaries, whether by reason of the Merger or otherwise.

     3.22 Takeover Statutes; Rights Agreements; Company Articles.
          (a) The Company and its Board have taken all necessary action, if any, in order to render the provisions of any control share acquisition, business combination or other similar anti-takeover provision under the Company Articles or the FBCA (including Sections 607.0901 and 607.0902) inapplicable to Parent and MergerCo as a result of the transactions contemplated by this Agreement and the Support Agreement, including the Merger.
          (b) The Company’s Rights Agreement, dated as of March 3, 2003, as amended by the First Amendment to Rights Agreement, dated as of February 28, 2006, and the Second Amendment to Rights Agreement, dated as of August 31, 2007 (the “Company Rights Agreement”), expired by its terms on March 4, 2008 and the Company has not adopted and is not bound by any shareholder rights plan, anti-takeover plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.
     3.23 Interested Party Transactions. Section 3.23 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future Liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S K promulgated by the SEC (an “Affiliate Transaction”), and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided or made available to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     3.24 Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     3.25 Information Supplied. The Company Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on approval of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.
     3.26 Opinion of Financial Advisor. Ladenburg Thalmann & Co. Inc. (the “Company Financial Advisor”) has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to the shareholders of the Company from a financial point of view (the “Fairness Opinion”).
     3.27 Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.
     3.28 Inventory. Except as set forth in Section 3.28 of the Company Disclosure Letter, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or one of its Subsidiaries, as the case may be, free and clear of any Liens. Except as set forth in Section 3.28 of the Company Disclosure Letter, the inventory, net of applicable reserves, (i) was acquired or produced in the ordinary course of business, (ii) is in the physical possession of the Company or one of its Subsidiaries or is in transit to or from a customer or supplier of the Company or such Subsidiary, (iii) is merchantable and is of a quality presently useable and saleable in the ordinary course of business, consistent with past practice. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with GAAP estimated market values. The value at which the inventory is carried on the books of the Company and such Subsidiaries reflects the lower of cost or estimated market value, and is based on quantities determined by physical count, in accordance with GAAP applied on a basis consistent with the Interim Financial Statements.
     3.29 Bank and Brokerage Accounts; Investment Assets. Section 3.29 of the Company Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number thereof and the authorized signatories therefore.
     3.30 Product Warranties. A copy of the standard product warranty of the Company and each of its Subsidiaries (other than warranties under applicable Law) has been delivered to Parent. Except as set forth on Section 3.30 of the Company Disclosure Letter, the Company has not, and none of its Subsidiaries has, made any enforceable oral or written product warranties or similar obligations with respect to any products sold by any of them under which there are any outstanding obligations, other than pursuant to the standard form so delivered to Parent (collectively, the “Non-Standard Warranty Obligations”). Section 3.30 of the Company Disclosure Letter sets forth, with respect to all products shipped by the Company after November 30, 2007 that are subject to any Non-Standard Warranty Obligation, (i) a listing of material differences between the terms of the Non-Standard Warranty Obligations and the Standard Warranty Obligation, and (ii) whether any claim is pending, or to the Company’s Knowledge, has been threatened under any such Non-Standard Warranty Obligation.
     3.31 Government Contracts.
          (a) The Company has not, and none of the Company’s Subsidiaries has, been suspended or barred from bidding on contracts or subcontracts for any agency or instrumentality of any Governmental Entity, nor, to the Company’s Knowledge, has any suspension or debarment action been threatened or commenced.
          (b) To the Company’s Knowledge, except for audits that are required by Law, (i) the Company has not been, and none of the Company’s Subsidiaries has been, nor are any of them now being, audited, or investigated by any Governmental Entity and (ii) no such audit or investigation has been threatened.
          (c) To the Company’s Knowledge, the Company does not have, and none of the Company’s Subsidiaries has, a dispute pending before a contracting office of, nor any current claim (other than accounts receivable) pending against any Governmental Entity.
          (d) To the Company’s Knowledge, the Company has not, and none of the Subsidiaries of the Company has, submitted any inaccurate or untruthful cost or pricing data, certification, bid, proposal, report, claim or any other information to any agency or instrumentality of any Governmental Entity.
          (e) Section 3.31(e) of the Company Disclosure Letter sets forth any and all Contracts between the Company or any of its Subsidiaries and any Governmental Entity, under which the undelivered balance of products or services sold by the Company and its Subsidiaries is in excess of $50,000.
IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
     Parent and MergerCo hereby represent and warrant to the Company as follows:
     4.1 Organization and Power. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. MergerCo is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
     4.2 Corporate Authorization. Parent and MergerCo each have all requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of each of Parent and MergerCo.

     4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.
     4.4 Required Filings and Consents. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement, including the Merger, do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Articles of Merger with the Department of State of the State of Florida; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement and the Other Filings; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; and (v) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 3.5(iv) of the Company Disclosure Letter or Schedule 6.1(b) to this Agreement.
     4.5 Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and MergerCo and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement, including the Merger, do not and will not:
          (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or MergerCo; or
          (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to either Parent or MergerCo or by which any assets of either Parent or MergerCo (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not reasonably be expected to have a MergerCo Material Adverse Effect.
     4.6 Information Supplied. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     4.7 Interim Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
     4.8 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(b).
     4.9 No Ownership of Stock of the Company. None of Parent or any of its Subsidiaries beneficially own as of the date of this Agreement any shares of Company Common Stock, and none of Parent or any of its Subsidiaries is, or, to the knowledge of Parent, has ever been deemed to be, an “interested stockholder” of the Company as defined in Section 607.0901 of the FBCA.
V. COVENANTS
     5.1 Conduct of Business of the Company. Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, franchisees, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement through the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

          (a) propose or adopt any changes to the Company Organizational Documents;
          (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;
          (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of its capital stock, any Voting Debt or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, any Voting Debt or such securities or rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), other than pursuant to the exercise of Stock Options outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or Company Benefit Plan as in effect on the date of this Agreement, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
          (d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) grant any severance or termination pay to any of its past or present directors or officers, (iii) enter into any new employment or severance agreement with any of its past or present directors, officers or employees, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, except as required by applicable Law or by GAAP, or (vii) grant any equity or equity-based awards to directors, officers or employees;
          (e) merge or consolidate the Company or any of its Subsidiaries with any Person;
          (f) sell, lease or otherwise dispose of any assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture) or by property transfer, other than sales of inventory in the ordinary course of business consistent with past practice;
          (g) other than in the ordinary course of business consistent with past practice, mortgage or pledge any material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;
          (h) make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture) or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary of the Company), in all such cases other than acquisitions or purchases in the ordinary course of business operations consistent with past practice;
          (i) enter into, renew, extend, amend or terminate any Contract or Contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated Contracts, would reasonably be expected to have a Company Material Adverse Effect or MergerCo Material Adverse Effect;
          (j) other than Permitted Borrowings, incur, assume, guarantee or prepay any Company Indebtedness or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;
          (k) make any loans, advances or capital contributions to, or investments in, any other Person;
          (l) authorize or make any capital expenditure, other than capital expenditures during the period from the date hereof through December 31, 2008 as would not, in the aggregate, cause the total amount of the Company’s capital expenditures for fiscal 2008 to exceed the capital expenditures provided for in the Company’s projections for the full fiscal year 2008 (a copy of which projections has been provided to Parent);

          (m) change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;
          (n) waive, release, assign, settle or compromise any Legal Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 with respect to any individual case or series of related cases, or $100,000 in the aggregate, in any case without the imposition of any restrictions on the business and operations of the Company or any of its Subsidiaries;
          (o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
          (p) settle or compromise any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, make or change any Tax election or file any amendment to a Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any closing agreement, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return of the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (q) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or
          (r) agree or commit to do any of the foregoing.
     5.2 Other Actions. Parent and MergerCo each agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or the satisfaction of those conditions being materially delayed.
     5.3 Access to Information; Confidentiality.
          (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request.
          (b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
          (c) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.
          (d) The Company shall provide Parent with a correct and complete copy of the Fairness Opinion no later than one Business Day after it has been delivered in writing to the Special Committee.
     5.4 No Solicitation.
          (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
               (i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

               (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any Person in connection with a Takeover Proposal;
               (iii) withdraw, modify or amend the Company Board Recommendation;
               (iv) approve, endorse or recommend any Takeover Proposal;
               (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal; or
               (vi) resolve, propose or agree to do any of the foregoing.
          (b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations existing on the date of this Agreement with any Person (other than the parties hereto) that has made, or indicated an intention to make, a Takeover Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.
          (c) The Company shall notify Parent promptly (and in any event within one Business Day) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within one Business Day) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the material terms and conditions of such Takeover Proposal, indication, inquiry or request), including any material modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within one Business Day of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within one Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.4(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent.
          (d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.4, but only prior to the satisfaction of the condition set forth in Section 6.1(a), to:
               (i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (1) after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws;
               (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (A) after consultation with the Company Financial Advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent;
               (iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent and MergerCo (a “Recommendation Change”), if the Company Board (including through action of the

Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws; provided that if such action is in response to or relates to a Takeover Proposal, then the Recommendation Change shall be taken only in compliance with Section 5.4(d)(iv);
                              (iv) in response to a Takeover Proposal not solicited in violation of this Section 5.4 which the Company Board (including through action of the Special Committee, if then in existence) has determined in good faith, after consultation with the Company Financial Advisor and outside legal counsel, constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent and MergerCo pursuant to the provisos to this paragraph, (x) effect a Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, such termination to be effective only if in advance of or concurrently with such termination the Company pays the Company’s Termination Payment in the manner provided for in Section 7.6(a); provided that neither the Company nor the Company Board (including through action of the Special Committee, if then in existence) shall make a Recommendation Change or terminate this Agreement unless: (1) the Company Board (including through action of the Special Committee, if then in existence) has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws, (2) the Company shall have given Parent and MergerCo prompt written notice advising Parent and MergerCo of (A) the decision of the Company Board (including through action of the Special Committee, if then in existence) to take such action and (B) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and copies of any relevant proposed transaction agreements with such party and other material documents, (3) the Company shall have given Parent and MergerCo five Business Days (or three Business Days in the event of each subsequent material revision to such Takeover Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent and MergerCo with respect to such proposed revisions or other proposal, if any, and (4) at the end of such period, the Company Board (including through action of the Special Committee, if then in existence) shall have determined in good faith, after considering the results of such negotiations and giving effect to the revisions or other proposals made by Parent and MergerCo, if any, that (A) after consultation with outside legal counsel, in the case of a Recommendation Change, failure to take such action would be inconsistent with its fiduciary obligations to the shareholders of the Company under applicable Laws and (B) after consultation with the Company Financial Advisor and outside legal counsel, in the case of a termination of this Agreement, that such Takeover Proposal remains a Superior Proposal relative to the Merger, as supplemented by any revisions or counterproposals made by Parent and MergerCo; provided that in the event the Company Board (including through action of the Special Committee, if then in existence) does not make the determination referred to in clause (4) of this paragraph but thereafter determines to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.4(d)(iv), the procedures referred to in clauses (1) —(4) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.
          (e) Nothing herein shall limit or restrict the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 5.4(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent and MergerCo unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement or (y) rejects such other Takeover Proposal.
          (f) The Company shall not take any action to exempt any Person, agreement or transaction (other than Parent, Merger Co, this Agreement, the Support Agreement and the transactions contemplated hereby) from the Company Rights Agreement or the restrictions contained in any state takeover or similar laws, including in Sections 607.0901 and 607.0902 of the FBCA or otherwise cause the Company Rights Agreement or such restrictions not to apply to any such Person, agreement or transaction; in each case, unless such actions are taken after a termination of this Agreement in accordance with its terms.
          (g) Any withdrawal, modification or amendment by the Special Committee of its recommendation that forms a part of the Company Board Recommendation in any manner adverse to Parent and MergerCo or that is inconsistent with the Company Board Recommendation, and any approval, endorsement or recommendation by the Special Committee of any Takeover Proposal, and any resolution or announcement of an intention of the Special Committee with respect to any of the foregoing, shall be deemed and treated for all purposes of this Agreement as if such action were taken by the Company Board with respect to the Company Board Recommendation or any such Takeover Proposal, as applicable.
     5.5 Notices of Certain Events.
          (a) The Company will notify Parent and MergerCo promptly, and in any event, within one Business Day, of (i) any written or, to the Knowledge of the Company, oral communication from (A) any Governmental Entity, (B) any counterparty to any Company Joint Venture or (C) any counterparty to any Contract alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement, including the Merger (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any of the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, the Company will consult with Parent and MergerCo and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (b) Parent will notify the Company promptly, and in any event, within one Business Day, of (i) any written or, to the Knowledge of Parent, oral communication from any Governmental Entity alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), (iii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement, including the Merger (and the response thereto from Parent and MergerCo or their Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any condition set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being delayed. With respect to any of the foregoing, Parent and MergerCo will consult with the Company and its Representatives so as to permit the Company and Parent and MergerCo and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
     5.6 Proxy Material; Shareholder Meeting.
          (a) In connection with the Company Shareholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect thereto and will provide copies of such comments to Parent and MergerCo promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and MergerCo have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to cause the Company Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Company Shareholders Meeting as promptly as reasonably practicable after the later of (A) the 10th day after the filing of the preliminary Proxy Statement with the SEC or (B) the day the Company is notified by the SEC that (1) it will not be reviewing the Proxy Statement or (2) that it has no further comments on the preliminary Proxy Statement, (vi) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vii) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the Merger. Parent and MergerCo shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and MergerCo a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. If, at any time prior to the Effective Time, any information relating to the Company, Parent or MergerCo or any of their respective Affiliates should be discovered by the Company, Parent or MergerCo which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.
          (b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (including through action of the Special Committee, if then in existence) has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 5.4(d).
          (c) The Company shall, in accordance with applicable Law and the Company Articles and the Company’s bylaws, call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a). The Company will, subject to Section 5.4(d), (i) use all reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of approval of this Agreement and (ii) take all other reasonable action necessary to secure the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a) (including postponing or adjourning such meeting if necessary to solicit additional votes). Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, 7.2, 7.3 or 7.4, the Company will take all of the actions contemplated by this Section 5.6 regardless of whether the Company Board (including through action of the Special Committee, if then in existence) has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for approval by the shareholders of the Company at such meeting. The parties agree that, in the event that there is present at any such meeting, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(a), it will not be deemed reasonable for the Company to adjourn or postpone such Company Shareholders Meeting.
     5.7 Directors’ and Officers’ Insurance.
          (a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
               (i) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the FBCA or provided under the Company’s articles of incorporation and bylaws in effect on the date of this Agreement;
               (ii) If Parent, the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.
          (b) Prior to the Closing Date, the Company shall, pursuant to the proposal attached to Schedule 5.7(b) hereto, purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policy and fiduciary liability insurance policy (in each case, providing coverage comparable to that provided by such insurance in effect on the date hereof) (collectively, the “Tail Policies”), which Tail Policies shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time. Notwithstanding the provisions of Section 5.11 of this Agreement, the amount of Closing Cash shall be deemed to include the amount paid by the Company for the Tail Policies. For the avoidance of doubt, the Tail

Policies shall not include the employment practices coverage included in the proposal attached to Schedule 5.7(b) hereto.
          (c) The Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her successors, heirs or representatives.
     5.8 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not commit to pay any amount of cash or other consideration that would be payable on or after the Closing Date, or incur or commit to incur any Liability that would survive the Closing Date, in connection with obtaining such consent, approval or waiver, (iii) subject to first having used its reasonable best efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.
          (b) Parent and MergerCo and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by Law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, including the Merger, or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. Neither Parent and MergerCo nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld or delayed).
          (c) Each of Parent and MergerCo and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and MergerCo or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its reasonable best efforts (i) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
     5.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement, including the Merger. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith, after consultation with legal counsel, it is required to do so by applicable Laws or NASDAQ requirements, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
     5.10 Stock Exchange Listing Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the NASDAQ and deregistered under the Exchange Act.
     5.11 Fees and Expenses. Whether or not the Merger is consummated, (i) all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Section 7.6, and (ii) the Company shall be responsible for (y) all printing and mailing costs incurred in connection with the Company Shareholders Meeting and the Company Proxy Statement (such costs, together with the other Expenses incurred by the Company, being collectively referred to herein as the “Company Expenses”). The Company shall cause all Company Expenses to be paid prior to the Closing Date.
     5.12 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Support Agreement, the Merger or the other transactions contemplated by this Agreement or the Support Agreement, each of MergerCo and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b 3 promulgated under the Exchange Act in accordance with that certain No Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     5.14 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those officers of the Company or officers and directors of any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.
     5.15 Landlord Estoppel. The Company shall use commercially reasonable efforts, with out having to expend any funds, to obtain and deliver to Parent from each landlord that is party to a Real Estate Lease a landlord’s estoppel containing such certifications as are customarily requested of landlords in transactions similar in nature to the Merger and otherwise in such form as Parent may reasonably request.
VI. CONDITIONS
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) Company Shareholder Approval. This Agreement will have been duly approved by the Requisite Company Vote.
          (b) Regulatory Approvals. Any applicable Governmental Entity shall have given all such approvals or consents identified in Schedule 6.1(b). In the case of the obligations of Parent and MergerCo, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any condition, limitation, requirement or Order that would reasonably be expected to have a Company Material Adverse Effect.
          (c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) then in effect that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.
     6.2 Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority and Enforceability), Section 3.3 (Capitalization), Section 3.8(a) (Vote Required) and Section 3.11(a) (Absence of Material Adverse Effect) shall be true and correct in all respects (except, in the case of Section 3.3 for de minimis inaccuracies, and, in the case of Section 3.8(a) for such inaccuracies as are actually cured by the vote received at the Company Shareholders Meeting), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein (without regard to “material,” “materiality,” “Company Material Adverse Effect” or similar qualifiers contained therein) shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct individually or in the aggregate (together with any failure to perform any obligation or to comply with any covenant or agreement required to be performed by or complied with by the Company hereunder on or prior to the Effective Time) has not had and would not reasonably be expected to have a Material Impact.
          (b) Performance of Covenants. (i) Except as otherwise set forth in clause (ii) of this paragraph, the Company shall have performed all obligations, and complied with the agreements and covenants required to be performed by or complied with by it hereunder on or prior to the Effective Time, except where the failure to so perform or comply individually or in the aggregate has not had and would not be reasonably expected to have a Material Impact, and (ii) the Company shall have prior to the Effective Time complied in all respects with the covenant contained in Section 5.1(j) of this Agreement.
          (c) No Company Material Adverse Effect. There will have been no Company Material Adverse Effect.
          (d) Dissenting Shares Condition. The Dissenting Shareholders (if any) at and as of the Closing Date shall collectively hold no more than five percent (5%) of the issued and outstanding Shares as of such time.
          (e) Officer’s Certificate. Parent will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d) and Section 6.2(h).
          (f) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to be obtained or made prior to the Closing by or with respect to the Company, Parent, MergerCo, or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made.
          (g) Resignations. Any resignations requested by Parent pursuant to Section 5.14 shall have been obtained and delivered to Parent.
          (h) Closing Cash. The Company shall have delivered to Parent a certificate signed by the Company’s principal financial officer and chief executive officer listing all Company Expenses, certifying that all Company Expenses have been paid in full, certifying to the amount of Closing Cash and a reasonably detailed itemization and explanation of the calculation of the Closing Cash, and providing such evidence of payment of the Company Expenses and the calculation of the Closing Cash as Parent reasonably may require. To the extent that after taking into account any Company Expenses have not been paid in full, the Closing Cash is less than $1,500,000; then the Purchase Price shall be reduced, dollar-for-dollar, by the amount by which $1,500,000 exceeds the Closing Cash (after taking into account the satisfaction in full of all Company Expenses), and the Per Share Merger Consideration shall be reduced accordingly.
          (i) Closing Indebtedness. The Company shall have delivered to Parent a certificate signed by the Company’s principal financial officer and chief executive officer certifying as to the amount of the Closing Indebtedness. If the Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Purchase Price shall be reduced by the amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness and the Per Share Merger Consideration shall be reduced accordingly.
          (j) Stock Option Cancellation and Custody Agreements. The Stock Option Cancellation and Custody Agreements previously delivered to Parent shall remain in full force and effect.
          (k) Fairness Opinion. Parent shall have received a correct and complete copy of the Fairness Opinion.
          (l) Tail Policy. The Company shall have delivered to Parent a true and complete copy of the Tail Policies (or fully executed binders for the Tail Policies) together with evidence reasonably satisfactory to Parent that the premiums for the Tail Policies have been paid in full.
          (m) Termination Agreement. Parent shall have received the termination agreement substantially in the form of Exhibit C hereto (the “JDL Termination Agreement”), duly executed by each party thereto, and the JDL Termination Agreement shall not have been amended, modified or rescinded.
     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be true and correct in all material respects (except in each case for those representations and warranties that are qualified as to “material,” “materiality,” “MergerCo Material Adverse Effect” or similar expressions, which shall be true and correct in all respects) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
          (b) Performance of Covenants. Parent and MergerCo each shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder on or prior to the Effective Time (except in each case for those agreements and covenants that are qualified as to “material,” “materiality,” “MergerCo Material Adverse Effect” or similar expressions, which shall have been performed or complied with in all respects).
          (c) Officer’s Certificate. The Company will have received certificates, signed by an executive officer of each of Parent and MergerCo, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
          (d) Per Share Merger Consideration. After taking into account any adjustments thereto contemplated by Section 2.6, Section 6.2(h) and Section 6.2(i), the Per Share Merger Consideration shall not be less than $4.30.
VII. TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), at any time prior to the Effective Time, by mutual written consent of Parent and the Company.
     7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:
          (a) whether before or after satisfaction of the condition set forth in Section 6.1(a), if the Merger has not been consummated by June 30, 2008 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

          (b) if this Agreement has been submitted to the shareholders of the Company for approval at a duly convened Company Shareholders Meeting and the vote required by the condition set forth in Section 6.1(a) shall not have been obtained at such Company Shareholders Meeting (including any adjournment or postponement thereof); or
          (c) whether before or after satisfaction of the condition set forth in Section 6.1(a), if any Law, Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.
     7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:
          (a) if the Company fails to deliver to Parent within one hour after the execution and delivery by the Company of this Agreement:
               (i) a Stock Option Cancellation and Custody Agreement substantially in the form of Exhibit A hereto (each, a “Stock Option Cancellation and Custody Agreement”) executed by the record and beneficial owner of each Stock Option that is not canceled and extinguished by its terms at or prior to the Effective Time; and
               (ii) an agreement substantially in the form of Exhibit B hereto (the “Support Agreement”) executed by each shareholder listed in Schedule A to the Support Agreement committing to vote his, her or its Shares in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger;
          (b) if (i) the Company Board (or the Special Committee) withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent, (ii) the Company Board (or the Special Committee) approves, endorses or recommends any Takeover Proposal other than the Merger, or (iii) the Company or the Company Board (or the Special Committee) resolves or publicly announces its intention to do any of the foregoing, in any case whether or not permitted by Section 5.4;
          (c) if, at anytime after the Company Shareholders Meeting (including any adjournment or postponement thereof), the Dissenting Shareholders collectively hold greater than five percent (5%) of the issued and outstanding Shares as of such time;
          (d) if the Company (i) materially breaches its obligations under Section 5.4, 5.6(b) or 5.6(c), or the Company Board or any committee thereof shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Section 5.6(a) and (B) such breach is not cured within 10 Business Days after the Company’s receipt of written notice asserting such breach or failure from Parent; or
          (e) provided that neither Parent nor MergerCo is in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date.
     7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
          (a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date; or
          (b) pursuant to and in accordance with Section 5.4(d)(iv); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company makes the Company’s Termination Payment in the manner provided for in Section 7.6(a).
     7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, Affiliates or agents), except that the indemnity and reimbursement provisions of this Section 7.5 and

Section 7.6 and Article VIII (other than Section 8.12) will survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party to this Agreement from liability for damages incurred or suffered by the other parties hereto as a result of any willful breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in (i) Section 6.1, 6.2(a), 6.2(b) or 6.2(c), in the case of the Company, or (ii) Section 6.1(b), 6.1(c), 6.3(a) or 6.3(b), in the case of Parent or MergerCo, not to be satisfied.
     7.6 Payment of Expenses Following Termination.
          (a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds an amount equal to the aggregate Expenses up to but not in excess of $225,000 that are incurred by Parent and MergerCo in connection with this Agreement and the transactions contemplated hereby (the “Company’s Termination Payment”) under the following circumstances:
               (i) if this Agreement is terminated by Parent pursuant to Section 7.3, in which event payment will be made within two Business Days after such termination; and
               (ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination.
          (b) If this Agreement is terminated by the Company pursuant to Section 7.4(a), Parent will pay, or cause to be paid, to an account or accounts designated by the Company, by wire transfer of immediately available funds, an amount equal to the Company Expenses up to but not in excess of $50,000 that are incurred by the Company in connection with this Agreement and the transactions contemplated hereby (the “Parent’s Termination Payment”). Any Parent’s Termination Payment payable pursuant to this paragraph shall be paid within two Business Days after such termination.
     7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, so long as (a) no amendment that requires further shareholder approval under applicable Laws after shareholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
     7.8 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
VIII. MISCELLANEOUS
     8.1 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement and the Company Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent, and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

     8.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. The covenants and agreements of the parties contained in Sections 7.5 (and the Sections referred to therein) and 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
     8.3 Governing Law. Except for matters of corporate law required to be governed by the laws of the state of incorporation of the Company and MergerCo, which shall be governed by the FBCA, this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     8.4 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     8.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.
     8.6 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
     If to Parent or MergerCo, to:
     Illinois Tool Works Inc.
     3600 West Lake Avenue
     Glenview, Illinois 60026
     Facsimile: (847) 657-4329
     Attention: General Counsel
     with copies (which will not constitute notice to Parent or MergerCo) to:
     Katten Muchin Rosenman LLP
     525 West Monroe Street, Suite 1900
     Chicago, Illinois 60661

     Facsimile: (312) 577-8755
     Attention: Maryann A. Waryjas, Esq.
     If to the Company, to:
     Quipp, Inc.
     4800 N.W. 157th Street
     Miami, Florida 33014
     Facsimile: (305) 628-4402
     Attention: Michael S. Kady
     with a copy (which will not constitute notice to the Company) to:
     Morgan, Lewis & Bockius LLP
     1701 Market Street
     Philadelphia, Pennsylvania 19103
     Facsimile: (877) 432-9652
     Attention: Alan Singer, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.6 and appropriate confirmation is received.
     8.7 Entire Agreement. This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, including that certain letter agreement dated January 21, 2008 to which the Company is party. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     8.8 No Third-Party Beneficiaries. Except as provided in Section 5.7, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
     8.9 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     8.10 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     8.11 Assignment. This Agreement may not be assigned by operation of Law or otherwise, except that each of Parent and MergerCo may assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.11 will be null and void.
     8.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.4, in addition to any other remedy to which they are entitled at law or in equity.
     8.13 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
[Signature page follows.]

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ILLINOIS TOOL WORKS INC.
By:	/s/ Michael W. Potempa
	Name:	Michael W. Potempa
	Title:	Attorney-in-fact

HEADLINER ACQUISITION CORPORATION
By:	/s/ Michael W. Potempa
	Name:	Michael W. Potempa
	Title:	Attorney-in-fact

QUIPP, INC.
By:	/s/ Michael S. Kady
	Name:	Michael S. Kady
	Title:	President & CEO

Appendix A
Definitions
     For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, standstill and non-solicitation provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.
     “Acquiror Assets” has the meaning set forth in Section 4.5(ii).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Affiliate Transaction” has the meaning set forth in Section 3.23.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 1.3.
     “Book-Entry Shares” has the meaning set forth in Section 2.1(c).
     “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are generally closed.
     “Cash” means, as of any date, the sum of all U.S. dollar equivalents (using the currency exchange rates published by the Wall Street Journal, as in effect at 5:00 p.m. (Miami time) on such date) of all worldwide cash and cash equivalents of the Company and its Subsidiaries reported by the Company based on its bank account balances as of 5:00 p.m. (Miami time) on such date. For the avoidance of doubt, Cash will be net of (i.e., reduced by) all outstanding checks and drafts issued or electronic funds transfers in transit made by the Company or any of its Subsidiaries at or before 5:00 p.m. (Miami time) on such date.
     “Certificate” has the meaning set forth in Section 2.1(c).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Cash” means (i) Cash as of the Closing Cash Measurement Time, minus (ii) the amount of any Company Expenses that have not been paid prior to the Closing Cash Measurement Time, minus (iii) the amount of any disbursements in excess of $50,000 in the aggregate made following the Closing Cash Measurement Time and prior to the Closing Date, plus (iv) the amount paid by the Company for the Tail Policies to the extent the costs thereof are consistent with the proposal attached to Schedule 5.7(b).
     “Closing Cash Measurement Time” means 5 p.m. (Miami time) on the third Business Day prior to the Closing.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing Indebtedness” means the Company Indebtedness as of the close of business on the last Business Day immediately preceding the Closing Date.
     “COBRA” has the meaning set forth in Section 3.14(f).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Common Stock” means the Company’s common stock, par value $0.01 per share.

Appendix A-1

     “Company” has the meaning set forth in the Preamble.
     “Company Articles” means the Company’s Articles of Incorporation.
     “Company Assets” has the meaning set forth in Section 3.6(b).
     “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including Multiemployer Plans, Multiple Employer Plans, Multiple Employer Welfare Arrangements, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits.
     “Company Board” has the meaning set forth in the Recitals.
     “Company Board Recommendation” has the meaning set forth in Section 3.2(a).
     “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.
     “Company Disclosure Letter” has the meaning set forth in Article III.
     “Company Expenses” has the meaning set forth in Section 5.11.
     “Company Financial Advisor” has the meaning set forth in Section 3.26.
     “Company Indebtedness” shall mean all indebtedness of the Company and its Subsidiaries for borrowed money (expressly excluding capital leases and excluding trade payables constituting current liabilities that either (i) are less than 60 days outstanding or (ii) have been disputed by the Company in good faith (and the Company shall have advised Parent of such dispute prior to the time such trade payable has been outstanding for 60 days)), together with all accrued interest thereon and applicable prepayment premiums, if any. For the avoidance of doubt, to the extent any Cash is included in Closing Cash, such Cash shall not be netted against or used to offset Company Indebtedness for the purpose of determining Closing Indebtedness.
     “Company Joint Venture” means any Person in which the Company or any of its Subsidiaries, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company or any of its Subsidiaries has rights with respect to the management of such Person.
     “Company Licenses” has the meaning set forth in Section 3.18(b).
     “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect (including those affecting or relating to any Company Joint Venture) that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; provided, however, that, to the extent that any event, state of facts, circumstance, development, change or effect directly results from any of the following, alone or in combination, it shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (A) (1) changes in U.S. general economic conditions or changes affecting the securities or financial markets in general or (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, except, in the case of either clause (1) or (2), to the extent such changes or developments have a disproportionate or unique impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses; (B) any adverse change, effect, occurrence, state of facts or development attributable to or resulting from the identity of Parent; (C) any action taken at the written request of Parent; (D) any change in the market price or trading volume of securities of the Company in and of itself; (E) general changes in the industries in which the Company and its Subsidiaries operate, except to the extent such changes or developments have a disproportionate or unique impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in such industries; (F) any failure by the Company to meet any internal projections or forecasts for any period beginning on or after the date of this

Appendix A-2

Agreement (but not the event, state of facts, circumstance, development, change or effect underlying such failure); or (G) any changes (after the date hereof) in GAAP or Laws.
     “Company Organizational Documents” means the articles of incorpor—ation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case (unless otherwise indicated) as in effect on the date of this Agreement.
     “Company Products” shall mean all products or services developed, in whole or in part, or in the process of being developed, by or for the Company or any of its Subsidiaries.
     “Company Proxy Statement” has the meaning set forth in Section 3.5.
     “Company Rights Agreement” has the meaning set forth in Section 3.22(c).
     “Company SEC Documents” has the meaning set forth in Section 3.9(a).
     “Company Shareholders Meeting” has the meaning set forth in Section 3.5.
     “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).
     “Company Stock Rights” has the meaning set forth in Section 2.5(a).
     “Company’s Termination Payment” has the meaning set forth in Section 7.6(a).
     “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Parent or Affiliate thereof, dated as of April 20, 2006.
     “Consulting Agreements” has the meaning set forth in Section 3.18(b).
     “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
     “Disclosed Contract” has the meaning set forth in Section 3.13(a).
     “Dissenting Shareholder” has the meaning set forth in Section 2.3.
     “Dissenting Shares” has the meaning set forth in Section 2.3.
     “Effective Time” has the meaning set forth in Section 1.3.
     “Environmental Actions” has the meaning set forth in Section 3.17(g).
     “Environmental Health and Safety Laws” means all foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions, policies, principles of common law (including but not limited to all such principles under which claims may be alleged for any type of injury or damage relating to contamination related to Hazardous Materials as defined herein), and requirements (including consent decrees, judicial decisions, administrative orders and self-implementing closure requirements) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.
     “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Health and Safety Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and in effect thereunder.
     “Estimated Closing Indebtedness” means $150,000, which amount represents the Company’s good faith estimate of the Closing Indebtedness.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Appendix A-3

     “Excluded Share(s)” has the meaning set forth in Section 2.1(b).
     “Expenses” has the meaning set forth in Section 5.11.
     “FBCA” means the Florida Business Corporation Act.
     “GAAP” has the meaning set forth in Section 3.9(c).
     “Governmental Entity” has the meaning set forth in Section 3.5.
     “Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Health and Safety Laws; or (ii) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.
     “Indemnified Person” has the meaning set forth in Section 5.7.
     “Intellectual Property” shall mean shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) computer software (in object code and source code formats), technical information, data, designs, algorithms, drawings, schematics, specifications and know-how, and (vi) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights.
     “Interim Financial Statements” means the consolidated balance sheet of the Company and its Subsidiaries dated as of September 30, 2007 (including the notes thereto) and the consolidated statements of income for the periods then ended, in each case as included in the Company SEC Documents.
     “IRS” has the meaning set forth in Section 3.14(b).
     “JDL Termination Agreement” has the meaning set forth in Section 6.2(m).
     “Joint Venture Agreements” means Contracts with respect to Company Joint Ventures.
     “Knowledge” means, when used with respect to Parent, MergerCo or the Company, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of Parent, MergerCo or the Company, as applicable.
     “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
     “Legal Action” has the meaning set forth in Section 3.12.
     “Letter of Transmittal” has the meaning set forth in Section 2.2(b).
     “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
     “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.
     “Material Impact” means (i) any adverse change in the condition (financial or otherwise) of the assets, liabilities, indebtedness, earnings, obligations or business of the Company or any of its Subsidiaries that has an aggregate value of at least $500,000 and (ii) a material impairment of the ability of Parent or the Company to

Appendix A-4

consummate the transactions contemplated hereby, or the ability of the Company or the Surviving Corporation to operate the Company’s business after the Closing in the manner operated on the date hereof.
     “Measurement Date” has the meaning set forth in Section 3.3(a).
     “Merger” has the meaning set forth in Section 1.1.
     “MergerCo” has the meaning set forth in the Preamble.
     “MergerCo Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would materially adversely affect MergerCo’s ability to consummate the Merger.
     “Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” has the meaning set forth in Section 413(c) of the Code.
     “Multiple Employer Welfare Arrangement” has the meaning set forth in Section 3(40) of ERISA.
     “NASDAQ” has the meaning set forth in Section 3.5.
     “Non-Standard Warranty Obligation” has the meaning set forth in Section 3.30.
     “Owned Intellectual Property” has the meaning set forth in Section 3.18.
     “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
     “Other Filings” has the meaning set forth in Section 3.25.
     “Outside Date” has the meaning set forth in Section 7.2(a).
     “Owned Real Property” has the meaning set forth in Section 3.19(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parent’s Termination Payment” has the meaning set forth in Section 7.6(b).
     “Paying Agent” has the meaning set forth in Section 2.2(a).
     “Payment Fund” has the meaning set forth in Section 2.2(a).
     “PBGC” has the meaning set forth in Section 3.14(d).
     “Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).
     “Permits” has the meaning set forth in Section 3.6(b).
     “Permitted Borrowings” means the incurrence by the Company of Company Indebtedness following the date hereof only if each of the following is true: (i) such Company Indebtedness is incurred pursuant to the Company’s existing credit facility with Merrill Lynch or any extension thereof or successor thereto on terms similar in all material respects to the Company’s existing credit facility on the date of this Agreement (other than (a) aggregate principal amount, which may be less than the $3,000,000 principal amount in such existing credit facility, (b) interest rate, provided such interest rate is no more than 9% per annum, (c) amount of cash and cash equivalents and marketable securities securing the Company’s obligations and (d) type of security), (ii) Company Indebtedness incurred following the date hereof and until the seventh calendar day prior to the Company Shareholders Meeting does not at any time exceed $3,000,000 less the amount by which Cash is less than $1,000,000, in the aggregate, (iii) Company Indebtedness incurred after the seventh day prior to the Company Shareholders Meeting does not exceed $1,500,000 less the amount by which Cash is less than $1,000,000, in the aggregate and (iv) such Company Indebtedness is incurred in the ordinary course of business consistent with past practice.
     “Permitted Liens” means (i) Liens for Taxes, assessments and govern—mental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings for which the Company has established a reasonable reserve; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback

Appendix A-5

transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property leased, used or held for use by the Company or any of its Subsidiaries; and (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate.
     “Person” means any individual, corporation, limited or general partnership, limited liability company, limited partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
     “Personal Property Lease” has the meaning set forth in Section 3.19(c).
     “Purchase Price” has the meaning set forth in Section 2.6.
     “Real Estate Lease” has the meaning set forth in Section 3.19(b).
     “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.
     “Recommendation Change” has the meaning set forth in Section 5.4(d)(iii).
     “Regulatory Closure” has the meaning set forth in Section 3.17(g).
     “Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and their respective Subsidiaries.
     “Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the Common Stock.
     “Satisfaction Date” has the meaning set forth in Section 1.2.
     “SEC” has the meaning set forth in Section 3.5.
     “Securities Act” has the meaning set forth in Section 3.9(a).
     “Share(s)” has the meaning set forth in Section 2.1(b).
     “SOX” has the meaning set forth in Section 3.9(a).
     “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.
     “Stock Option” means an option to purchase Shares issued pursuant to the Company Benefit Plans.
     “Stock Option Cancellation and Custody Agreement” has the meaning set forth in Section 7.3(a)(i).
     “Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.
     “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board (including through action of the Special Committee, if then in existence) determines in good faith (after consultation with the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) any legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement deemed relevant by the Company Board (or the Special

Appendix A-6

Committee, as applicable), and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
     “Support Agreements” has the meaning set forth in Section 7.3(a)(ii).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tail Policies” has the meaning set forth in Section 5.7(b).
     “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
     “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements relating to Taxes, including any schedule or attachment thereto or amendment thereof.
     “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.
     “Third Party Licenses” has the meaning set forth in Section 3.18(g).
     “Use” shall mean to use, reproduce, make, have made, incorporate, embed, prepare derivative works based upon, offer to sell, sell, resell, export, import, distribute, license, sublicense or otherwise exploit.
     “Voting Debt” has the meaning set forth in Section 3.3(a).
     “Warranty” has the meaning set forth in Section 3.30.
     “Withdrawal Liability” has the meaning specified in Section 3.14(d).

Appendix A-7

APPENDIX B
March 26, 2008
The Board of Directors
Quipp, Inc.
4800 NW 157th Street
Miami, FL 33014
Ladies and Gentlemen:
We have been advised that, pursuant to the March 26, 2008 execution copy of the Agreement and Plan of Merger (the “Merger Agreement”), among Illinois Tool Works Inc. (“Parent”), Headliner Acquisition Corporation, a wholly owned subsidiary of Parent (“MergerCo”), and Quipp, Inc. (the “Company”), Parent intends to acquire the Company by means of a merger in which MergerCo will merge with and into the Company, and the Company will be the surviving entity and a wholly owned subsidiary of Parent (the “Merger”).
Pursuant to the Merger Agreement, Parent will pay the Company’s shareholders a per share merger consideration of $5.65 in cash, based on an aggregate purchase price of $8,350,000 (the “Merger Consideration”) ($8,500,000 less an estimated Closing Indebtedness (as defined in the Merger Agreement) of $150,000), 1,477,746 shares outstanding and all Company options being cancelled. The Merger Consideration shall be adjusted as follows:
•	If the Closing Cash (as defined in the Merger Agreement) balance is less than $1,500,000, then the Merger Consideration shall be reduced by the amount by which the Company’s Closing Cash balance is less than $1,500,000;
•	If the Closing Indebtedness is greater than $150,000, then the Merger Consideration shall be reduced by the amount by which the Company’s Closing Indebtedness exceeds $150,000.
•	The Company is not required to effect the Merger if the per share merger consideration to be paid in the Merger would be less than $4.30.
The per share merger consideration, as it may be adjusted between $5.65 and $4.30 inclusive, is referred to as the “Per Share Merger Consideration”. The terms and conditions of the Merger are more specifically set forth in the Merger Agreement.
Following the execution of the Merger Agreement, the following agreements will be entered into:
•	Support Agreement: Under this agreement, certain of the Company’s shareholders (all of whom are either directors of the Company or an entity affiliated with a director) will commit to vote their shares in favor of the Merger.
•	Stock Option Cancellation Agreement: Under this agreement, all holders of Company stock options that by their terms would not automatically be cancelled and extinguished at or prior to the consummation of the Merger have agreed to surrender, cancel and extinguish all such stock options.
•	JDL Group Termination Agreement: Under this agreement, certain of the Company’s shareholders will terminate their existing agreement with the Company.
     We have been retained to render an opinion as to whether, on the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s shareholders.
     We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company, the decision of whether Company should complete the Merger, and other alternatives to the Merger that might exist for the Company.
     In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:
Ladenburg Thalmann & Co. Inc.
4400 Biscayne Boulevard, 14TH Floor
Miami, FL 33137
Phone 305.572.4200 • Fax 305.572.4220
MEMBER NYSE, AMEX, FINRA, SIPC

•	Reviewed the Merger Agreement.

•	Reviewed publicly available financial information and other data with respect to the Company that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2006 and the Proxy Statement on Schedule 14A filed October 31, 2007.

•	Reviewed non-public information and other data with respect to the Company, including the draft Annual Report on Form 10-K for the year ended December 31, 2007, financial projections for the four years ending December 31, 2011, and other internal financial information and management reports.

•	Reviewed the Company’s current shareholder ownership and capitalization.

•	Considered the historical financial results and present financial condition of the Company.

•	Reviewed and compared the trading of, and the trading market for the Company’s common stock, the common stock of the comparable companies, and two general market indices.

•	Reviewed and analyzed the range of the Per Share Merger Consideration.

•	Reviewed and analyzed the Company’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to the Company.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target companies were deemed to have characteristics comparable to that of the Company.

•	Reviewed and analyzed the premiums paid in certain other transactions.

•	Reviewed the discount/premium implied by the Merger over the Company’s stock price for various periods.

•	Reviewed and discussed with representatives of the Company management certain financial and operating information furnished by them, including financial projections and analyses with respect to the Company’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.
In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the forecasts of future financial performance prepared by or reviewed with the management of the Company, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments. We have not evaluated the solvency or fair value of the Company under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the Company’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we have not attempted to confirm whether the Company has good title to its assets.
We assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its shareholders in any material respect.
Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, March 26, 2008. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute an opinion or recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. We do not express any opinion as to the underlying valuation or future performance of the Company, or the price at which the Company’s securities might trade at any time in the future.
Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s shareholders.
In connection with our services, we will receive a fee when we deliver our opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement by the Company.
Ladenburg currently is acting, and its affiliate previously acted, as financial advisor to the Company with respect to the Merger and Ladenburg will receive a fee for such services, a substantial portion of which is contingent upon the successful completion of the Merger. Ladenburg was engaged by the Company to advise, and did advise, as to different strategic alternatives with respect to the Company, including maintaining the status quo, growing through acquisition, declaring a special dividend or pursuing a sale of the Company. Furthermore, Ladenburg’s affiliate previously provided advisory services to the Company in connection with the Company’s acquisition of Newstec, Inc. in August 2005 and received compensation for such services.
In the ordinary course of business, Ladenburg, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, any other party that may be involved in the Merger and their respective affiliates.
Pursuant to our policies and procedures, this opinion was required to be, and was, approved by a fairness committee. Further, our opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company’s shareholders.
Our opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Merger and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission, and in any proxy statement or similar disclosure document disseminated to shareholders.
Very truly yours,

Ladenburg Thalmann & Co. Inc.

APPENDIX C
SUPPORT AGREEMENT
     This Support Agreement (this “Agreement”) is dated as of March 26, 2008, by and among Headliner Acquisition Corporation, a Florida corporation (“MergerCo”), Illinois Tool Works Inc., a Delaware corporation (“Parent”, and together with MergerCo, the “Purchaser Parties”), and the Persons executing this Agreement as “Shareholders” on the signature page hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS
     WHEREAS, the Purchaser Parties and Quipp, Inc., a Florida corporation (the “Company”), have entered into an Agreement and Plan of Merger, as it may be amended, supplemented, modified or waived from time to time (the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, upon the terms and subject to the conditions set forth therein (the “Merger”);
     WHEREAS, each Shareholder is the record or Beneficial Owner of that number of Shares set forth next to such Shareholder’s name on Schedule A hereto, and (except as otherwise set forth on Schedule A hereto) has the sole right to vote and dispose of such Shares; and
     WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations therein, the Purchaser Parties have required that each Shareholder enter into this Agreement.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
          Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.
          Section 1.2 Other Definitions. For the purposes of this Agreement:
               (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
               (b) “Expiration Time” has the meaning set forth in Section 2.1.
               (c) “Legal Actions” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations.
               (d) “Owned Shares” has the meaning set forth in Section 2.1.
               (e) “Permits” means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.
               (f) “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares and entitled to vote in respect of the matters contemplated by Article II.
               (g) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

II. AGREEMENT TO VOTE
          Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each Shareholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the written agreement of the Purchaser Parties to terminate this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s shareholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a “Shareholder Meeting”), each Shareholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or otherwise cause his or her Owned Shares to be counted as present thereat, for purposes of calculating a quorum and respond to any request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Shares Beneficially Owned by such Shareholder as of the relevant time (collectively, the “Owned Shares”):
     (A) in favor of the approval of the Merger Agreement (whether or not recommended by the Company Board or any committee thereof) and the approval of the transactions contemplated thereby, including the Merger;
     (B) in favor of the approval of any other matter to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger;
     (C) against any Takeover Proposal or any transaction contemplated by such Takeover Proposal;
     (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof;
     (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement); and
     (F) against any action or agreement that would reasonably be expected to prevent or delay the Merger or result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.
          Section 2.2 Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new Shares or Company Stock Rights with respect to which Beneficial Ownership is acquired by such Shareholder, if any, after the date hereof and before the Expiration Time. Any such Shares and Company Stock Rights shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Shareholder as of the date hereof.
          Section 2.3 Restrictions on Transfer, Etc. Except as expressly provided for herein, or in the Merger Agreement, each Shareholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer or offer to Transfer any Owned Shares or Company Stock Rights; (ii) tender any Owned Shares or Company Stock Rights into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Shareholder acknowledges and agrees that the intent of the foregoing sentences is to ensure that Parent retains the right under Section 2.4 to vote the Owned Shares and Company Stock Rights in accordance with the terms of Section 2.4. Notwithstanding the foregoing, each Shareholder may make transfers of Owned Shares for estate planning or similar purposes so long as such Shareholder retains control over the voting and disposition of such Owned Shares and agrees in writing prior to such transfer to continue to vote such Owned Shares in accordance with this Agreement. Each Shareholder further agrees to authorize, and hereby authorizes, the Purchaser Parties and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the transfer of the Owned Shares.
          Section 2.4 Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to its Owned Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Parent, with full power of substitution, as such Shareholder’s attorney-in-fact and proxy, for and in such Shareholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Shareholder with respect to the Shareholder’s Owned Shares, solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1 as such proxy or its substitutes shall, in Parent’s sole and absolute discretion, deem proper with respect to such Owned Shares. The proxy granted by each Shareholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 607.0722(2)(b)(5) of the Florida Business Corporation Act and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of the Purchaser Parties entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Shareholder’s Owned Shares in accordance with the requirements of Section 2.1 above (or anticipatorily breaches such Section), then the Parent shall have the right to cause to be present or vote such Shareholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Shareholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Shareholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.
III. REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of Shareholders. Each Shareholder, severally and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:
               (a) Such Shareholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder enforceable by the Purchaser Parties against such Shareholder in accordance with its terms.
               (b) The number of Shares constituting Owned Shares of such Shareholder as of the date hereof, and the number of votes which the holder of such Shares shall be entitled to cast in respect of any matter as to which holders of Shares are entitled to cast votes, are set forth next to such Shareholder’s name on Schedule A of this Agreement. Such Shareholder is the record and Beneficial Owner of, and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement) to, the Owned Shares, and, except as provided in this Agreement and subject to the provisions of the Securities Act of 1933, as amended, has full and unrestricted power to dispose of and vote all of such Shareholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Shareholder’s Owned Shares. The Owned Shares set forth next to such Shareholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Shareholder as of the date hereof, and, except for such Shareholder’s Owned Shares, such Shareholder and such Shareholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (including Company Stock Rights).
               (c) Other than the filing by a Shareholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by a Shareholder, the consummation by a Shareholder of the actions contemplated hereby or compliance by a Shareholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Shareholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares), or (iv) results in a Lien upon any of such Shareholder’s properties or assets (including such Shareholder’s Owned Shares).
               (d) Such Shareholder has reviewed the Merger Agreement and has had the opportunity to ask questions and receive answers concerning (i) the terms and conditions of this Agreement and (ii) the terms and conditions of the transactions contemplated by the Merger Agreement, including the Merger, has had full access to such other information concerning this Agreement, the Merger Agreement and the Merger as the Shareholder has requested, and has had the opportunity to consult with the Shareholder’s legal and financial advisors regarding this Agreement, the Merger Agreement and the Merger and the Shareholder’s obligations hereunder.
IV. ADDITIONAL COVENANTS OF THE SHAREHOLDERS
          Section 4.1 Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal (including, without limitation, under Section 607 of the Florida Business Corporation Act) or rights of dissent from the Merger that such Shareholder may have.
          Section 4.2 Disclosure. Each Shareholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or in any disclosure required by the SEC or other Governmental Entity such Shareholder’s identity and ownership of the Owned Shares and the nature of such Shareholder’s obligation under this Agreement.
          Section 4.3 Non-Interference; Further Assurances. Each Shareholder agrees that, prior to the termination of this Agreement, such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of his or her obligations under this Agreement. Each Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this Agreement.
          Section 4.4 No Solicitation. Subject to Section 6.18:
               (a) Each Shareholder agrees that he or she shall not, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any Person in connection with a Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal, (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal, or (v) resolve, propose or agree to do any of the foregoing; and
               (b) If, prior to the Expiration Time, a Shareholder receives a proposal with respect to the sale of Shares in connection with an Takeover Proposal, then such Shareholder shall notify the Purchaser Parties promptly (and in any event within one Business Day) upon receipt of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal, including in each case the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a written description of the material terms and conditions of such Takeover Proposal, indication, inquiry or request), including any material modifications thereto.
For the avoidance of doubt, the fact that the Company Board (or any committee thereof) shall determine that a Takeover Proposal is a Superior Proposal shall in no way affect or limit the obligations of any of the Shareholders, in their capacity as such, under this Agreement, including Section 2.1 and this Section 4.4.
V. TERMINATION
          Section 5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.
          Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of

Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
VI. GENERAL
          Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to the Purchaser Parties, to:
ILLINOIS TOOL WORKS INC.
3600 WEST LAKE AVENUE
GLENVIEW, ILLINOIS 60026
FACSIMILE:    (847) 657-4329
ATTENTION:  GENERAL COUNSEL
     with copies (which will not constitute notice to Parent or MergerCo) to:
KATTEN MUCHIN ROSENMAN LLP
525 WEST MONROE STREET, SUITE 1900
CHICAGO, ILLINOIS 60661
FACSIMILE:    (312) 577-8755
ATTENTION:  MARYANN A. WARYJAS, ESQ.
     If to a Shareholder, to:
     The respective address or facsimile number set forth on Schedule A attached hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 6.1, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.
          Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.
          Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void, except that each of the Purchaser Parties may assign its rights under this Agreement to any Affiliate of such Purchaser Party to which such Purchaser Party assigns its rights and obligations under the Merger Agreement in accordance with Section 8.11 of the Merger Agreement.

          Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation in the case of each Shareholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Shareholder’s Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of such Shareholder).
          Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. References herein to federal, state, local or other applicable Laws refer to the laws of the United States and all other applicable jurisdictions. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns.
          Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.
          Section 6.9 Extension; Waiver. At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Shareholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
          Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its, his or her own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.
          Section 6.11 Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
          Section 6.12 No Strict Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
          Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
          Section 6.14 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement. This Agreement will become effective and binding upon each Shareholder when executed by such Shareholder and the Purchaser Parties. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
          Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V, the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case without the necessity of posting bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 6.16 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself, himself or herself and in respect of its, his or her property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it, he or she will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it, he or she is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (b) any claim that it, he or she or its, his or her property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.
          Section 6.17 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT, HE OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.17.

          Section 6.18 Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Shareholder in such Shareholder’s capacity as the Beneficial Owner of such Shareholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Shareholder solely in his or her capacity as a director or officer of the Company (but not on his or her own behalf as a shareholder) and the taking of any actions (or failure to act) solely in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.
          Section 6.19 Shareholder Obligations Several and Not Joint. The obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
          Section 6.20 Additional Shareholders. Additional Shareholders shall become a party to this Agreement upon their execution of this Agreement. Any such additional Shareholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

SIGNATURE PAGE TO SUPPORT AGREEMENT
     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

PURCHASER PARTIES: ILLINOIS TOOL WORKS INC.
By:	/s/ Michael W. Potempa
	Name:	Michael W. Potempa
	Title:	Attorney-in-fact

HEADLINER ACQUISITION CORPORATION
By:	/s/ Michael W. Potempa
	Name:	Michael W. Potempa
	Title:	Attorney-in-fact

SHAREHOLDERS:
/s/ Michael S. Kady
Michael S. Kady

/s/ Cristina H. Kepner
Cristina H. Kepner

/s/ William A. Dambrackas
William A. Dambrackas

/s/ Lawrence J. Gibson
Lawrence J. Gibson

SIGNATURE PAGE TO SUPPORT AGREEMENT

JDL PARTNERS, LP
By:	JDL CAPITAL, LLC,
its General Partner

/s/ John D. Lori

By:	John D. Lori,
its Managing Member

/s/ Arthur J. Rawl
Arthur J. Rawl

/s/ Robert C. Strandberg
Robert C. Strandberg

SCHEDULE A
BENEFICIAL OWNERSHIP OF SHARES

Name of Shareholder:	Number of Shares:
Michael S. Kady	13,159.642
2674 Edgewater Drive Weston, FL 33332 Facsimile: (305) 628-4402

Cristina H. Kepner	16,174
20 Shinnecock Road P.O. Box 111 Quoque, NY 11959 Facsimile: (631) 653-5331

William A. Dambrackas	—
Avocent One Dambrackas Way Sunrise, FL 33351-6709 Facsimile: (954) 377-7198

Lawrence J. Gibson	—
P.O. Box 7033 Cumberland, RI 02864 Facsimile: (401) 334-1485

JDL Partners, LP	142,000
32 Whitehall Boulevard Garden City, NY 11530 Attention: John D. Lori Facsimile: (516) 873-6975

Arthur J. Rawl	100
72 Booth Avenue Englewood, NJ 07631-1907 Facsimile: (201) 569-7661

Robert C. Strandberg	—
9210 Bay Point Drive Orlando, FL 32819 Cell Phone: (407) 761-3665

APPENDIX D
FLORIDA BUSINESS CORPORATION ACT
607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:
     (1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
     (2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
     (3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.
     (4) “Fair value” means the value of the corporation’s shares determined:
          (a) Immediately before the effectuation of the corporate action to which the shareholder objects.
          (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
          (c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
     (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
     (6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
     (7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
     (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
     (9) “Shareholder” means both a record shareholder and a beneficial shareholder.
607.1302 Right of shareholders to appraisal. —
     (1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
          (a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
          (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
          (c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

Appendix D-1

          (d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
          (e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or
          (f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
          1. Altering or abolishing any preemptive rights attached to any of his or her shares;
          2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
          3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
          4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
          5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
          6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
          7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
     (2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
          (a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
          1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
          2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.
          (b) The applicability of paragraph (a) shall be determined as of:
          1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
          2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
          (c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

          (d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
          1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
               a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
               b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
          2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
               a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
               b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or
               c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
          (e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
     (3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
     (4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

          (a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or
          (b) Was procured as a result of fraud or material misrepresentation.
607.1303 Assertion of rights by nominees and beneficial owners. —
     (1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
     (2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
          (a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
          (b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
607.1320 Notice of appraisal rights. —
     (1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
     (2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.
     (3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
607.1321 Notice of intent to demand payment. —
     (1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
          (a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
          (b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
     (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
607.1322 Appraisal notice and form. —
     (1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

     (2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
          (a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
          1. The shareholder’s name and address.
          2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
          3. That the shareholder did not vote for the transaction.
          4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
          5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
          (b) State:
          1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
          2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
          3. The corporation’s estimate of the fair value of the shares.
          4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
          5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.
          6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
          (c) Be accompanied by:
          1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
          2. A copy of ss. 607.1301-607.1333.
607.1323 Perfection of rights; right to withdraw. —
     (1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
     (2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
     (3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer. —
     (1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
     (2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
607.1326 Procedure if shareholder is dissatisfied with offer. —
     (1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
     (2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.
607.1330 Court action. —
     (1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
     (2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
     (3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
     (5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
     (6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
607.1331. Court costs and counsel fees. —
     (1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
          (b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
     (4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
607.1332. Disposition of acquired shares. —
     Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
607.1333. Limitation on corporate payment. —
     (1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
          (a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
          (b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
     (2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

(front)
QUIPP, INC.
Special Meeting of Shareholders — _______ ____, 2008
This Proxy is solicited on behalf of the Board of Directors
     The undersigned hereby appoints CRISTINA H. KEPNER and MICHAEL S. KADY, with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Quipp, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Quipp, Inc. to be held on ______ ___, 2008 at Quipp’s corporate headquarters at 4800 N.W. 157 Street, Miami, Florida 33014, at [9:00] a.m., local time, and any and all adjournments or postponements thereof, subject to the directions indicated on the reverse side.
     If no directions are given, the shares will be voted FOR the approval of the agreement and plan of merger and the merger and FOR the approval to adjourn or postpone the meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the special meeting or any adjournment or postponement thereof.
     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF QUIPP, INC.
     Note: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

(reverse)
Special Meeting of Shareholders of
QUIPP, INC.
______ ___, 2008
Please date, sign and mail your
proxy card back in the envelope provided
as soon as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Proposal to approve (a) the Agreement and Plan of Merger, dated as of March 26, 2008, by and among Quipp, Inc., Illinois Tool Works Inc. (“ITW”) and Headliner Acquisition Corporation and (b) the merger.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve to the adjournment or postponement of the meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the agreement and plan of merger and merger.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To vote on such other matters that may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method			☐
Signature of Shareholder ____________ Date ______, 2008 Signature of Shareholder ____________ Date ______, 2008
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.